Exhibit 10.18

EXECUTION COPY

$200,000,000

MASTER REPURCHASE AGREEMENT

Dated as of October 26, 2006

among

DCTRT SECURITIES HOLDCO LLC

and

TRT LENDING LLC,

as Sellers,

and

JPMORGAN CHASE BANK, N.A.,

as Buyer

i

1.	DEFINED TERMS	3

2.	GUARANTEE	3

3.	SUBROGATION	3

4.	AMENDMENTS, ETC	3

5.	GUARANTEE ABSOLUTE AND UNCONDITIONAL	4

6.	REINSTATEMENT	5

7.	PAYMENTS	5

8.	REPRESENTATIONS AND WARRANTIES	6

9.	SEVERABILITY	6

10.	PARAGRAPH HEADINGS	7

11.	NO WAIVER; CUMULATIVE REMEDIES	7

12.	WAIVERS AND AMENDMENTS; SUCCESSORS AND ASSIGNS; GOVERNING LAW	7

13.	NOTICES	7

14.	SUBMISSION TO JURISDICTION; WAIVERS	7

15.	INTEGRATION	8

16.	ACKNOWLEDGMENTS	8

17.	WAIVERS OF JURY TRIAL	8

ANNEXES, EXHIBITS AND SCHEDULES

ANNEX I	Names and Addresses for Communications between Parties

SCHEDULE I	Advance Rates and Applicable Pricing Rates

EXHIBIT I	Form of Confirmation

EXHIBIT II	Authorized Representatives of Seller

EXHIBIT III	Monthly Reporting Package

EXHIBIT IV	Form of Custodial Delivery

EXHIBIT V	Form of Power of Attorney

EXHIBIT VI	Representations and Warranties Regarding Individual Purchased Assets

EXHIBIT VII	Asset Information

EXHIBIT VIII	Advance Procedure

EXHIBIT IX	Form of Redirection Letter

EXHIBIT X	Form of Bailee Letter

EXHIBIT XI	Form of Guarantee

EXHIBIT XII	Form of Margin Deficit Notice

EXHIBIT XIII	UCC Filing Jurisdictions

EXHIBIT XIV	Form of Opinion(s)

EXHIBIT XV	Additional Eligible Collateral

EXHIBIT XVI	Form of Servicer Notice

EXHIBIT XVII	Form of Release Letter

EXHIBIT XVIII	[Intentionally omitted.]

EXHIBIT XIX	Covenant Compliance Certificate

EXHIBIT XX	Control Agreement

EXHIBIT XXI	Form of Custodial Agreement

MASTER REPURCHASE AGREEMENT

MASTER REPURCHASE AGREEMENT, dated as of October 26, 2006, by and among DCTRT SECURITIES HOLDCO LLC a Delaware limited liability company, TRT LENDING LLC, a Delaware limited liability company (each, a “Seller” with respect to the Eligible Assets that it sells to Buyer, and together, the “Sellers”) and JPMORGAN CHASE BANK, N.A., a banking association organized under the laws of the United States (the “Buyer”).

ARTICLE 1.
APPLICABILITY

From time to time the parties hereto may enter into transactions in which Seller and Buyer agree to the transfer from Seller to Buyer all of its rights, title and interest to certain Eligible Assets (as defined herein) or other assets and, in each case, the other related Purchased Items (as defined herein) (collectively, the “Assets”) against the transfer of funds by Buyer to Seller, with a simultaneous agreement by Buyer to transfer back to Seller such Assets at a date certain or on demand, against the transfer of funds by Seller to Buyer.  Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any exhibits identified herein as applicable hereunder.  Each individual transfer of an Eligible Asset shall constitute a distinct Transaction.

ARTICLE 2.
DEFINITIONS

“Accelerated Repurchase Date” shall have the meaning specified in Article 13(b)(i) of this Agreement.

“Accepted Servicing Practices” shall mean with respect to any applicable Purchased Asset, those mortgage servicing practices of prudent mortgage lending institutions that service mortgage and/or mezzanine loans of the same type as such Purchased Asset in the state where the related underlying real estate directly or indirectly securing or supporting such Purchased Asset is located.

“Acceptable Attorney” means an attorney-at-law that has delivered at Seller’s request a Bailee Letter, with the exception of an attorney whom Buyer has notified Seller is not satisfactory to Buyer.

“Accommodation Loan” means a performing Senior Mortgage Loan that is originated by either Seller or an Affiliate of Seller and secured by a first mortgage lien on one or more multifamily or commercial properties owned either by Seller or an Affiliate of Seller, and characterized under the applicable provisions of this Agreement, as either a Like-Kind Exchange Accommodation Loan or a Conduit Accommodation Loan.  Each Accommodation Loan shall, at all times, be serviced in accordance with the Accommodation Loan Servicing Agreement and must satisfy all of the applicable requirements set forth Exhibit VI, including, without limitation, the requirement in Section 42 thereof that the borrower thereunder be “Single Purpose Entity”, as such term is defined therein.

“Accommodation Loan Servicing Agreement” shall mean a separate Servicing Agreement, in form and substance acceptable to Buyer, providing for the servicing by an independent third-party, acceptable to Buyer, of each of the Accommodation Loans.

“Act of Insolvency” shall mean, with respect to any Person, (i) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief; (ii) the seeking or consenting to the appointment of a receiver, trustee, custodian or similar official for such Person or any substantial part of the property of such Person; (iii) the appointment of a receiver, conservator, or manager for such Person by any governmental agency or authority having the jurisdiction to do so; (iv) the making of a general assignment for the benefit of creditors; (v) the admission by such Person of its inability to pay its debts or discharge its obligations as they become due or mature; or (vi) that any Governmental Authority or agency or any person, agency or entity acting or purporting to act under Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person.

“Additional Eligible Collateral” shall mean any of the items indicated on Exhibit XV hereto.

“Advance Rate” shall mean, with respect to each Transaction and any Pricing Rate Period, the initial Advance Rate selected by Seller for such Transaction as shown in the related Confirmation, as adjusted at the option of Seller for any Special Purpose Transaction or otherwise in accordance with Article 4 hereof, but not in excess of the Advance Rate shown on Schedule I attached to this Agreement for assets of the same Asset Type Grouping and the applicable loan to value ratio shown on Schedule I or Rating Agency rating.

“Affiliate” shall mean, when used with respect to any specified Person, (i) any other Person directly or indirectly controlling, controlled by, or under common control with, such Person.  Control shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “controlling” and “controlled” shall have meanings correlative thereto, or (ii) any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Affiliated Hedge Counterparty” shall mean JPMorgan Chase Bank, N.A., or any Affiliate thereof, in its capacity as a party to any Hedging Transaction with Seller.

“Agreement” shall mean this Master Repurchase Agreement, dated as of October 26, 2006 by and among DCTRT Securities Holdco LLC, TRT Lending LLC and JPMorgan Chase Bank, N.A., as such agreement may be modified or supplemented from time to time.

“Alternative Rate” shall have the meaning specified in Article 3(j) of this Agreement.

“Alternative Rate Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to the Alternative Rate.

“Applicable Spread” shall mean, with respect to a Transaction involving a Purchased Asset in any Asset Type Grouping:

(i)       so long as no Event of Default shall have occurred and be continuing, the incremental per annum rate (expressed as a number of “basis points”, each basis point being equivalent to 1/100 of 1%) specified in Schedule I attached to this Agreement as being the “Applicable Spread” for Purchased Assets in such Asset Type Grouping for the applicable loan-to-value ratio shown on Schedule I or Rating Agency ratings, as applicable, or such lower rate as may be determined by Buyer in its sole discretion in the event that the Advance Rate applicable to any Purchased Asset is less than the related Maximum Advance Rate, in each case as determined by the Buyer on each Pricing Rate Determination Date in accordance with Article 3(d), and

(ii)      after the occurrence and during the continuance of an Event of Default, the applicable incremental per annum rate described in clause (i) of this definition, plus 400 basis points (4.0%).

“Approved Servicer” shall mean any nationally recognized commercial mortgage loan servicer (i) rated at least “CSS2,” (or equivalent successor rating), in the case of a special servicer, or at least “CMS2,” (or equivalent successor rating), in the case of a master servicer, by Fitch,  or  (ii) on the S&P Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable.

“Asset DSCR” shall mean, with respect to any Purchased Asset, determined as of any date of determination, the ratio of (x) the Net Operating Income of the Underlying Mortgaged Property for such Purchased Asset during the 12-month period ending on the prior month end date nearest to the date of determination to (y) the total amount of debt service paid with respect to all Indebtedness and other obligations secured directly or indirectly by the Underlying Mortgaged Property related to such Purchased Asset during the 12-month period ending on the prior month end date nearest to the date of determination.

“Asset Information” shall mean, with respect to each Purchased Asset, the information set forth in Exhibit VII attached hereto.

“Asset Type Grouping” shall mean, with respect to the Eligible Assets, any of the types of Eligible Assets listed in Schedule I attached to this Agreement.

“Assets” shall have the meaning specified in Article 1.

“B-Note” means the original promissory note, if any, that was executed and delivered in connection with the subordinate portion of a Senior Mortgage Loan.

“Bailee Letter” means a letter from an Acceptable Attorney or from a Title Company, in the form attached to this Agreement as Exhibit X, wherein such Acceptable Attorney or Title Company in possession of a Purchased Asset File (i) acknowledges receipt of such Purchased Asset File, (ii) confirms that such Acceptable Attorney, Title Company, or other Person acceptable to Buyer is holding the same as bailee of Buyer under such letter and (iii) agrees that such Acceptable Attorney or Title Company shall deliver such Purchased Asset File to the Custodian by not later than the third (3rd) Business Day following the Purchase Date for the related Purchased Asset.

“Bankruptcy Code” shall mean The United States Bankruptcy Code of 1978, as amended from time to time.

“Breakage Costs” shall have the meaning assigned thereto in Article 3(o).

“Business Day” shall mean a day other than (i) a Saturday or Sunday, or (ii) a day in which the New York Stock Exchange or banks in the States of New York and Illinois are authorized or obligated by law or executive order to be closed.  Notwithstanding the foregoing sentence, when used with respect to the determination of LIBOR, “Business Day” shall only be a day on which commercial banks are open for international business (including dealings in U.S. Dollar deposits) in London, England.

“Buyer” shall mean JPMorgan Chase Bank, N.A., or any successor.

“Buyer’s Margin Amount” shall mean with respect to any Transaction and any Purchased Asset on any date, the Maximum Advance Rate available for such Purchased Asset multiplied by the Market Value of such Purchased Asset as of the date of determination.

“Capitalized Lease Obligations” shall mean obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP.  The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on the balance sheet prepared in accordance with GAAP of the applicable Person as of the applicable date.

“Cash Management Account” shall mean a segregated interest bearing account, in the name of Buyer, established at the Depository pursuant to the Control Agreement.

“CF Sweep Event” shall mean a determination by Buyer, in accordance with Article 4 of this Agreement, that a Margin Deficit exists.

“Closing Date” shall mean October 26, 2006.

“CMBS” shall mean pass-through certificates representing beneficial ownership interests in one or more first lien mortgage loans secured by commercial and/or multifamily properties, regardless of rating.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall have the meaning specified in Article 6 of this Agreement.

“Collection Period” shall mean with respect to the Remittance Date in any month, the period beginning on but excluding the Cut-off Date in the month preceding the month in which such Remittance Date occurs and continuing to and including the Cut-off Date immediately preceding such Remittance Date.

“Concentration Limit” shall mean the limit on the maximum portion of the aggregate Purchase Price on each Business Day that may be represented by the collateral securing Purchased Assets that are certain types of Eligible Loans, which limit is (i) 10% of the Facility Amount for Eligible Loans directly or indirectly secured by mortgages on undeveloped real estate and (ii) 37.5% of the Facility Amount for Like-Kind Exchange Loans.

“Conduit Accommodation Loan” shall mean each Accommodation Loan that will be refinanced on a long-term basis by Seller after being repurchased by Seller pursuant to this Agreement, as designated by Seller pursuant to Article 3(b)(ii).  Notwithstanding anything to the contrary in this Agreement, all Conduit Accommodation Loans shall be automatically recharacterized as Like-Kind Exchange Accommodation Loans on the ninety-first (91st) day after they were first purchased by Buyer under this Agreement.

“Confirmation” shall have the meaning specified in Article 3(b) of this Agreement.

“Consolidated Total Indebtedness”  shall mean, as of any date of determination with respect to any Person, the aggregate principal amount (including, with respect to any Indebtedness originally issued at a discount, the accreted portion thereof) of Indebtedness of such Person and its Subsidiaries at such time, determined on a consolidated basis in accordance with GAAP, but excluding any Indebtedness in respect of issued but undrawn letters of credit.

“Consolidated Tangible Net Worth”  shall mean, as of any date of determination with respect to any Person, all items which, in conformity with GAAP, would be included under shareholders’ or members’ equity on a consolidated balance sheet of such Person; provided that all goodwill and intangible assets of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, shall be excluded.

“Control Agreement” shall mean that certain Account Control Agreement, dated as of the date hereof, among Buyer, Seller and the Depository, in the form attached hereto as Exhibit XX.

“Covenant Compliance Certificate” shall have the meaning specified in Article 3(b)(ix) hereof.

“CRE CDO” shall mean commercial real estate collateralized debt obligations.

“Custodial Agreement” shall mean the Custodial Agreement, dated as of the date hereof, by and among the Custodian, Seller and Buyer, the form of which is attached hereto as Exhibit XXI.

“Custodial Delivery” shall mean the form executed by Seller in order to deliver the Purchased Asset Schedule and the Purchased Asset File to Buyer or its designee (including the Custodian) pursuant to Article 7 of this Agreement, a form of which is attached hereto as Exhibit IV.

“Custodian” shall mean LaSalle Bank National Association or any successor Custodian appointed by Buyer.

“Cut-off Date” shall mean the second Business Day preceding each Remittance Date.

“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Defaulted Mortgage Asset” shall mean any loan (a) that is sixty (60) days or more delinquent in the payment of principal, interest, fees or other amounts payable under the terms of the related loan documents, (b) for which there is a material breach of the applicable representations and warranties set forth on Exhibit VI hereto, or (c) as to which an Act of Insolvency shall have occurred with respect to the Borrower or (d) as to which a material non-monetary event of default shall have occurred under any document included in the Purchased Asset File for such Purchased Asset.

“Delinquent Mortgage Asset” shall mean a loan that is thirty (30) or more days, but less than sixty (60) days, delinquent in the payment of principal, interest, fees or other amounts payable under the terms of the related loan documents.

“Depository” shall mean LaSalle Bank National Association, or any successor Depository appointed by Buyer with the prior written consent of Seller (such consent to not be unreasonably withheld or delayed).

“Diligence Materials” shall mean the Preliminary Due Diligence Package together with the Supplemental Due Diligence List.

“DCTRT” shall mean Dividend Capital Total Realty Trust Inc.

“Draft Appraisal” shall mean a short form appraisal, “letter opinion of value,” or any other form of draft appraisal acceptable to Buyer.

“Early Repurchase” shall mean a repurchase of a Purchased Asset as described in Article 3(f) of this Agreement.

“Early Repurchase Date” shall have the meaning specified in Article 3(f) of this Agreement.

“Early Termination” shall have the meaning set forth in Article 9.

“Eligible Assets” shall mean any of the following types of assets or loans (i) that are acceptable to Buyer in its sole and absolute discretion, (ii) with respect to which the representations and warranties set forth in this Agreement (including the exhibits hereto) are true and correct in all material respects, and (iii) that are secured directly or indirectly by a property that is a multifamily, retail, office, warehouse and hospitality property (or any other property type acceptable to Buyer in its sole discretion) and is located in the United States of America, its territories or possessions (or elsewhere, in the sole discretion of Buyer):

(i)	Senior Mortgage Loans;

(ii)	Accommodation Loans;

(iii)	Junior Notes/Junior Interests;

(iv)	Mezzanine Loans;

(v)	CMBS;

(vi)	Synthetic CMBS;

(vii)	CRE CDO rated BB-/Ba3 or higher, or, if issued by Seller or an Affiliate of Seller, rated BBB/Baa3 or higher; and

(viii)	any Additional Eligible Collateral transferred to Buyer in connection with a Margin Deficit.

Notwithstanding anything to the contrary contained in this Agreement, the following shall not be Eligible Assets for purposes of this Agreement: (i) Non-performing loans; (ii) loans that are Defaulted Mortgage Assets or Delinquent Mortgage Assets; (iii) loans with an Asset DSCR of less than 1.05:1; or (iv) assets secured directly or indirectly by loans described in the preceding clauses (i) or (ii), other than CMBS, Synthetic CMBS, or CRE CDO.

“Eligible Loans” shall mean any Senior Mortgage Loans, Accommodation Loans, Junior Interests or Mezzanine Loans that are also Eligible Assets.

“Environmental Law” shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Report” shall have the meaning specified in paragraph 30 of the section of Exhibit VI dealing with Eligible Loans.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.  Article references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Article 414(b) or (c) of the Code of which Seller is a member and (ii) solely for purposes of potential liability under Article 302(c)(11) of ERISA and Article 412(c)(11) of the Code and the lien created under Article 302(f) of ERISA and Article 412(n) of the Code, described in Article 414(m) or (o) of the Code of which Seller is a member.

“Event of Default” shall have the meaning specified in Article 13 of this Agreement.

“Exit Fee” shall mean the fee equal to 0.15% of the Purchase Price (at the time of repurchase) of any Purchased Asset that is the subject of a Transaction, payable pursuant to Article 3(e)(ii) of this Agreement.

“Extension Conditions” shall have the meaning specified in Article 3(g) of this Agreement.

“Facility Amount” shall mean $200,000,000, or such lesser amount as agreed to by Buyer and Sellers in accordance with Article 3(q).

“Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Buyer from three federal funds brokers of recognized standing selected by it.

“Filings” shall have the meaning specified in Article 6(d) of this Agreement.

“Final Maturity Date” shall mean October 26, 2009.

“Financing Lease” shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Foreclosed Loan” shall mean an Eligible Loan with respect to which the Underlying Mortgaged Property has been foreclosed upon by Seller or, in the case of Junior Interest, by the Servicer of the Underlying Mortgage Loan.

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the  European Union or the European Central Bank).

“Guarantor” shall mean (i) Dividend Capital Total Realty Trust, Inc., a Maryland corporation and an Affiliate and the indirect owner of 100% of the equity interests of each Seller and (ii) Dividend Capital Total Realty Operating Partnership, LP, a Delaware limited partnership and the direct owner of 100% of the equity interests of each Seller.

“Guarantee Agreement” shall mean the Guarantee Agreement, dated as of the date hereof and in the form attached as Exhibit XI hereto, from Guarantors in favor of Buyer, which operates to cause Guarantors to be jointly and severally responsible for all of the obligations of Seller to Buyer under this Agreement, any and all of the other Transaction Documents and all other related obligations incurred, whether now or in the future, by Seller in connection with any of the foregoing.

“Guarantee Obligation” shall mean, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1)  for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined in good faith.

“Hedge-Required Asset” shall mean any Eligible Asset that is a fixed rate Eligible Asset.

“Hedging Transactions” shall mean, with respect to any or all of the Purchased Assets, any short sale of U.S. Treasury Securities or mortgage-related securities, futures contract (including Eurodollar futures) or options contract or any interest rate swap, cap or collar agreement or similar arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, entered into by any Affiliated Hedge Counterparty or Qualified Hedge Counterparty with Seller, either generally or under specific contingencies that is required by Buyer, or otherwise pursuant to this Agreement, to hedge a Hedge-Required Asset, or that Seller has elected to pledge or transfer to Buyer pursuant to this Agreement.

“Income” shall mean, with respect to any Purchased Asset at any time, (x) any collections of principal, interest, dividends, receipts or other distributions or collections, (y) all net sale proceeds received by Seller or any Affiliate of Seller in connection with a sale or liquidation of such Purchased Asset and (z) all payments actually received by Buyer on account of Hedging Transactions.

“Indebtedness” shall mean, for any Person,  (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (f) Indebtedness of others guaranteed by such Person; (g) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (h) Indebtedness of general partnerships of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection), whether by reason of any agreement to acquire such indebtedness to supply or advance sums or otherwise; (i) Capitalized Lease Obligations of such Person; (j) all liabilities or obligations under any interest rate, interest rate swap, interest rate cap, interest rate floor, interest rate collar, or other hedging instrument or agreement. and (k) all obligations of such Person under Finance Leases or Synthetic Leases.

“Indemnified Amounts” and “Indemnified Parties” shall have the meaning specified in Article 26 of this Agreement.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Junior Certificate” shall mean the original participation certificate, if any, that was executed and delivered in connection with a Junior Interest that is a junior participation.

“Junior Interest” shall mean a performing junior participation interest in a stabilized or transitional senior commercial, multifamily fixed or floating rate mortgage loan secured by a first lien on multifamily and commercial properties or a subordinate portion of a Senior Mortgage Loan evidenced by a B-Note.

“Leverage” shall mean, for any Person, the aggregate amount of indebtedness for money borrowed (included purchase money mortgage loans) outstanding at any time, both secured and unsecured.

“LIBOR” shall mean the rate per annum calculated as set forth below:

(i)       On each Pricing Rate Determination Date, LIBOR for the next Pricing Rate Period will be the rate for deposits in United States dollars for a one-month period that appears on Telerate Page 3750 as of 11:00 a.m., London time, on such date; or

(ii)      On any Pricing Rate Determination Date on which no such rate appears on Telerate Page 3750 as described above, LIBOR for the next Pricing Rate Period will be determined on the basis of the arithmetic mean of the rates at which deposits in United States dollars are offered by the Reference Banks at approximately 11:00 a.m., London time, on such date to prime banks in the London interbank market for a one-month period.

All percentages resulting from any calculations or determinations referred to in this definition will be rounded upwards, if necessary, to the nearest multiple of 1/100 of 1% and all U.S. dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent or more being rounding upwards).

“LIBO Rate” shall mean, with respect to any Pricing Rate Period pertaining to a Transaction, a rate per annum determined for such Pricing Rate Period in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

LIBOR
1 — Reserve Requirement

“LIBOR Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to the LIBO Rate.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing.

“Like-Kind Exchange Accommodation Loan” shall mean each Accommodation Loan (i) designated as such by Seller pursuant to Article 3(b)(ii) or automatically redesignated as such pursuant to the definition of the term Conduit Accommodation Loan herein.

“Margin Deadline” has the meaning specified in Article 4(a).

“Margin Deficit” shall have the meaning specified in Article 4(a).

“Market Value” shall mean, with respect to any Purchased Asset as of any relevant date, the market value for such Purchased Asset on such date as determined by Buyer in its sole discretion.  The aggregate Market Value of the Purchased Assets shall be reduced to the extent that application of the Concentration Limit to the Purchased Assets at any time results in breach of the Concentration Limit (such reduction to be determined by the Buyer by reference to the Purchased Assets secured by the Underlying Mortgaged Properties that give rise to breach of the Concentration Limit).  The Market Value shall be deemed to be zero with respect to each Purchased Asset (i) in respect of which there is a breach of a representation and warranty set forth in Exhibit VI that has not been cured by Seller, if a cure is permitted, in accordance with the terms of this Agreement) or waived in writing by Buyer (assuming that each representation and warranty is made or remade as of each date that the Market Value is determined), (ii) subject to Article 7(c), in respect of which the complete Purchased Asset File has not been delivered to the Custodian in accordance with the terms of the Custodial Agreement, (iii) that has been released from the possession of the Custodian under the Custodial Agreement to Seller for a period in excess of twenty (20) calendar days, (iv) upon the occurrence of any Act of Insolvency with respect to any co-participant or any other Person having an interest in such Purchased Asset or any related Underlying Mortgaged Property that is senior to, or pari passu with, in right of payment or priority the rights of Buyer in such Purchased Asset, and (v) that is determined by Buyer not to be an Eligible Asset.

The Market Value of each Purchased Asset may be determined by Buyer, in its sole discretion, on each Business Day during the term of this Agreement.

“Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, operations, financial condition or prospects of Seller or Guarantors, (b) the ability of Seller or Guarantors to perform its obligations under any of the Transaction Documents, (c) the validity or enforceability of any of the Transaction Documents, (d) the rights and remedies of Buyer under any of the Transaction Documents, (e) the timely payment of any amounts payable under the Transaction Documents, or (f) the Market Value, rating (if applicable) or liquidity of all of the Purchased Assets in the aggregate.

“Materials of Environmental Concern” shall mean any toxic mold, any petroleum (including, without limitation, crude oil or any fraction thereof) or petroleum products (including, without limitation, gasoline) or any hazardous or toxic substances, materials or wastes, defined as such in or regulated under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, and urea-formaldehyde insulation.

“Maximum Advance Rate” shall mean, with respect to each Purchased Asset, the “Advance Rate” specified for the applicable Asset Type Grouping in Schedule I attached to this Agreement for the applicable loan-to-value ratio shown in Schedule I or Rating Agency rating, as applicable, or if not shown in Schedule I or otherwise agreed to by Seller and Buyer, as determined by Buyer in its sole and absolute discretion.

“Mezzanine Loan” shall mean a performing loan primarily secured by a pledge of full or partial equity ownership interests in one or more entities that own directly or indirectly multifamily or commercial properties that serve as collateral for Senior Mortgage Loans.

“Mezzanine Note” shall mean the original promissory note that was executed and delivered in connection with a particular Mezzanine Loan.

“Minimum Transfer Amount” shall mean, with respect to Seller, $250,000; provided, however, that if a Default or an Event of Default has occurred and is continuing hereunder, the Minimum Transfer Amount shall be U.S. $0.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first Lien on or a first priority ownership interest in an estate in fee simple in real property and the improvements thereon, securing a Mortgage Note or similar evidence of indebtedness.

“Mortgage Note” shall mean a note or other evidence of indebtedness of a Mortgagor secured by a Mortgage, including any A-Note, B-Note or Junior Certificate that is a Purchased Asset.

“Mortgagor” shall mean the obligor on a Mortgage Note and the grantor of the related Mortgage, or the obligor on a Mezzanine Note or Junior Interest.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Article 3(37) of ERISA to which contributions have been, or were required to have been, made by Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Net Assets” shall mean, for any Person, total assets (other than intangibles) at cost, before deducting depreciation, reserves for bad debts or other non-cash reserves, less total liabilities.

“Net Income” shall mean, with respect to any Person for any period, the net income of such Person for such period as determined in accordance with GAAP.

“Net Operating Income” shall mean, with respect to any Underlying Mortgaged Property, for any period, the actual net operating income (including, but not limited to, any net income from Hedging Transactions) calculated in accordance with customary Commercial Mortgage Securities Association (CMSA) criteria for commercial mortgaged properties.

“New Asset” shall mean an Eligible Asset that a Seller proposes to be included as a Purchased Item.

“Originated Asset” shall mean any Eligible Asset originated by a Seller.

“Other Warehouse Facilities” shall mean loan and security agreements, repurchase agreements and similar agreements entered into from time to time by Seller with respect to financial assets similar to Eligible Assets, excluding this Agreement.

“Permitted Liens” shall have the meaning specified in Article 11(e) hereof.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, joint stock company, joint venture, unincorporated organization, or any other entity of whatever nature, or a Governmental Authority.

“Plan” shall mean an employee benefit or other plan established or maintained by Seller or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Article 302 of ERISA or Article 412 of the Code, other than a Multiemployer Plan.

“Plan Party” shall have the meaning set forth in Article 21(a) of this Agreement.

“Pre-Existing Asset” shall mean any Eligible Asset that is not an Originated Asset.

“Preliminary Due Diligence Package” shall mean with respect to any New Asset, the following due diligence information relating to the New Asset to be provided by Seller to Buyer and Buyer’s counsel pursuant to this Agreement:

(i)            With respect to each Eligible Asset that consists of an Eligible Loan:

(i)         the Asset Information and, if available, maps and photos;

(ii)        Seller’s internal credit memoranda used for approval and underwriting;

(iii)       current rent roll and roll over schedule, if applicable;

(iv)       cash flow pro-forma, plus historical information, if available;

(v)       copies of appraisal, environmental, engineering and any other third-party reports provided that, if same are not available to Seller at the time of Seller’s submission of the Preliminary Due Diligence Package to Buyer, Seller shall deliver such items to Buyer promptly upon Seller’s receipt of such items;

(vi)      description of the underlying real estate directly or indirectly securing or supporting such Purchased Asset and the ownership structure of the borrower and the sponsor (including, without limitation, the board of directors, if applicable) and, to the extent that real property does not secure such Eligible Loan, the related collateral securing such Eligible Loan, if any;

(vii)     indicative debt service coverage ratios;

(viii)    indicative loan-to-value ratio;

(ix)       term sheet outlining the transaction generally;

(x)        Seller’s relationship with the Mortgagor, if any, and Mortgagor’s financial statements; and

(xi)       with respect to any New Asset that is a Pre-Existing Asset, a list that specifically and expressly identifies any Purchased Asset Documents that relate to such New Asset but are not in Seller’s possession;

(xii)      analyses and/or reports with respect to such other matters concerning the New Asset as Buyer may approve in its sole discretion;

(xiii)     documents evidencing such New Asset, or current drafts thereof, including, without limitation, underlying debt and security documents, guaranties, the underlying borrower’s and guarantor’s organizational documents, warrant agreements, and loan and collateral pledge agreements, as applicable, provided that, if same are not available to Seller at the time of Seller’s submission of the Preliminary Due Diligence Package to Buyer, Seller shall deliver such items to Buyer promptly upon Seller’s receipt of such items;

(xiv)     in the case of Subordinate Eligible Assets, all information described in this definition that would otherwise be provided for the Underlying Mortgage Loan if it were an Eligible Asset, and in addition, all documentation evidencing such Subordinate Eligible Asset;

(xv)      any exceptions to the representations and warranties set forth in Exhibit VI to this Agreement; and

(xvi)     with respect to each Special Purpose Transaction requested to be entered into to provide for the funding of future funding obligations, unless the Buyer shall otherwise agree, the Preliminary Due Diligence Package for such Special Purpose Transaction shall include all such additional information as was contemplated to be provided in connection with such funding when the initial Transaction was entered into in respect of the related Purchased Asset.

(ii)           With respect to each Eligible Asset that consists of CMBS or Synthetic CMBS:

(i)         the related prospectus or offering circular;

(ii)        all structural and collateral term sheets and all other computational or other similar materials provided to Seller in connection with its acquisition of such CMBS or Synthetic CMBS;

(iii)       all distribution date statements issued in respect thereof during the immediately preceding 12 months (or, if less, since the date such CMBS or Synthetic CMBS was issued);

(iv)      all monthly CMSA reporting packages issued in respect of such CMBS or Synthetic CMBS during the immediately preceding 12 months (or, if less, since the date such CMBS or Synthetic CMBS was issued);

(v)       all Rating Agency pre-sale reports;

(vi)      all asset summaries and any other due diligence materials, including, without limitation, reports prepared by third parties, provided to Seller in connection with its acquisition of such CMBS or Synthetic CMBS;

(vii)     the related pooling and servicing agreement; and

(viii)    with respect to each Special Purpose Transaction requested to be entered into to provide for the funding of future funding obligations, unless the Buyer shall otherwise agree, the Preliminary Due Diligence Package for such Special Purpose Transaction shall include all such additional information as was contemplated to be provided in connection with such funding when the initial Transaction was entered into in respect of the related Purchased Asset.

With respect to each Eligible Asset that consists of an CRE CDO:

(i)         the related prospectus or offering circular;

(ii)        all remittance statements or other reports issued in respect thereof during the immediately preceding 12 months (or, if less, since the date such CRE CDO was issued);

(iii)       any information or reports provided to Seller in connection with its acquisition or ownership of the CRE CDO asset;

(iv)      the related indenture;

(v)       the most recent annual and quarterly 1934 Act reports filed with respect to the related issuer, if applicable;

(vi)      all structural and collateral term sheets and all other computational or other similar materials provided to Seller in connection with its acquisition of such CRE CDO asset;

(vii)     all distribution date statements issued in respect thereof during the immediately preceding 12 months (or, if less, since the date such CRE CDO was issued);

(viii)    all monthly CMSA reporting packages issued in respect of such CRE CDO during the immediately preceding 12 months (or, if less, since the date such CRE CDO was issued);

(ix)       all Rating Agency pre-sale reports;

(x)        all asset summaries and any other due diligence materials, including, without limitation, reports prepared by third parties, provided to Seller in connection with its acquisition of such CRE CDO; and

(xi)       with respect to each Special Purpose Transaction requested to be entered into to provide for the funding of future funding obligations, unless the Buyer shall otherwise agree, the Preliminary Due Diligence Package for such Special Purpose Transaction shall include all such additional information as was contemplated to be provided in connection with such funding when the initial Transaction was entered into in respect of the related Purchased Asset.

“Pre-Purchase Due Diligence” shall have the meaning set forth in Article 3(b)(i) hereof.

“Pre-Purchase Legal Fees”  shall mean all of the reasonable and necessary out of pocket legal fees, costs and expenses incurred by Buyer in connection with the Pre-Purchase Due Diligence associated with Buyer’s decision as to whether or not to enter into a particular Transaction.

“Price Differential” shall mean, with respect to any Purchased Asset as of any date, the aggregate amount obtained by daily application (but not daily compounding) of 1/360 of the applicable Pricing Rate for such Purchased Asset and such day to the Purchase Price of such Purchased Asset on a 360-day-per-year basis for the actual number of days during each Pricing Rate Period commencing on (and including) the Purchase Date for such Purchased Asset and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Purchased Asset).

“Pricing Rate” shall mean, for any Pricing Rate Period, an annual rate equal to the sum of (i) the LIBO Rate and (ii) the relevant Applicable Spread, in each case, for the applicable Pricing Rate Period for the related Purchased Asset. The Pricing Rate shall be subject to adjustment and/or conversion as provided in the Transaction Documents.

“Pricing Rate Determination Date” shall mean with respect to any Pricing Rate Period with respect to any Transaction, the second (2nd) Business Day preceding the first day of such Pricing Rate Period.

“Pricing Rate Period” shall mean, with respect to any Transaction (a) in the case of the first Pricing Rate Period, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding the following Remittance Date, and (b) in the case of any subsequent Pricing Rate Period, the period commencing on and including such Remittance Date and ending on and excluding the following Remittance Date; provided, however, that in no event shall any Pricing Rate Period for a Purchased Asset end subsequent to the Repurchase Date for such Purchased Asset.

“Principal Payment” shall mean, with respect to any Purchased Asset, any payment or prepayment received by the Depository in respect thereof that is determined by the Servicer of the Mortgage Loan or Underlying Mortgage Loan to be a payment or prepayment of principal.

“Purchase Date” shall mean, with respect to any Purchased Asset, the date on which Buyer purchases such Purchased Asset from Seller hereunder.

“Purchase Price” shall mean, with respect to any Purchased Asset, the price at which such Purchased Asset is transferred by Seller to Buyer on the applicable Purchase Date, adjusted after the Purchase Date as set forth below.  The Purchase Price as of the Purchase Date for any Purchased Asset shall be an amount (expressed in dollars) equal to the product obtained by multiplying (i) the Market Value of such Purchased Asset (or the par amount of such Purchased Asset, if lower than Market Value) by (ii) the “Advance Rate” for such Purchased Asset, as set forth in Schedule I attached to this Agreement; provided, that notwithstanding the foregoing, Seller may request that the Purchase Price set forth in a Confirmation be determined by applying a percentage lower than the Advance Rate set forth in Schedule I attached to this Agreement and, in such event, such lower percentage shall be deemed the “Advance Rate” for purposes of this Agreement.  The Purchase Price of any Purchased Asset shall be (x) increased at Seller’s request by any additional amount advanced by Buyer to Seller with respect to such Purchased Asset and (y) decreased by (i) the portion of any Principal Payments on such Purchased Asset that are applied pursuant to Article 5 hereof to reduce such Purchase Price and (ii) any other amounts paid to Buyer by Seller to reduce such Purchase Price.

“Purchased Asset Documents” shall mean, with respect to a Purchased Asset, the documents comprising the Purchased Asset File for such Purchased Asset.

“Purchased Asset File” shall mean the documents specified as the “Purchased Asset File” in Article 7(b), together with any additional documents and information required to be delivered to Buyer or its designee (including the Custodian) pursuant to this Agreement; provided that to the extent that Buyer waives, including pursuant to Article 7(c), receipt of any document in connection with the purchase of an Eligible Asset (but not if Buyer merely agrees to accept delivery of such document after the Purchase Date), such document shall not be a required component of the Purchased Asset File until such time as the Buyer determines in good faith that such document is necessary or appropriate for the servicing of the applicable Purchased Asset.

“Purchased Asset” shall mean (i) with respect to any Transaction, the Eligible Asset sold by Seller to Buyer in such Transaction and (ii) with respect to the Transactions in general, all Eligible Assets sold by Seller to Buyer and any Additional Eligible Collateral delivered by Seller to Buyer pursuant to Article 4(a) of this Agreement (other than Eligible Assets or Additional Eligible Collateral that have been repurchased by the Seller).

“Purchased Asset Schedule” shall mean a schedule of Purchased Assets attached to each Trust Receipt and Custodial Delivery containing information substantially similar to the Asset Information.

“Purchased Items” shall have the meaning specified in Article 6(a) of this Agreement.

“Qualified Hedge Counterparty” shall mean, with respect to any Hedging Transaction, any entity, other than an Affiliated Hedge Counterparty, that (a) qualifies as an “eligible contract participant” as such term is defined in the Commodity Exchange Act (as amended by the Commodity Futures Modernization Act of 2000), (b) the long-term debt of which is rated no less than “A+” by Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies, and “A1” by Moody’s Investor Services, Inc and (c) is reasonably acceptable to Buyer; provided, that with respect to clause (c), if Buyer has approved an entity as a counterparty, it may not thereafter deem such counterparty unacceptable with respect to any previously outstanding Transaction unless clause (a) or clause (b) applies.

“Rating Agency” shall mean any of Fitch Inc., Moody’s Investor Services, Inc. and Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Reference Banks” shall mean banks each of which shall (i) be a leading bank engaged in transactions in Eurodollar deposits in the international Eurocurrency market and (ii) have an established place of business in London.  Initially, the Reference Banks shall be JPMorgan Chase Bank, Barclays Bank, Plc and Deutsche Bank AG.  If any such Reference Bank should be unwilling or unable to act as such or if Buyer shall terminate the appointment of any such Reference Bank or if any of the Reference Banks should be removed from the Reuters Monitor Money Rates Service or in any other way fail to meet the qualifications of a Reference Bank, Buyer, in its sole discretion, may designate alternative banks meeting the criteria specified in clauses (i) and (ii) above.

“Release Letter” shall mean a letter substantially in the form of Exhibit XVII hereto (or such other form as may be acceptable to Buyer).

“Relevant System” shall mean (a) The Depository Trust Company in New York, New York, or (b) such other clearing organization or book-entry system as is designated in writing by Buyer.

“REMIC” shall mean a real estate mortgage investment conduit, within the meaning of Section 860D(a) of the Internal Revenue Code.

“Remittance Date” shall mean the tenth (10th) calendar day of each month, or the immediately following Business Day, if such calendar day shall not be a Business Day, or such other day as is mutually agreed to by Seller and Buyer.

“REO Property” shall mean real property acquired by Seller, including a mortgaged property acquired through foreclosure of an Eligible Asset or by deed in lieu of such foreclosure.

“Repurchase Date” means the earliest to occur of (i) the Termination Date, (ii) the date set forth in the applicable Confirmation, or (iii) the Accelerated Repurchase Date.

“Repurchase Price” shall mean, with respect to any Eligible Asset as of any Repurchase Date or any date on which the Repurchase Price is required to be determined hereunder, the price at which such Eligible Asset is to be transferred from Buyer to Seller; such price will be determined in each case as the sum of the (i) Purchase Price of such Eligible Asset,  (ii) the accreted and unpaid Price Differential with respect to such Eligible Asset as of the date of such determination (other than, with respect to calculations in connection with the determination of a Margin Deficit, accreted and unpaid Price Differential for the current Pricing Rate Period), (iii) any Breakage Costs incurred by Buyer in connection with such Repurchase Date (if such Repurchase Date is not a Remittance Date) (other than in connection with Hedging Transactions), (iv) any other amounts due and owing to Buyer and its Affiliates pursuant to the terms of the Agreement as of such date, (v) any amounts that would be payable to (a positive amount) a Qualified Hedge Counterparty under any related Hedging Transaction, if such Hedging Transaction were terminated on the date of determination; and (vi) any amounts that would be payable to (a positive amount) or by (a negative amount) an Affiliated Hedge Counterparty under any related Hedging Transaction, if such Hedging Transaction were terminated on the date of determination; provided, that with respect to any determination of Repurchase Price that is made in connection with the actual repurchase by Seller of any Purchased Asset (and not in connection with any calculation of Margin Deficit or other determination that is made during the course of a Transaction and that is not related to such a repurchase), (x) the Repurchase Price for such Purchased Asset shall take into account amounts payable to (a positive amount) or by (a negative amount) an Affiliated Hedge Counterparty under any related Hedging Transaction only (i) as long as no Default or Event of Default shall have occurred and be continuing, (ii) to the extent such amounts are actually then due and payable under the related Hedging Transaction with an Affiliated Hedge Counterparty and (iii) to the extent that Seller shall have provided the applicable Affiliated Hedge Counterparty with written instructions that any amounts payable to Seller by such Affiliated Hedge Counterparty under the related Hedging Transaction shall instead be paid by such Affiliated Hedge Counterparty directly to Buyer and (y) no amounts relating to a Hedging Transaction with a Qualified Hedge Counterparty shall be taken into account.

“Requested Exceptions Report” shall have the meaning assigned thereto in Article 3(b)(vi).

“Requirement of Law” shall mean any law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect.

“Reserve Requirement” shall mean, with respect to any Pricing Rate Period, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect during such Pricing Rate Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board of Governors) maintained by Buyer.

“Responsible Officer” shall mean the vice president or any executive officer of Seller.

“Seller” shall mean (i) each of the entities identified as “Sellers” in the Recitals hereto and (ii) such other seller as may be approved by Buyer from time to time.

“Senior Mortgage Loans”  shall mean performing senior commercial or multifamily fixed or floating rate mortgage loans, A-notes or senior participation interests in those mortgage loans, in each case secured by first liens on multifamily or commercial properties.

“Servicer” shall mean any Approved Servicer.

“Servicer Notice” shall mean a notice substantially in the form of Exhibit XVI hereto, as amended, supplemented or otherwise modified from time to time.

“Servicing Agreement” shall have the meaning specified in Article 28(b).

“Servicing Records” shall have the meaning specified in Article 28(b).

“Special Purpose Transaction” shall mean any additional Transaction requested with respect to any Purchased Asset to provide for the advance of additional funds.

“Structuring Fee” shall have the meaning specified in Article 3(a)(xi) of this Agreement.

“Subordinate Eligible Assets” shall mean Eligible Assets described in items (iii) and (iv) of the definition of Eligible Assets.

“Subsidiary” shall mean, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Seller.

“Supplemental Due Diligence List” shall mean, with respect to any New Asset, information or deliveries concerning the New Asset that Buyer shall request in addition to the Preliminary Due Diligence Package, including, without limitation, a credit approval memorandum representing the final terms of the underlying transaction, a final loan-to-value ratio computation and a final debt service coverage ratio computation for such proposed New Asset.

“Survey” shall mean a certified ALTA/ACSM (or applicable state standards for the state in which the collateral is located) survey of the underlying real estate directly or indirectly securing or supporting such Purchased Asset prepared by a registered independent surveyor or engineer and in form and content satisfactory to Buyer and the company issuing the Title Policy for such Property.

“Synthetic CMBS” shall mean synthetic structures referencing commercial real estate assets or securities that are designed to contain, to the fullest extent possible, all of the financial performance characteristics of CMBS.

“Synthetic Lease” shall mean, as to any Person, the monetary obligation under any synthetic, off-balance sheet, tax retention or tax leveraged lease.

“Target Price” shall mean, with respect to any Purchased Asset as of any date, the amount (expressed in dollars) obtained by multiplying (i) the Market Value of such Purchased Asset as of such date by (ii) the then-applicable Advance Rate for such Purchased Asset.

“Telerate Page 3750” shall mean the display page currently so designated on the Dow Jones Telerate Service (or such other page as may replace that page on that service for the purpose of displaying comparable rates or prices).

“Termination Date” shall mean, with respect to any Transaction, the earlier of (a) 364 days from the date of such Transaction, or if such Transaction is extended, the date to which it is extended; (b) any Early Repurchase Date for such Transaction; (c) the Final Maturity Date, or (d) the date of the occurrence of an Event of Default.

“Titan Loan” shall mean the Purchased Asset serviced by Titan Capital ID, LLC.

“Title Company” shall mean a nationally-recognized title insurance company acceptable to Buyer.

“Title Policy” shall have the meaning specified in paragraph 9 of the section of Exhibit VI dealing with Eligible Loans.

“Transaction” shall mean a Transaction, as specified in Article 1 or a Special Purpose Transaction.

“Transaction Documents” shall mean, collectively, this Agreement, any applicable Annexes to this Agreement, the Custodial Agreement, the Servicing Agreement, the Control Agreement, all Hedging Transactions and all Confirmations and assignment documentation executed pursuant to this Agreement in connection with specific Transactions.

“Trust Receipt” shall mean a trust receipt issued by Custodian to Buyer confirming the Custodian’s possession of certain Purchased Asset Files that are the property of and held by Custodian for the benefit of Buyer (or any other holder of such trust receipt) or a bailment arrangement with counsel or other third party acceptable to Buyer in its sole discretion.

“UCC” shall have the meaning specified in Article 6(d) of this Agreement.

“Underlying Mortgage Loan” shall mean, with respect to any Junior Interest, Mezzanine Loan, CMBS or Synthetic CMBS or CRE CDO, a mortgage loan made in respect of the related Underlying Mortgaged Property.

“Underlying Mortgaged Property” shall mean, in the case of:

(a)           a Senior Mortgage Loan or an Accommodation Loan, the Mortgaged Property securing such Senior Mortgage Loan or Accommodation Loan, as appropriate;

(b)           a Junior Interest, the Mortgaged Property securing such Junior Interest, or the Mortgaged Property securing the Mortgage Loan in which such Junior Interest represents a junior participation, as applicable;

(c)           a Mezzanine Loan, the Mortgaged Property that is owned by the Person the equity of which is pledged as collateral security for such Mezzanine Loan;

(d)           a CMBS or a Synthetic CMBS, the Mortgaged Property securing the mortgage loans related to such security;

(e)           a CRE CDO, the Mortgaged Property securing the mortgage loans related to such security.

“Underwriting Issues” shall mean, with respect to any Purchased Asset as to which Seller intends to request a Transaction, all material information that has come to Seller’s attention that, based on the making of reasonable inquiries and the exercise of reasonable care and diligence under the circumstances, would be considered a materially “negative” factor (either separately or in the aggregate with other information), or a material defect in loan documentation or closing deliveries (such as any absence of any material Purchased Asset Document(s)), to a reasonable institutional mortgage buyer in determining whether to originate or acquire the Purchased Asset in question.

All references to articles, schedules and exhibits are to articles, schedules and exhibits in or to this Agreement unless otherwise specified.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles.  References to “good faith” in this Agreement shall mean “good faith” as defined in Section 1.201(19) of the UCC as in effect in the State of New York as of the date of the Agreement.

ARTICLE 3.
INITIATION; CONFIRMATION; TERMINATION; FEES; REDUCTION OF
FACILITY AMOUNT

Buyer’s agreement to enter into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that Buyer shall have received from Seller payment of an amount equal to all fees and expenses payable hereunder, and all of the following documents, each of which shall be satisfactory in form and substance to Buyer and its counsel:

(a)           The following Transaction Documents delivered to Buyer:

(i)            this Agreement, duly completed and executed by each of the parties hereto;

(ii)           a Custodial Agreement, duly executed and delivered by each of the parties thereto;

(iii)          a Control Agreement, duly completed and executed by each of the parties thereto;

(iv)          the Guarantee Agreement, duly completed and executed by each of the parties thereto;

(v)           any and all consents and waivers applicable to Seller or to the Purchased Assets;

(vi)          UCC Financing Statements for filing in each of the UCC Filing Jurisdictions described on Exhibit XIII hereto, each naming Seller as “Debtor” and Buyer as “Secured Party” and describing as “Collateral” all of the items set forth in the definition of Collateral and Purchased Items in this Agreement, together with any other documents necessary or requested by Buyer to perfect the security interests granted by Seller in favor of Buyer under this Agreement or any other Transaction Document;

(vii)         any documents relating to any Hedging Transactions;

(viii)        an opinion or opinions of outside counsel to Seller, substantially in the form of Exhibit XIV;

(ix)           good standing certificates and certified copies of the charters and by-laws (or equivalent documents) of Seller and Guarantors and of all corporate or other authority for Seller and Guarantors with respect to the execution, delivery and performance of the Transaction Documents and each other document to be delivered by Seller and Guarantors from time to time in connection herewith (and Buyer may conclusively rely on such certificate until it receives notice in writing from Seller or Guarantors to the contrary);

(x)            Buyer shall have received payment from Seller of an amount equal to the amount of actual costs and expenses, including, without limitation, the reasonable fees and expenses of counsel to Buyer, incurred by Buyer in connection with the development, preparation and execution of this Agreement, the other Transaction Documents and any other documents prepared in connection herewith or therewith;

(xi)           Buyer shall have received payment from Seller, as consideration for Buyer’s agreement to enter into this Agreement, an up-front structuring fee in an amount equal to $200,000 (calculated as ten (10) basis points (0.10%) multiplied by the Facility Amount), such amount to be paid to Buyer in U.S. Dollars, in immediately available funds, without deduction, set-off or counterclaim (the “Structuring Fee”);

(xii)          the Accommodation Loan Servicing Agreement, duly completed and executed by each of the parties thereto; and

(xiii)         all such other and further documents, documentation and legal opinions as Buyer in its sole discretion shall reasonably require.

(b)           Buyer’s agreement to enter into each Transaction (including the initial Transaction and each Special Purpose Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect to the consummation thereof and the intended use of the proceeds of the sale:

(i)            Seller shall give Buyer written notice of each Transaction (including the initial Transaction and each Special Purpose Transaction) and Buyer shall inform Seller of its determination with respect to any such proposed Transaction solely in accordance with Exhibit VIII attached hereto.  Buyer shall have the right to review the Eligible Assets Seller proposes to sell to Buyer in any Transaction and to conduct its own due diligence investigation of such Eligible Assets as Buyer determines (“Pre-Purchase Due Diligence”).  Buyer shall be entitled to make a determination, in the exercise of its sole discretion, that, in the case of a Transaction other than a Special Purpose Transaction, it shall or shall not purchase any or all of the assets proposed to be sold to Buyer by Seller or, in the case of a Special Purpose Transaction, shall or shall not provide additional funds to the Seller.  On the Purchase Date for the Transaction that shall be not less than one (1) Business Day following the final approval of an Eligible Asset by Buyer in accordance with Exhibit VIII hereto, the Purchased Assets shall be transferred to Buyer or its agent against the transfer of the Purchase Price to an account of Seller.

(ii)           Buyer shall have delivered to Seller (with a copy to Custodian) a written confirmation in the form of Exhibit I attached hereto at least ten (10) days prior to each Transaction (a “Confirmation”).  Such Confirmation shall describe the Purchased Assets, shall identify Buyer and Seller, and shall set forth:

(A)          the Purchase Date;

(B)           the Purchase Price for the Purchased Asset included in the Transaction;

(C)           the Repurchase Date;

(D)          any additional terms or conditions not inconsistent with this Agreement;

(E)           for a Purchased Asset that is an Accommodation Loan, whether or not it shall be treated, for purposes of this Agreement, as either a Like-Kind Exchange Accommodation Loan or a Conduit Accommodation Loan, with the understanding that, should Buyer fail to designate a particular loan, such failure shall be deemed to be Buyer’s designation of each such loan as a Like-Kind Exchange Accommodation Loan, and with the further understanding that, notwithstanding the designation of an Accommodation Loan as a Conduit Accommodation Loan, each such designation can be automatically changed to a Like-Kind Exchange Designation Loan, as set forth in the definition of a Conduit Accommodation Loan herein; and

(F)           the requested Advance Rate, such Advance Rate being less than or equal to the Advance Rate set forth on Schedule I hereto.

(iii)          Buyer shall have (A) determined, in its sole and absolute discretion, that the asset proposed to be sold to Buyer by Seller in such Transaction is an Eligible Asset and (B) obtained internal credit approval, to be granted or denied in Buyer’s sole and absolute discretion, for the inclusion of such Eligible Asset as a Purchased Asset in a Transaction, without regard for any prior credit decisions by Buyer or any Affiliate of Buyer, and with the understanding that Buyer shall have the absolute right to change any or all of its internal underwriting criteria at any time, without notice of any kind to Seller;

(iv)          Buyer shall have determined the Pricing Rate applicable to the Transaction (including the Applicable Spread) in accordance with Schedule I hereto;

(v)           no Default or Event of Default shall have occurred and be continuing under this Agreement or any other Transaction Document and no event shall have occurred which has, or would reasonably be expected to have, a Material Adverse Effect;

(vi)          Seller shall have delivered to Buyer a list of all exceptions to the representations and warranties relating to the Purchased Asset and any other eligibility criteria for such Purchased Asset (the “Requested Exceptions Report”);

(vii)         Buyer shall have waived all exceptions in the Requested Exceptions Report;

(viii)        as of the Purchase Date for such proposed Transaction, no Act of Insolvency shall have occurred with respect to either Guarantor;

(ix)           Buyer shall have received a certificate, in form and substance identical to the form attached hereto as Exhibit XIX to this Agreement (the “Covenant Compliance Certificate”), from a Responsible Officer of Seller, delivered no later than one Business Day prior to the date of such Transaction, (i) showing in detail the calculations demonstrating that, after giving effect to the requested Transaction, no Margin Deficit shall then exist; (ii) stating that, as of the date of such certificate and since the date of the certificate most recently delivered pursuant to Article 12(j), Seller has observed or performed all of its covenants and other agreements in all material respects, and satisfied in all material respects, every condition, contained in this Agreement and the related documents to be observed, performed or satisfied by it; (iii) stating that as of the date of such certificate such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate; (iv) stating that as of the date of such certificate the representations and warranties made by Seller in Article 10 are true, correct and complete in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); (v) stating that as of the date of such certificate such Responsible Officer has obtained no knowledge that any “Termination Event”, “Event of Default”, “Potential Event of Default” or any similar event by Seller, however denominated, has occurred and is continuing under any Hedging

Transaction; (vi) describing all interests of Seller’s Affiliates in any Underlying Mortgaged Property related to any proposed Eligible Asset (including without limitation, any lien, encumbrance or other debt or equity position or other interest in the Underlying Mortgaged Property that is senior or junior to, or pari passu with, the proposed Eligible Asset in right of payment or priority) as of the date of such certificate and (vii) showing in detail the calculations supporting such Responsible Officer’s certification of the applicable Seller’s compliance with the financial requirements of Article 11;

(x)            both immediately prior to the requested Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by Seller in Article 10, as applicable, shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(xi)           subject to Buyer’s right to perform one or more due diligence reviews pursuant to Article 27, Buyer shall have completed its due diligence review of the Purchased Asset File, and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Purchased Asset as Buyer in its sole discretion deems appropriate to review and such review shall be satisfactory to Buyer in its sole discretion and Buyer has consented in writing to the Eligible Asset becoming a Purchased Asset; provided, that if Buyer’s diligence review of the Purchased Asset File requires the delivery of a mortgage file or the equivalent, Seller shall have the benefit of such delayed delivery provisions as are customary in pooling and servicing agreements (e.g., while a promissory note (or analogous document directly evidencing the obligation) must be delivered as a condition of closing, an ancillary document or estoppels may be delivered within a reasonable time frame thereafter);

(xii)          with respect to any Eligible Asset to be purchased hereunder on the related Purchase Date which is not serviced by Seller or an Affiliate thereof, Seller shall have provided to Buyer a copy of the related Servicing Agreement, certified as a true, correct and complete copy of the original, together with a Servicer Notice, fully executed by Seller and Servicer;

(xiii)         Buyer shall have invoiced Seller for, and Seller shall have approved and paid to Buyer all Pre-Purchase Legal Fees and any other costs and expenses incurred by Buyer in connection with the entering into of any Transaction hereunder, including, without limitation, costs associated with due diligence, recording or other administrative expenses necessary or incidental to the execution of any Transaction hereunder, which amounts, at Buyer’s option, may be withheld from the sale proceeds of any Transaction hereunder;

(xiv)        no Margin Deficit shall exist, either immediately prior to or after giving effect to the requested Transaction;

(xv)         Buyer shall have received from Custodian on each Purchase Date an Asset Schedule and Exception Report (as defined in the Custodial Agreement) with respect to each Purchased Asset, dated the Purchase Date, duly completed and with exceptions acceptable to Buyer in its sole discretion in respect of Eligible Assets to be purchased hereunder on such Business Day;

(xvi)        Buyer shall have received from Seller a Release Letter covering each Eligible Asset to be sold to Buyer;

(xvii)       Buyer shall not have reasonably determined that the introduction of, or a change in, any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions;

(xviii)      the Repurchase Date for such Transaction is not later than the Final Maturity Date;

(xix)         Seller shall have taken such other action as Buyer shall have reasonably requested in order to transfer the Purchased Assets pursuant to this Agreement and to perfect all security interests granted under this Agreement or any other Transaction Document in favor of Buyer with respect to the Purchased Assets;

(xx)          with respect to any Eligible Asset to be purchased hereunder, if such Eligible Asset was acquired by Seller, Seller shall have certified to Buyer in writing the acquisition cost of such Eligible Asset (including therein reasonable supporting documentation required by Buyer, if any);

(xxi)         Buyer shall have received all such other and further documents, documentation and legal opinions as Buyer in its reasonable discretion shall reasonably require, including, without limitation, opinions regarding the perfection of Buyer’s security interests, each from independent counsel to Seller that is acceptable to Buyer and its counsel;

(xxii)        Buyer shall have received a copy of any documents relating to any Hedging Transaction, and Seller shall have pledged and assigned to Buyer, pursuant to Article 6 hereunder, all of Seller’s rights under each Hedging Transaction included within a Purchased Asset, if any;

(xxiii)       no “Termination Event”, “Event of Default”, “Potential Event of Default” or any similar event by Seller, however denominated, shall have occurred and be continuing under any Hedging Transaction;

(xxiv)       the counterparty to Seller in any Hedging Transaction shall be an Affiliated Hedge Counterparty or a Qualified Hedge Counterparty, and, in the case of a Qualified Hedge Counterparty, in the event that such counterparty no longer qualifies as a Qualified Hedging Counterparty, then, at the election of Buyer, Seller shall ensure (to the extent it is not prohibited from doing so under the applicable hedging agreements) that such counterparty posts Additional Eligible Collateral in an amount satisfactory to Buyer under all its Hedging Transactions with Seller, or Seller shall immediately terminate the

Hedging Transactions with such counterparty and enter into new Hedging Transactions with a Qualified Hedge Counterparty;

(xxv)        Seller shall have delivered a certificate by a Responsible Officer of Seller certifying that the assumptions set forth in the non-consolidation opinion of Brown Raysman Millstein Felder & Steiner LLP to the Buyer delivered in accordance with Article 3(a)(viii) remain true and correct with respect to the applicable Transaction; and

(xxvi)       Buyer shall have received, upon reasonable request, the delivery of an updated non-consolidation opinion by a nationally recognized law firm acceptable to Buyer in its reasonable discretion, with regard to the non-consolidation opinions delivered to Buyer on the Closing Date in accordance with Article 3(a)(viii).

(c)           With respect to any Special Purpose Transaction, the Seller shall comply with each of the requirements herein as if the Transaction were an initial Transaction, it being acknowledged that the Seller shall only be required to deliver the documents that are included as part of the Purchase Asset File upon request by the Buyer.

(d)           With respect to any Transaction, the Pricing Rate shall be determined initially on the Pricing Rate Determination Date applicable to the first Pricing Rate Period for such Transaction, and shall be reset on the Pricing Rate Determination Date for all of the next succeeding Pricing Rate Periods for such Transaction.  Buyer or its agent shall determine in accordance with the terms of this Agreement the Pricing Rate on each Pricing Rate Determination Date for the related Pricing Rate Period taking into account any changes in the applicable loan-to-value ratio shown on Schedule I or Rating Agency ratings, as applicable, determined to be applicable to such Transaction in the Buyer’s sole and absolute discretion and notify Seller of such rate for such period each such Pricing Rate Determination Date; provided, however, that the Buyer shall have no affirmative obligation to determine whether there has been any change in the related terms or quality of the Purchased Asset to cause any change in the related loan-to-value ratio or Rating Agency ratings.

(e)           Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction(s) covered thereby unless specific objection is made by Seller no more than ten (10) Business Days after such Confirmation is received by Seller.  In the event of any conflict between the terms of such Confirmation and the terms of this Agreement, this Agreement shall prevail.  An objection with respect to any Confirmation must state specifically that the writing is an objection, must specify the provision(s) of such Confirmation being objected to by Seller, must set forth such provision(s) in the manner that Seller believes such provisions should be stated, and must be received by Buyer no more than three (3) Business Days after such Confirmation is received by Seller.

(f)            Seller shall be entitled to terminate a Transaction on demand and repurchase the Purchased Asset subject to a Transaction on any Business Day prior to the Repurchase Date (an “Early Repurchase Date”); provided, however, that:

(i)            Seller notifies Buyer in writing of its intent to terminate such Transaction and repurchase such Purchased Asset no later than five (5) Business Days prior to such Early Repurchase Date,

(ii)           on such Early Repurchase Date, Seller pays to Buyer an amount equal to the sum of the Repurchase Price for the applicable Purchased Asset, the Exit Fee, if any, and any other amounts payable under this Agreement (including, without limitation, Article 3(i) of this Agreement) with respect to such Purchased Asset against transfer to Seller or its agent of such Purchased Assets and any related Hedging Transactions;

(iii)          on such Early Repurchase Date, if a Margin Deficit has occurred and is continuing, in addition to the amounts set forth in subclause (iii) above, Seller pays to Buyer, on account of a Purchased Asset then subject to a Transaction, an amount sufficient to reduce the Purchase Price for such Purchased Asset to an amount equal to the Target Price for such Purchased Asset.

Such notice shall set forth the Early Repurchase Date and shall identify with particularity the Purchased Asset to be repurchased on such Early Repurchase Date.

(g)           On the Termination Date for any Transaction, termination of the Transaction will be effected by transfer to Seller or its agent of the Purchased Assets being repurchased (in the case of any Purchased Asset having a CUSIP number, the same CUSIP number, and otherwise, the identical asset) and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Article 5 of this Agreement) against the simultaneous transfer of the Repurchase Price to an account of Buyer.  Notwithstanding the foregoing, provided that all of the extension conditions listed in clauses (i) through (iv) of this Article 3(g) (collectively, the “Extension Conditions”) shall have been satisfied, Seller may request to extend such Termination Date by no more than 364 days from the date of such extension request by giving written notice to Buyer of such request.  Any failure by Buyer to deliver to Seller an objection in writing within thirty (30) days of such request shall be deemed to be Buyer’s consent to extend such Termination Date.  Notwithstanding the foregoing, in no event shall the Termination Date be extended beyond the Final Maturity Date.  For purposes of the preceding sentence, the Extension Conditions shall be deemed to have been satisfied if:

(i)            Seller shall have given Buyer written notice, not less than sixty (60) days prior but no more than one hundred and eighty (180) days prior to the originally scheduled Termination Date, of Seller’s desire to extend the Termination Date (and if Seller fails to give such notice, Seller shall be deemed to have elected not to extend the Termination Date);

(ii)           no Material Adverse Effect, Margin Deficit, Default or Event of Default under this Agreement shall have occurred and be continuing as of the date notice is given under subclause (i) above or as of the originally scheduled Termination Date and no “Termination Event,” “Event of Default” or “Potential Event of Default” or any similar event by Seller, however denominated, shall have occurred and be continuing under any Hedging Transaction; and

(iii)          all representations and warranties shall be true, correct, complete and accurate in all material respects as of the scheduled Repurchase Date.

(h)           Subject to Article 9, Seller shall pay to Buyer on each Remittance Date during the term of this Agreement a non-usage fee in an amount equal to one twelfth (1/12) of fifteen (15) basis points (0.15%) multiplied by the amount by which the Facility Amount exceeds the aggregate outstanding Purchase Price of all Transactions as of each such Remittance Date.

(i)            Subject to Article 9, Seller shall pay Buyer the Exit Fee with respect to each Transaction on the earlier to occur of (i) the Repurchase Date for such Transaction, or (ii) on the date on which such Transaction is terminated for any reason prior to such Repurchase Date; provided, however, that:

(i)            Seller shall not be required to pay an Exit Fee with respect to any Purchased Asset repurchased to cure a Margin Deficit in accordance with Article 4(a)(ii);

(ii)           Seller shall not be required to pay an Exit Fee in connection with any Purchased Asset that is a Conduit Accommodation Loan and that is refinanced on a long term basis by Buyer or an Affiliate of Buyer;

(iii)          Seller shall not be obligated to pay Exit Fees in connection with the repurchase of Like Kind Exchange Accommodation Loans in excess of $210,000 in the aggregate in any 364 day period, the first such 364-day period to begin on the Closing Date.

(j)            If prior to the first day of any Pricing Rate Period with respect to any Transaction, (i) Buyer shall have determined in the exercise of its reasonable business judgment (which determination shall be conclusive and binding upon Seller absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Pricing Rate Period, or (ii) the LIBO Rate determined or to be determined for such Pricing Rate Period will not adequately and fairly reflect the cost to Buyer (as determined and certified by Buyer) of making or maintaining Transactions during such Pricing Rate Period, Buyer shall give telecopy or telephonic notice thereof to Seller as soon as practicable thereafter.  If such notice is given, the Pricing Rate with respect to such Transaction for such Pricing Rate Period, and for any subsequent Pricing Rate Periods until such notice has been withdrawn by Buyer, shall be a per annum rate equal to the Federal Funds Rate plus the Applicable Spread (the “Alternative Rate”).

(k)           Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Buyer to enter into or maintain Transactions as contemplated by the Transaction Documents, (a) the commitment of Buyer hereunder to enter into new Transactions and to continue Transactions as such shall forthwith be canceled, and (b) the Transactions then outstanding shall be converted automatically to Alternative Rate Transactions on the last day of the then current Pricing Rate Period or within such earlier period as may be required by law.

(l)            Upon demand by Buyer, Seller shall indemnify Buyer and hold Buyer harmless from any loss, cost or expense (including, without limitation, attorneys’ fees and disbursements)

that Buyer may sustain or incur as a consequence of (i) default by Seller repurchasing any Purchased Asset after Seller has given a notice in accordance with Article 3(f) of an Early Repurchase or pursuant to Article 9(b) of an Early Termination (ii) any payment of the Repurchase Price on any day other than a Remittance Date, including Breakage Costs, (iii) a default by Seller in selling Eligible Assets after Seller has notified Buyer of a proposed Transaction and Buyer has agreed to purchase such Eligible Assets in accordance with the provisions of this Agreement, (iv) Buyer’s enforcement of the terms of any of the Transaction Documents, (v) any actions taken to perfect or continue any lien created under any Transaction Documents, and/or (vi) Buyer entering into any of the Transaction Documents or owning any Purchased Item, other than, in each case, any loss, cost or expense sustained by Buyer as a result of the Buyer’s bad faith or willful misconduct.  A certificate as to such costs, losses, damages and expenses, setting forth the calculations therefor shall be submitted promptly by Buyer to Seller and shall be prima facie evidence of the information set forth therein.

(m)          If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Buyer made subsequent to the date hereof:

(i)            shall subject Buyer to any tax of any kind whatsoever with respect to the Transaction Documents, any Purchased Asset or any Transaction, or change the basis of taxation of payments to Buyer in respect thereof (except for income taxes and any changes in the rate of tax on Buyer’s overall net income);

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Buyer that is not otherwise included in the determination of the LIBO Rate hereunder; or

(iii)          shall impose on Buyer any other condition;

and the result of any of the foregoing is to increase the cost to Buyer, by an amount that Buyer deems, in the exercise of its reasonable business judgment, to be material, of entering into, continuing or maintaining Transactions or to reduce any amount receivable under the Transaction Documents in respect thereof; then, in any such case Buyer shall, within ten (10) Business Days of the Buyer’s determination that such costs have increased, notify Seller of the occurrence of such event, and thereafter, upon receipt of notice of the calculation of any such amounts, Seller shall promptly pay Buyer, upon its demand, any additional amounts necessary to compensate Buyer for such increased cost or reduced amount receivable.  Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller and shall be prima facie evidence of such additional amounts.  This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets.  On the next Remittance Date and any time thereafter, following receipt of notice from Buyer under this Article 3(m), Seller may exercise its rights to declare an Early

Termination Date in accordance with Article 9(b) hereof without the payment of any exit fee to the extent provided in Article 9 hereof.

(n)           If Buyer shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer, in the exercise of its reasonable business judgment, to be material, in any such case Buyer shall, within ten (10) Business Days of such determination, notify Seller of the occurrence of such event, and thereafter, after submission by Buyer to Seller of a written request therefor, Seller shall pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction.  Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller and shall be prima facie evidence of such additional amounts.  This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets.  On the next Remittance Date and any time thereafter following receipt of notice from Buyer under this Article 3(n), Seller may exercise its rights to declare an Early Termination Date in accordance with Article 9(b) hereof without the payment of any exit fee to the extent provided in Article 9 hereof.

(o)           If Seller repurchases Purchased Assets on a day other than the last day of a Pricing Rate Period, Seller shall indemnify Buyer and hold Buyer harmless from any actual losses, costs and/or expenses which Buyer sustains as a direct consequence thereof (“Breakage Costs”), in each case for the remainder of the applicable Pricing Rate Period.  Buyer shall deliver to Seller a statement setting forth the amount and basis of determination of any Breakage Costs in reasonable detail, it being agreed that such statement and the method of its calculation shall be conclusive and binding upon Seller absent manifest error.  This Article 3(o) shall survive termination of this Agreement and repurchase of all Purchased Assets subject to Transactions hereunder.

(p)           Prior to the date of repurchase of any Conduit Accommodation Loan, Buyer shall provide to Seller a firm offer of terms for the long term refinancing of such Conduit Accommodation Loan.  Seller may accept Buyer’s offered terms for long term refinancing of the Conduit Accommodation Loan (a “Long Term Refinancing”), or, if the terms offered by Buyer are unacceptable to Seller, the Seller may seek additional quotes for long term refinancing from other lenders.

(q)           The Facility Amount may be permanently reduced to an amount equal to $125,000,000 at the election of all of the Sellers upon thirty (30) days advance written notice to the Buyer; provided, that (i) no Default or Event of Default shall have occurred, be continuing, or exist immediately after giving effect to any such reduction, and (ii) no Margin Deficit shall exist before or immediately after giving effect to any such reduction (and to any payments made contemporaneously therewith).

ARTICLE 4.
MARGIN MAINTENANCE

(a)           If at any time Buyer’s Margin Amount for all Purchased Assets, plus the value of any Additional Eligible Collateral previously transferred by Seller to Buyer (and not retransferred by Buyer to Seller), is less than the Repurchase Price for all Purchased Assets (a “Margin Deficit”), then Buyer may by notice to Seller in the form of Exhibit XII (a “Margin Deficit Notice”) require Seller to, at Seller’s option, no later than three (3) Business Days following the receipt of a Margin Deficit Notice (the “Margin Deadline”) to the extent such Margin Deficit equals or exceeds the Minimum Transfer Amount, (i) transfer to Buyer for no additional consideration (by transfer to Buyer or its designee (including the Custodian) of Additional Eligible Collateral, (ii) repurchase some or all of the Purchased Assets at their respective Repurchase Prices, (iii) make a payment in reduction of the Purchase Price of one or more Purchased Assets, or (iv) choose any combination of the foregoing, such that, after giving effect to such transfers, repurchases and payments, the Buyer’s Margin Amount for each Purchased Asset, considered individually, shall be equal to or greater than the related Repurchase Price for such Purchased Asset.

(b)           The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date.  Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

(c)           Upon written request of Seller, as of each Remittance Date on which Buyer holds Additional Collateral, Buyer shall perform the calculation set forth in Article 4(a) above, and if all or a portion of such Additional Collateral is not necessary to avoid a Margin Deficit, Buyer shall reassign to Seller such portion of the Additional Collateral (the particular Additional Collateral to be reassigned to be determined by Buyer in its sole discretion).

ARTICLE 5.
INCOME PAYMENTS AND PRINCIPAL PAYMENTS

(a)           The Cash Management Account shall be established at the Depository pursuant to the Control Agreement concurrently with the execution and delivery of this Agreement by Seller and Buyer.  Buyer shall have sole dominion and control over the Cash Management Account, which shall be subject to the Control Agreement.  All Income in respect of the Purchased Assets and any payments made to Seller in respect of associated Hedging Transactions, as well as any interest received from the reinvestment of such Income, shall be deposited directly into the Cash Management Account and shall be remitted by the Depository in accordance with the applicable provisions of Articles 5(b), 5(c), 5(d), 5(e), 5(f), and 5(g) of this Agreement.

(b)           With respect to Purchased Assets, Seller shall deliver to, as applicable, each Mortgagor, issuer of a participation, servicer and trustee with respect to the Purchased Asset or borrower under a Purchased Asset an irrevocable direction letter in the form attached as Exhibit IX to this Agreement instructing, as applicable, the Mortgagor, issuer of a participation, servicer or trustee with respect to the Purchased Asset or borrower to pay all amounts payable under the related Purchased Asset (net of any amounts retained by any trustee, servicer or other person entitled to priority of payment under the related Purchased Asset Documents) to the Cash Management Account and shall provide to Buyer proof of such delivery.  If a Mortgagor, issuer of a participation, servicer or trustee with respect to the Purchased Asset or borrower forwards any Income with respect to a Purchased Asset to Seller or any Affiliate of Seller rather than directly to the Cash Management Account, Seller shall, or shall cause such Affiliate to, (i) deliver an additional irrevocable direction letter to the applicable Mortgagor, issuer of a participation, servicer or trustee with respect to the Purchased Asset or borrower and make other best efforts to cause such Mortgagor, issuer of a participation, servicer or trustee with respect to the Purchased Asset or borrower to forward such amounts directly to the Cash Management Account and (ii) immediately deposit in the Cash Management Account any such amounts.

(c)           So long as no Event of Default or CF Sweep Event with respect to any Purchased Asset shall have occurred and be continuing, all Income received by the Depository in respect of the Purchased Assets (other than Principal Payments and net sale proceeds) and the associated Hedging Transactions during each Collection Period shall be applied by the Depository on the related Remittance Date as follows:

(i)            first, pro rata, (i) to Buyer, an amount equal to the Price Differential that has accreted and is outstanding as of such Remittance Date and (ii) to any Affiliated Hedge Counterparty, any amount then due and payable to an Affiliated Hedge Counterparty under any Hedging Transaction related to a Purchased Asset;

(ii)           second, to Buyer, an amount equal to any other amounts due and owing to Buyer or its Affiliates under any Transaction Document; and

(iii)          third, to Seller, the remainder, if any.

(d)           So long as no Event of Default or CF Sweep Event shall have occurred and be continuing, any Principal Payments and any net sale proceeds in respect of any Purchased Assets that is a portion of the Income received by the Depository during each Collection Period shall be applied by the Depository on the related Remittance Date in the following order of priority:

(i)            first, pro rata, (i) to Buyer, until the Purchase Price for such Purchased Asset has been reduced to the Target Price for such Purchased Asset as of the date of such payment (as determined by Buyer after giving effect to such Principal Payment and application of net sales proceeds, if applicable) and, solely with respect to any Hedging Transaction with an Affiliated Hedge Counterparty related to such Purchased Asset, an amount equal to any accrued and unpaid breakage costs under such Hedging Transaction related to such Purchased Asset (if such Principal Payment is applied other than on a Remittance Date);

(ii)           second, to Buyer, an amount equal to any other amounts due and owing to Buyer or its Affiliates under any Transaction Document; and

(iii)          third, to Seller, the remainder of such Principal Payments or net sale proceeds, if applicable.

(e)           If a CF Sweep Event shall have occurred, then the Depository shall hold funds then on deposit in the Cash Management Account until the earlier to occur of (x) the receipt of payment of the Margin Deficit by Seller and (y) the Margin Deadline, regardless of whether a Remittance Date occurs during such period.  If a Remittance Date does occur during such period, the Remittance Date occurring in such calendar month shall be the later of (i) the originally scheduled Remittance Date and (ii) the Business Day following the earlier to occur of (x) and (y) in the previous sentence (a “Special Remittance Date”).

(i)            If Seller fails to pay the Margin Deficit by the Margin Deadline, then on the Special Remittance Date, funds on deposit in the Cash Management Account with respect to the preceding Collection Period shall be distributed in accordance with Article 5(g), below.

(ii)           If Seller timely pays the Margin Deficit, then on the Special Remittance Date, funds on deposit in the Cash Management Account with respect to the preceding Collection Period shall be distributed in accordance with Article 5(f) below.  If amounts on deposit in the Cash Management Account are sufficient to make all distributions to Buyer otherwise required by Article 5(f) below, and to pay the Margin Deficit, then Seller may direct the Depository to apply funds in the Cash Management Account on the Remittance Date to pay the Margin Deficit, and Seller shall be deemed to have timely paid such Margin Deficit.

(f)            Upon the occurrence and continuance of a CF Sweep Event, and provided that (x) Article 5(e)(ii) applies and (y) no Event of Default shall have occurred and be continuing, all Income, Principal Payments and any net sale proceeds in excess of the related Repurchase Price received by the Depository in respect of the Purchased Assets and the associated Hedging Transactions shall be applied by the Depository on the related Remittance Date in the following order of priority:

(i)            first, pro rata, (i) to Buyer, an amount equal to the Price Differential that has accreted and is outstanding in respect of all of the Purchased Assets as of such Business Day and (ii) to any Affiliated Hedge Counterparty, any amounts then due and payable to such Affiliated Hedge Counterparty under any Hedging Transaction related to such Purchased Asset;

(ii)           second, to Buyer, an amount equal to the Repurchase Price of each Purchased Asset hereunder in respect of which such CF Sweep Event occurred, until the related Repurchase Price for such Purchased Asset has been reduced to the Target Price for such Purchased Asset as of the date of such payment (as determined by Buyer after giving effect to such Principal Payment and application of net sale proceeds, if any);

(iii)          third, to Buyer, an amount equal to any other amounts due and owing to Buyer or its Affiliates under any Transaction Document; and

(iv)          fourth, to Seller, any remainder.

(g)           If an Event of Default shall have occurred and be continuing, all Income received by the Depository in respect of the Purchased Assets and the associated Hedging Transactions shall be applied by the Depository on the Business Day next following the Business Day on which such funds are deposited in the Cash Management Account as follows:

(i)            first, pro rata, (i) to Buyer, an amount equal to the Price Differential that has accreted and is outstanding in respect of all of the Purchased Assets as of such Business Day and (ii) to any Affiliated Hedge Counterparty, any amounts then due and payable to an Affiliated Hedge Counterparty under any Hedging Transaction related to such Purchased Asset;

(ii)           second, to Buyer on account of the Repurchase Price of the Purchased Assets until the Repurchase Price for all of the Purchased Assets has been reduced to zero;

(iii)          third, to Buyer , an amount equal to any other amounts due and owing to Buyer or its Affiliates under any Transaction Document; and

(iv)          fourth, to remit to Seller the remainder.

ARTICLE 6.
SECURITY INTEREST

(a)           Buyer and Seller intend that the Transactions hereunder be sales to Buyer of the Purchased Assets and not loans from Buyer to Seller secured by the Purchased Assets.  However, in order to preserve Buyer’s rights under this Agreement in the event that a court or other forum re-characterizes the Transactions hereunder as loans and as security for the performance by Seller of all of Seller’s obligations to Buyer under the Transaction Documents and the Transactions entered into hereunder, or in the event that a transfer of a Purchased Asset is otherwise ineffective to effect an outright transfer of such Purchased Asset to Buyer, Seller hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Purchased Items (as defined below) to Buyer to secure the payment of the Repurchase Price and Price Differential on all Transactions to which it is a party and all other amounts owing by it to Buyer hereunder, including, without limitation, amounts owing pursuant to Article 26, and under the other Transaction Documents, including any obligations of Seller under any Hedging Transaction entered into with any Affiliated Hedge Counterparty (including, without limitation, all amounts anticipated to be paid to Buyer by an Affiliated Hedge Counterparty as provided for in the definition of Repurchase Price) (collectively, the “Repurchase Obligations”).  Seller agrees to mark its computer records and tapes to evidence the interests granted to Buyer hereunder.  All of Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Purchased Items”:

(i)            the Purchased Assets and all “securities accounts” (as defined in Article 8-501(a) of the UCC) to which any or all of the Purchased Assets are credited;

(ii)           any and all Additional Eligible Collateral transferred to Buyer in accordance with Article 4(a);

(iii)          the Purchased Asset Documents, Servicing Agreements, Servicing Records, insurance relating to the Purchased Assets, and collection and escrow accounts relating to the Purchased Assets;

(iv)          all “general intangibles”, “accounts”, “chattel paper”, “investment property”, “instruments” and “deposit accounts”, each as defined in the UCC, relating to or constituting any and all of the foregoing; and

(v)           all replacements, substitutions or distributions on or proceeds, payments, Income and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

(b)           Without limiting Article 6(a) hereto, to secure payment of the Repurchase Obligations owing to Buyer, Seller hereby grants to Buyer a security interest in all of Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, hereinafter referred to as the “Collateral”:

(i)            the Cash Management Account and all monies from time to time on deposit in the Cash Management Account;

(ii)           the Purchased Items;

(iii)          any and all replacements, substitutions, distributions on, income relating to or proceeds of any and all of the foregoing; and

(iv)          Seller’s right under each Hedging Transaction, if any, relating to the Purchased Assets to secure the Repurchase Obligations.

(c)           Buyer agrees to act as agent for and on behalf of the Affiliated Hedge Counterparties with respect to the security interest granted hereby to secure the obligations owing to the Affiliated Hedge Counterparties under any Hedging Transactions, including, without limitation, with respect to the Purchased Assets and the Purchased Asset Files held by the Custodian pursuant to the Custodial Agreement.

(d)           Buyer’s security interest in the Collateral and Purchased Items shall terminate only upon termination of Seller’s obligations under this Agreement, all Hedging Transactions and the documents delivered in connection herewith and therewith.  Upon such termination, Buyer shall deliver to Seller such UCC termination statements and other release documents as may be commercially reasonable and return the Purchased Assets to Seller and reconvey the Purchased Items to Seller and release its security interest in the Collateral.  For purposes of the grant of the security interest pursuant to this Article 6, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”).  Buyer shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York.  In furtherance of the foregoing, (a) Seller, at its sole cost and expense, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the “Filings”), and shall forward copies of such Filings to Buyer upon completion thereof, and (b) Seller shall from time to time take such further actions as may be requested by Buyer to maintain and continue the perfection and priority of the security interest granted hereby (including marking its records and files to evidence the interests granted to Buyer hereunder).

ARTICLE 7.
PAYMENT, TRANSFER AND CUSTODY

(a)           On the Purchase Date for each Transaction, ownership of the Purchased Asset shall be transferred to Buyer or its designee (including the Custodian) against the simultaneous transfer of the Purchase Price to an account of Seller specified in the Confirmation relating to such Transaction.

(b)           On or before each Purchase Date, Seller shall deliver or cause to be delivered to Buyer or its designee the Custodial Delivery in the form attached hereto as Exhibit IV, provided, that notwithstanding the foregoing, upon request of Seller, Buyer in its sole but good faith discretion may elect to permit Seller to make such delivery by not later than the third (3rd) Business Day after the related Purchase Date, so long as Seller causes an Acceptable Attorney, Title Company or other Person acceptable to Buyer to deliver to Buyer and the Custodian a Bailee Letter on or prior to such Purchase Date.  Subject to Article 7(c), in connection with each sale, transfer, conveyance and assignment of a Purchased Asset, on or prior to each Purchase Date with respect to such Purchased Asset, Seller shall deliver or cause to be delivered and released to the Custodian the following original documents (collectively, the “Purchased Asset File”), pertaining to each of the Purchased Assets identified in the Custodial Delivery delivered therewith, together with any other documentation in respect of such Purchased Asset requested by Buyer, in Buyer’s sole but good faith discretion:

With respect to each Purchased Asset that is a Senior Mortgage Loan or Accommodation Loan:

(i)            The original Mortgage Note (and if applicable, one or more allonges) bearing all intervening endorsements, endorsed “Pay to the order of           without recourse” and signed in the name of the last endorsee (the “Last Endorsee”) by an authorized Person (in the event that the Purchased Asset was acquired by the Last Endorsee in a merger, the signature must be in the following form:  “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Purchased Asset was acquired or originated by the Last Endorsee while doing business under another name, the signature must be in the following form:  “[Last Endorsee], formerly known as [previous name]”).

(ii)           An original of any guarantee executed in connection with the Mortgage Note (if any).

(iii)          The original Mortgage with evidence of recording thereon, or a copy thereof together with an officer’s certificate of Seller certifying that to Seller’s knowledge such represents a true and correct copy of the original and, in the case of an Eligible Asset originated by Seller that such original has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the underlying real estate directly or indirectly securing or supporting such Purchased Asset is located.

(iv)          The originals of all assumption, modification, consolidation or extension of mortgage agreements with evidence of recording thereon, or copies thereof together with an officer’s certificate of Seller certifying that, to Seller’s knowledge such represent true and correct copies of the originals and, in the case of an Eligible Asset originated by Seller that such originals have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the underlying real estate directly or indirectly securing or supporting such Purchased Asset is located.

(v)           The original Assignment of Mortgage in blank for each Purchased Asset, in form and substance acceptable for recording and otherwise acceptable to Buyer and signed in the name of the Last Endorsee (in the event that the Purchased Asset was acquired by the Last Endorsee in a merger, the signature must be in the following form:  “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Purchased Asset was acquired or originated while doing business under another name, the signature must be in the following form: “[Last Endorsee], formerly known as [previous name]”).

(vi)          The originals of all intervening assignments of mortgage with evidence of recording thereon, or copies thereof together with an officer’s certificate of Seller certifying that to the knowledge of Seller such represent true and correct copies of the originals and, if such Eligible Asset was originated by Seller, that such originals have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the underlying real estate directly or indirectly securing or supporting such Purchased Asset is located.

(vii)         The original attorney’s opinion of title and abstract of title or the original mortgagee title insurance policy, or if the original mortgagee title insurance policy has not been issued, the irrevocable marked commitment to issue the same.

(viii)        The original of any security agreement, chattel mortgage or equivalent document executed in connection with the Purchased Asset.

(ix)          The original assignment of leases and rents, if any, with evidence of recording thereon, or a copy thereof together with an officer’s certificate of Seller, certifying that to the knowledge of Seller such copy represents a true and correct copy of the original and, in the case of any Eligible Asset originated by Seller, that such original has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the underlying real estate directly or indirectly securing or supporting such Purchased Asset is located.

(x)      The originals of all intervening assignments of assignment of leases and rents, if any, or copies thereof, with evidence of recording thereon.

(xi)     A copy of the UCC financing statements, certified as true and correct by Seller, and all necessary UCC continuation statements with evidence of filing thereon or copies thereof certified by Seller that such financing statements have been sent for filing, and UCC assignments, which UCC assignments shall be in form and substance acceptable for filing.

(xii)         An environmental indemnity agreement (if any).

(xiii)        An omnibus assignment in blank (if any).

(xiv)        A disbursement letter from the Mortgagor to the original mortgagee (if any).

(xv)         Mortgagor’s certificate or title affidavit (if any).

(xvi)        A survey of the underlying real estate directly or indirectly securing or supporting such Purchased Asset (if any) as accepted by the title company for issuance of the Title Policy.

(xvii)       A copy of the Mortgagor’s opinion of counsel (if any).

(xviii)      An assignment of permits, contracts and agreements (if any).

(xix)         If the underlying Purchased Asset is an Accommodation Loan, a non-consolidation opinion at the reasonable request of Buyer, in form and substance acceptable to Buyer, from independent outside counsel to Seller that is also acceptable to Buyer.

With respect to each Purchased Asset that is a Mezzanine Loan:

(i)       The original Mezzanine Note (and if applicable, one or more allonges) signed in connection with the Purchased Asset bearing all intervening endorsements, endorsed “Pay to the order of            without recourse” and signed in the name of the Last Endorsee by an authorized Person (in the event that the Mezzanine Note was acquired by the Last Endorsee in a merger, the signature must be in the following form:  “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Purchased Asset was acquired or originated by the Last Endorsee while doing business under another name, the signature must be in the following form:  “[Last Endorsee], formerly known as [previous name]”).

(ii)      The original of the loan agreement and the guarantee, if any, executed in connection with the Purchased Asset.

(iii)     The original intercreditor or loan coordination agreement, if any, executed in connection with the Purchased Asset.

(iv)    The original security agreement executed in connection with the Purchased Asset.

(v)           Copies of all documents relating to the formation and organization of the borrower of such Purchased Asset, together with all consents and resolutions delivered in connection with such borrower’s obtaining the Purchased Asset.

(vi)          All other documents and instruments evidencing, guaranteeing, insuring or otherwise constituting or modifying or otherwise affecting such Purchased Asset, or otherwise executed or delivered in connection with, or otherwise relating to, such Purchased Asset, including all documents establishing or implementing any lockbox pursuant to which Seller is entitled to receive any payments from cash flow of the underlying real property.

(vii)         The assignment of Purchased Asset sufficient to transfer to Buyer all of Seller’s rights, title and interest in and to the Purchased Asset.

(viii)        A copy of the borrower’s opinion of counsel (if any).

(ix)          A copy of the UCC financing statements, certified as true and correct by Seller, and all necessary UCC continuation statements with evidence of filing thereon or copies thereof and in the case of any Eligible Asset originated by Seller, a certification that such financing statements have been sent for filing, and UCC assignments, which UCC assignments shall be in form and substance acceptable for filing.

(x)           The original certificates representing the pledged equity interests (if any).

(xi)          Stock powers (or their equivalent) relating to each pledged equity interest, executed in blank, if an original stock certificate (or its equivalent) is provided.

(xii)         Assignment of any agreements among equity interest holders or other material contracts.

(xiii)        If no original stock certificate (or its equivalent) is provided, evidence (which may be an officer’s certificate confirming such circumstances) that the pledged ownership interests have been transferred to, or otherwise made subject to a first priority security interest in favor of, Seller.

With respect to any underlying Purchased Asset that is an Accommodation Loan, the Buyer and Seller hereby agree and acknowledge that all loan documents evidencing such Accommodation Loan shall be based on form loan documents provided by Buyer and approved by Seller, and reflect terms and conditions acceptable to Buyer in its sole discretion.

With respect to each Purchased Asset that is a Junior Interest:

(i)            with respect to a B-Note, the original Mortgage Note and guarantee described in the second paragraph of this Article 7(b), and with respect to a B-Note or a junior participation interest, to the extent applicable, a copy of all of the documents described in clauses (iii), (iv), (vii), (viii), (ix), (x), (xi), (xii), (xiii), (xiv), (xv), (xvi), (xvii) and (xviii) of the second paragraph of this Article 7(b) with respect to a Purchased Asset;

(ii)           with respect to a junior participation, the original participation certificate, if any, together with the original of any participation agreement, intercreditor agreement and/or servicing agreement executed in connection with the Purchased Asset; and

(iii)          the assignment of Purchased Asset sufficient to transfer to Buyer all of Seller’s rights, title and interest in and to the Purchased Asset.

With respect to each Purchased Asset that is a CMBS or a Synthetic CMBS:

(i)            With respect to (A) any CMBS or Synthetic CMBS that is in physical form, the original certificate, bond or other physical form of such CMBS or Synthetic CMBS, which shall (1) be endorsed (either on the face thereof or pursuant to a separate allonge) by the most recent endorsee prior to Seller, without recourse, to the order of Seller and further reflect a complete, unbroken chain of endorsement from the originator to Seller and (2) be accompanied by a separate allonge pursuant to which Seller has endorsed such certificate, without recourse, in blank, or, (B) with respect to any CMBS or Synthetic CMBS registered with DTC, evidence of re-registration to the securities intermediary in Buyer’s name on behalf of Buyer;

(ii)           true and correct copies of the pooling and servicing agreement or indenture and all other material documents (including, without limitation, opinions of counsel) or agreements related to the creation or issuance of the CMBS or Synthetic CMBS or otherwise affecting the rights (including, without limitation, the security interests) of any holder thereof;

(iii)          to the extent in Seller’s possession, as applicable, true and correct copies of any assignment, assumption, modification, consolidation or extension made prior to the Purchase Date in respect of any document or agreement referred to in clause (ii) above, in each case, if the document or agreement being assigned, assumed, modified, consolidated or extended is recordable, with evidence of recording thereon (unless the particular item has not been returned from the applicable recording office);

(iv)          as applicable, an original assignment of each agreement referred to in clause (iii) above, in recordable form if the agreement being assigned is a recordable document, executed in blank by Seller;

(v)           with respect to any CMBS or Synthetic CMBS that is in physical form, a certificate from the applicable record keeper that as of the Purchase Date Buyer shall be the registered holder of the CMBS or Synthetic CMBS;

(vi)          a servicer and/or trustee notice; and

(vii)         any other documents that Buyer may request Seller to deliver to Custodian from time to time with respect to any CMBS or Synthetic CMBS.

With respect to each Purchased Asset that is a CRE CDO:

(i)            With respect to any (A) CRE CDO that is in physical form, the original certificate, bond or other physical form of such CRE CDO, which shall (1) be endorsed (either on the face thereof or pursuant to a separate allonge) by the most recent endorsee prior to Seller, without recourse, to the order of Seller and further reflect a complete, unbroken chain of endorsement from the originator to Seller and (2) be accompanied by a separate allonge pursuant to which Seller has endorsed such certificate, without recourse, in blank, or, (B) with respect to any CRE CDO registered with DTC, evidence of re-registration to the securities intermediary in Buyer’s name on behalf of Buyer;

(ii)           true and correct copies of the indenture and all other material documents (including, without limitation, opinions of counsel) or agreements related to the creation or issuance of the CRE CDO or otherwise affecting the rights (including, without limitation, the security interests) of any holder thereof;

(iii)          to the extent in Seller’s possession, as applicable, true and correct copies of any assignment, assumption, modification, consolidation or extension made prior to the Purchase Date in respect of any document or agreement referred to in clause (ii) above, in each case, if the document or agreement being assigned, assumed, modified, consolidated or extended is recordable, with evidence of recording thereon (unless the particular item has not been returned from the applicable recording office);

(iv)          as applicable, an original assignment of each agreement referred to in clause (iii) above, in recordable form if the agreement being assigned is a recordable document, executed in blank by Seller;

(v)           with respect to any CRE CDO that is in physical form, a certificate from the applicable record keeper that as of the Purchase Date Buyer shall be the registered holder of the CRE CDO;

(vi)          copies of any notices, distributions, consents or other documents received by Seller relating to clause (v) above;

(vii)         a servicer and/or trustee notice; and

(viii)        any other documents that Buyer may request Seller to deliver to Custodian from time to time with respect to any CRE CDO.

With respect to each Purchased Asset that is of the type described in clause (viii) of the definition of Eligible Asset:  any of the documentation referred to above in this Article 7(b) or other documentation with respect to such Eligible Asset that is determined by Buyer to be necessary to effectuate the sale, transfer, conveyance and assignment of such Eligible Asset.

From time to time, Seller shall forward to the Custodian additional documents (originals or copies) evidencing any assumption, modification, consolidation or extension of a Purchased Asset approved in accordance with the terms of this Agreement, and upon receipt of any such other documents, the Custodian shall hold such other documents as Buyer shall request from time to time.  With respect to any documents that have been delivered or are being delivered to recording offices for recording and have not been returned to Seller in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, Seller shall deliver to Buyer a true copy thereof with an officer’s certificate certifying that, to the knowledge of Seller such copy is a true, correct and complete copy of the original, which has been transmitted for recording.  Seller shall deliver such original documents to the Custodian promptly when they are received.  With respect to all of the Purchased Assets delivered by Seller to Buyer or its designee (including the Custodian), Seller shall execute an omnibus power of attorney substantially in the form of Exhibit V attached hereto irrevocably appointing Buyer its attorney-in-fact with full power, upon and during the continuation of an Event of Default to (i) complete and record each Assignment of Mortgage, (ii) complete the endorsement of each Mortgage Note or Mezzanine Note, (iii) take any action (including exercising voting and/or consent rights) with respect to CMBS or Synthetic CMBS, Junior Interests, or intercreditor or participation agreements, and (iv) take such other steps as may be necessary or desirable to enforce Buyer’s rights against, under or with respect to such Purchased Assets and the related Purchased Asset Files and the Servicing Records; provided that Buyer shall not exercise such power of attorney unless and until the occurrence and continuation of an Event of Default.  Buyer shall deposit the Purchased Asset Files representing the Purchased Assets, or direct that the Purchased Asset Files be deposited directly, with the Custodian.  The Purchased Asset Files shall be maintained in accordance with the Custodial Agreement.  Any Purchased Asset Files not delivered to Buyer or its designee (including the Custodian) are and shall be held in trust by Seller or its designee for the benefit of Buyer as the owner thereof.  Seller or its designee shall maintain a copy of the Purchased Asset File and the originals of the Purchased Asset File not delivered to Buyer or its designee.  The possession of the Purchased Asset File by Seller or its designee is at the will of Buyer for the sole purpose of servicing the related Purchased Asset, and such retention and possession by Seller or its designee is in a custodial capacity only.  The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Asset to Buyer.  Seller or its designee (including the Custodian) shall release its custody of the Purchased Asset File only in accordance with written instructions from Buyer, unless such release is required as incidental to the servicing of the Purchased Assets, is in connection with a repurchase of any Purchased Asset by Seller or as otherwise required by law.

(c)           Notwithstanding the provisions of Article 7(b), in the case of any Eligible Asset not originated by a Seller or an Affiliate of a Seller, Seller shall deliver with the Preliminary Due Diligence Package such documents as Seller obtains from the Person that sells the Eligible Asset to Seller together with a list of the documents that Seller has not delivered that are otherwise required in accordance with Article 7(b) hereof; provided, however that receipt of such list shall neither act as a waiver of the Buyer’s right hereunder to request any document, opinion or certificate in connection with its due diligence nor require the Buyer to purchase any Eligible Asset; provided, further, that in the event Buyer purchases any Eligible Asset after waiving the delivery by Seller of any documents otherwise required to be delivered pursuant to the terms of this Agreement, any subsequent request by Buyer to require the delivery of such documents shall be made in good faith and the previous waiver of the delivery of such documents shall not act as a waiver of Buyer’s right to reduce the Market Value of the related Purchased Asset in its sole and absolute discretion, such discretion to be exercised in good faith, as a result of Seller’s failure to deliver such documents.

(d)           Upon the occurrence and during the continuation of an Event of Default or with respect to the exercise of any voting or corporate rights with respect to the Purchased Assets that could materially impair the Market Value, and in each case subject to the provisions of the Purchased Asset Documents, Buyer shall be entitled to exercise all voting and corporate rights with respect to the Purchased Assets without regard to Seller’s instructions (including, but not limited to, if an Act of Insolvency shall occur with respect to Seller, to the extent Seller controls or is entitled to control selection of any servicer, Buyer may transfer any or all of such servicing to an entity satisfactory to Buyer).

(e)           Notwithstanding the provisions of Article 7(b) above requiring the execution of the Custodial Delivery and corresponding delivery of the Purchased Asset File to the Custodian on or prior to the related Purchase Date, with respect to each Transaction involving a Purchased Asset that is identified in the related Confirmation as a “Table Funded” Transaction, Seller shall, in lieu of effectuating the delivery of all or a portion of the Purchased Asset File on or prior to the related Purchase Date, (i) deliver to the Custodian by facsimile on or before the related Purchase Date for the Transaction (A) the promissory note(s), original stock certificate or participation certificate in favor of Seller evidencing the making of the Purchased Asset, with Seller’s endorsement of such instrument to Buyer, (B) such other components of the Purchased Asset File as Buyer may require on a case by case basis with respect to the particular Transaction, and (C) evidence satisfactory to Buyer that all documents necessary to perfect Seller’s (and, by means of assignment to Buyer on the Purchase Date, Buyer’s) interest in the Collateral for the Purchased Asset, and (ii) not later than the third (3rd) Business Day following the Purchase Date, deliver to Buyer the Custodial Delivery and to the Custodian the entire Purchased Asset File.

ARTICLE 8.
SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS

(a)           Title to all Purchased Assets shall pass to Buyer on the applicable Purchase Date, and Buyer shall have free and unrestricted use of all Purchased Assets, subject, however, to the terms of this Agreement.  Nothing in this Agreement or any other Transaction Document shall preclude Buyer from engaging in repurchase transactions with the Purchased Assets or otherwise selling, transferring, pledging, repledging, hypothecating, or rehypothecating the Purchased Assets, but no such transaction shall relieve Buyer of its obligations to transfer the identical Purchased Assets to Seller pursuant to Article 3 of this Agreement or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Article 5 hereof; (ii) the Purchased Assets shall at all times be subject to the terms and conditions of this Agreement and the terms of the Purchased Asset Documents; and (iii) any such sale, transfer, pledge, repledge, hypothecation or rehypothecation will not result in any internal costs to Seller.

(b)           Nothing contained in this Agreement or any other Transaction Document shall obligate Buyer to segregate any Purchased Assets delivered to Buyer by Seller.  Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, no Purchased Asset shall remain in the custody of Seller or an Affiliate of Seller, except to the extent permitted by Buyer in accordance with Article 7(b) hereof.

ARTICLE 9.
EARLY TERMINATION

(a)           If (A) the LIBO Rate increases pursuant to the definition thereof as a result of an increase in Buyer’s reserve requirement, (B) an Act of Insolvency shall occur with respect to Buyer or an Affiliated Hedge Counterparty, or (C) Seller is required to pay any amounts to Buyer pursuant to Articles 3(k), 3(m) or 3(n), then Seller may declare an “Early Termination Event”.

(b)           The party declaring the Early Termination Event shall notify the other party (such notice, an “Early Termination Notice”) that it has elected to terminate this Agreement.  Regardless of which party declares the Early Termination, Seller shall designate a date no later than ten (10) days from the date of the Early Termination Notice (the “Early Termination Date”).

(c)           Notwithstanding any other provision of this Agreement, unless an Event of Default (other than an Event of Default pursuant to Article 13(a)(xv)) has occurred and is continuing, Seller shall not be required to (i) pay any Exit Fee in connection with the repurchase of any Eligible Assets during, or (ii) pay any non-usage fee for, in each case, any period following delivery of written notice by Seller to Buyer or by Buyer to Seller of an Early Termination Event.

ARTICLE 10.
REPRESENTATIONS AND WARRANTIES

(a)           Seller represents and warrants that (i) it is duly authorized to execute and deliver this Agreement, to enter into Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in such Transactions as principal (or, if agreed in writing, in the form of an annex hereto or otherwise, in advance of any Transaction by the other party hereto, as agent for a disclosed principal), (iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal), (iv) it has obtained all authorizations of any governmental body required in connection with this Agreement and the Transactions hereunder to the extent that the failure to obtain such authorizations would cause a Material Adverse Effect on Seller’s ability to perform its obligations hereunder and such authorizations are in full force and effect and (v) the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate any law, ordinance or rule applicable to it or its organizational documents or any agreement by which it is bound or by which any of its assets are affected to the extent that such violation would have a Material Adverse Effect on its ability to perform its obligations hereunder.  On the Purchase Date for any Transaction, Seller shall be deemed to repeat all the foregoing representations made by it.

(b)           In addition to the representations and warranties in subsection (a) above, Seller represents and warrants to Buyer as of the date of this Agreement and will be deemed to represent and warrant to Buyer as of the Purchase Date for the purchase of any Purchased Assets by Buyer from Seller and any Transaction thereunder and covenants that at all times while this Agreement and any Transaction thereunder is in effect, unless otherwise stated herein:

(i)            Organization.  Seller is duly organized, validly existing and in good standing under the laws and regulations of the state of Seller’s incorporation and is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller’s business, except where failure to so qualify could not be reasonably likely to have a Material Adverse Effect.  Seller has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(ii)           Due Execution; Enforceability.  The Transaction Documents have been or will be duly executed and delivered by Seller, for good and valuable consideration.  The Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(iii)          Ability to Perform.  Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in the Transaction Documents applicable to it to which it is a party.

(iv)          Non-Contravention.  Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of Seller, (ii) any contractual obligation to which Seller is now a party or the rights under which have been assigned to Seller or the obligations under which have been assumed by Seller or to which the assets of Seller are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of the assets of Seller, other than pursuant to the Transaction Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, or (iv) any applicable Requirement of Law, in the case of clauses (ii)-(iv) above, to the extent that such conflict or breach would have a Material Adverse Effect upon Seller’s ability to perform its obligations hereunder.

(v)           Litigation; Requirements of Law.  As of the date hereof and as of the Purchase Date for any Transaction hereunder, there is no action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Seller, threatened against Seller or any of its assets, nor is there any action, suit, proceeding, investigation, or arbitration pending or threatened against Seller that may result in any Material Adverse Effect.  Neither Seller nor either Guarantor is in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(vi)          No Broker.  Seller has not dealt with any broker, investment banker, agent, or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to any of the Transaction Documents.

(vii)         Good Title to Purchased Assets.  Immediately prior to the purchase of any Purchased Assets by Buyer from Seller, such Purchased Assets are free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Article 8-102(a)(1) of the UCC) with the exception of (A) liens to be released simultaneously with the sale to Buyer hereunder and (B) liens granted by Seller in favor of the counterparty to any Hedging Transaction, solely to the extent such liens are expressly subordinate to the rights and interests of Buyer hereunder, and Seller is the record and beneficial owner of and has good and marketable title to and the right to sell and transfer such Purchased Assets to Buyer and, upon transfer of such Purchased Assets to Buyer, Buyer shall be the owner of such Purchased Assets free of any adverse claim.  In the event the related Transaction is recharacterized as a secured financing of the Purchased Assets, the provisions of this Agreement are effective to create in favor of Buyer a valid security interest in all rights, title and interest of Seller in, to and under the Purchased Assets and Buyer shall have a valid, perfected first priority security interest in the Purchased Assets (and without limitation on the foregoing, Buyer, as entitlement holder, shall have a “security entitlement” to the Purchased Assets).

(viii)        No Margin Deficit; No Defaults.  No Margin Deficit exists and no Default or Event of Default has occurred or exists under or with respect to the Transaction Documents.

(ix)           Authorized Representatives.  The duly authorized representatives of Seller are listed on, and true signatures of such authorized representatives are set forth on, Exhibit II attached to this Agreement.

(x)            Representations and Warranties Regarding Purchased Assets; Delivery of Purchased Asset File.

(A)          As of the date hereof, Seller has not assigned, pledged, or otherwise conveyed or encumbered any Purchased Asset to any other Person, and immediately prior to the sale of such Purchased Asset to Buyer, Seller was the sole owner of such Purchased Asset and had good and marketable title thereto, free and clear of all liens, in each case except for (1) liens to be released simultaneously with the sale to Buyer hereunder and (2) liens granted by Seller in favor of the counterparty to any Hedging Transaction, solely to the extent such liens are expressly subordinate to the rights and interests of Buyer hereunder.

(B)           The provisions of this Agreement and the related Confirmation are effective to either constitute a sale of Purchased Items to Buyer or to create in favor of Buyer a legal, valid and enforceable security interest in all right, title and interest of Seller in, to and under the Purchased Items.

(C)           Upon receipt by the Custodian of each Mezzanine Loan note, B-Note or Junior Interest certificate, endorsed in blank by a duly authorized officer of Seller, and receipt by Seller of the applicable Purchase Price, either a purchase shall have been completed by Buyer of such Mezzanine Loan note, B-Note or Junior Interest certificate, as applicable, or Buyer shall have a valid and fully perfected first priority security interest in all right, title and interest of Seller in the Purchased Items described therein.

(D)          Each of the representations and warranties made in respect of the Purchased Assets pursuant to Exhibit VI are true, complete and correct, except to the extent disclosed in a Requested Exceptions Report.

(E)           Upon the filing of financing statements on Form UCC-1 naming Buyer as “Secured Party”, Seller as “Debtor” and describing the Purchased Items, in the jurisdictions and recording offices listed on Exhibit XIII attached hereto, the security interests granted hereunder in that portion of the Purchased Items which can be perfected by filing under the Uniform Commercial Code will constitute fully perfected security interests under the Uniform Commercial Code in all right, title and interest of Seller in, to and under such Purchased Items.

(F)           Upon execution and delivery of the Control Agreement, Buyer shall either be the owner of, or have a valid and fully perfected first priority security interest in, the “investment property” and all “deposit accounts” (each as defined in the Uniform Commercial Code) comprising Purchased Items or any after-acquired property related to such Purchased Items.  Except to the extent disclosed in a Requested Exceptions Report, Seller or its designee is in possession of a complete, true and accurate Purchased Asset File with respect to each Purchased Asset, except for such documents the originals of which have been delivered to the Custodian.

(xi)           Adequate Capitalization; No Fraudulent Transfer.  Seller has, as of such Purchase Date, adequate capital for the normal obligations foreseeable in a business of its size and character and in light of its contemplated business operations.  Seller is generally able to pay, and as of the date hereof is paying, its debts as they come due.  Seller has not become, or is presently, financially insolvent nor will Seller be made insolvent by virtue of Seller’s execution of or performance under any of the Transaction Documents within the meaning of the bankruptcy laws or the insolvency laws of any jurisdiction.  Seller has not entered into any Transaction Document or any Transaction pursuant thereto in contemplation of insolvency or with intent to hinder, delay or defraud any creditor.

(xii)          No Conflicts or Consents.  Neither the execution and delivery of this Agreement and the other Transaction Documents by Seller, nor the consummation of any of the transactions by it herein or therein contemplated, nor compliance with the terms and provisions hereof or with the terms and provisions thereof, will contravene or conflict with or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of Seller pursuant to the terms of any indenture, mortgage, deed of trust, or other agreement or instrument to which Seller is a party or by which Seller may be bound, or to which Seller may be subject.  No consent, approval, authorization, or order of any third party is required in connection with the execution and delivery by Seller of the Transaction Documents to which it is a party or to consummate the transactions contemplated hereby or thereby which has not already been obtained.

(xiii)         Governmental Approvals.    No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize, or is required in connection with, (i) the execution, delivery and performance of any Transaction Document to which Seller is or will be a party, (ii) the legality, validity, binding effect or enforceability of any such Transaction Document against Seller or (iii) the consummation of the transactions contemplated by this Agreement (other than the filing of certain financing statements in respect of certain security interests).

(xiv)        Organizational Documents.  Seller has delivered to Buyer certified copies of its organization documents, together with all amendments thereto, if any.

(xv)         No Encumbrances.  There are (i) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with the Purchased Assets, and (ii) no agreements on the part of Seller to issue, sell or distribute the Purchased Assets except as contemplated by the Transaction Documents.

(xvi)        Federal Regulations.  Seller is not an “investment company,” or a company “controlled by an investment company,” within the meaning of the Investment Company Act of 1940, as amended.  Seller is not a “holding company,” or a “subsidiary company of a holding company,” or an “affiliate” of either a “holding company” or a “subsidiary company of a holding company,” as such terms are defined in the Public Utility Holding Company Act of 2005, as amended.

(xvii)       Taxes.  Seller has filed or caused to be filed all tax returns that, to the knowledge of Seller, would be delinquent if they had not been filed on or before the date hereof and has paid all taxes shown to be due and payable on or before the date hereof on such returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it and any of its assets by any Governmental Authority except for any such taxes as (A) are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP or (B) are de minimis in amount; no tax liens have been filed against any of Seller’s assets and, no claims are being asserted with respect to any such taxes, fees or other charges.

(xviii)      Judgments/Bankruptcy.  Except as disclosed in writing to Buyer, there are no judgments against Seller unsatisfied of record or docketed in any court located in the United States of America and no Act of Insolvency has ever occurred with respect to Seller.

(xix)         Solvency.  Neither the Transaction Documents nor any Transaction thereunder are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any of Seller’s creditors.  The transfer of the Purchased Assets subject hereto and the obligation to repurchase such Purchased Assets is not undertaken with the intent to hinder, delay or defraud any of Seller’s creditors.  As of the Repurchase Date, Seller is not insolvent within the meaning of 11 U.S.C. Section 101(32) or any successor provision thereof and the transfer and sale of the Purchased Assets pursuant hereto and the obligation to repurchase such Purchased Asset (i) will not cause the liabilities of Seller to exceed the assets of Seller, (ii) will not result in Seller having unreasonably small capital, and (iii) will not result in debts that would be beyond Seller’s ability to pay as the same mature.  No petition in bankruptcy has been filed against Seller in the last ten (10) years, and Seller has not in the last ten (10) years made an assignment for the benefit of creditors or taken advantage of any debtors relief laws.  The Seller has only entered into agreements on terms that would be considered arm’s length and otherwise on terms consistent with other similar agreements in the market.

(xx)          Use of Proceeds; Margin Regulations.  All proceeds of each Transaction shall be used by Seller for purposes permitted under Seller’s governing documents, provided that no part of the proceeds of any Transaction will be used by Seller to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.  Neither the entering into of any Transaction nor the use of any proceeds thereof will violate, or be inconsistent with, any provision of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(xxi)         Full and Accurate Disclosure.  No information contained in the Transaction Documents regarding the Seller, its Affiliates, or any of the Seller’s assets, or any written statement furnished by or on behalf of Seller pursuant to the terms of the Transaction Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

(xxii)        Financial Information.  All financial data concerning Seller and the Purchased Assets that has been delivered by or on behalf of Seller to Buyer is true, complete and correct in all material respects.  All financial data concerning Seller has been prepared fairly in accordance with GAAP.  All financial data concerning the Purchased Assets has been prepared in accordance with standard industry practices.  Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no change in the financial position of Seller or the Purchased Assets, or in the results of operations of Seller, which change is reasonably likely to have in a Material Adverse Effect on Seller.

(xxiii)       Hedging Transactions.  To the actual knowledge of Seller, as of the Purchase Date for any Purchased Asset that is subject to a Hedging Transaction, each such Hedging Transaction is in full force and effect in accordance with its terms, each counterparty thereto is an Affiliated Hedge Counterparty or a Qualified Hedge Counterparty, and no “Termination Event”, “Event of Default”, “Potential Event of Default” or any similar event, however denominated, has occurred and is continuing with respect thereto.

(xxiv)       Selection Process.  The Purchased Assets under this Agreement were not selected by Seller in a manner different from the manner in which Seller selects assets with regard to any other facilities to which it is a party or, in any event, so as to affect adversely the interests of Buyer.

(xxv)        Servicing Agreements.  Seller has delivered to Buyer all Servicing Agreements pertaining to the Purchased Assets and to the actual knowledge of Seller, as of the date of this Agreement and as of the Purchase Date for the purchase of any Purchased Assets subject to a Servicing Agreement, each such Servicing Agreement is in full force and effect in accordance with its terms and no default or event of default exists thereunder.

(xxvi)       No Reliance.  Seller has made its own independent decisions to enter into the Transaction Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary.  Seller is not relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(xxvii)      Patriot Act.  Seller is in compliance, in all material respects, with the (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other applicable enabling legislation or executive order relating thereto, and (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).  No part of the proceeds of any Transaction will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(xxviii)     Environmental Matters.

(a)           No properties owned or leased by Seller and no properties formerly owned or leased by Seller, its predecessors, or any former Subsidiaries or predecessors thereof (the “Properties”), contain, or have previously contained, any Materials of Environmental Concern in amounts or concentrations which constitute or constituted a violation of, or reasonably could be expected to give rise to liability under, Environmental Laws that would have a Material Adverse Effect;

(b)           Seller is in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Laws which reasonably would be expected to interfere with the continued operations of Seller that would have a Material Adverse Effect;

(c)           Seller has not received any notice of violation, alleged violation, non-compliance, liability or potential liability under any Environmental

Law that would have a Material Adverse Effect, nor does Seller have knowledge that any such notice will be received or is being threatened;

(d)           Materials of Environmental Concern have not been transported or disposed by Seller in violation of, or in a manner or to a location which reasonably would be expected to give rise to liability under, any applicable Environmental Law, nor has Seller generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that reasonably would be expected to give rise to liability under, any applicable Environmental Law that would have a Material Adverse Effect;

(e)           No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of Seller, threatened, under any Environmental Law which Seller is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements arising out of judicial proceedings or governmental or administrative actions, outstanding under any Environmental Law to which Seller is a party that would have a Material Adverse Effect;

(f)            There has been no release or threat of release of Materials of Environmental Concern in violation of or in amounts or in a manner that reasonably would be expected to give rise to liability that would have a Material Adverse Effect under any Environmental Law for which Seller may become liable; and

(g)           Each of the representations and warranties set forth in the preceding clauses (A) through (F) is true and correct with respect to each parcel of real property owned or operated by Seller.

(xxix)       Insider.  Seller is not an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of Buyer, of a bank holding company of which Buyer is a Subsidiary, or of any Subsidiary, of a bank holding company of which Buyer is a Subsidiary, of any bank at which Buyer maintains a correspondent account or of any lender which maintains a correspondent account with Buyer

(xxx)        Office of Foreign Assets Control.  Seller is not a person (i) whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) who engages in any dealings or transactions prohibited by Section 2 of such executive order, or to the best of Seller’s knowledge,  is otherwise associated with any such person in any manner in violation of Section 2 of such executive order, or (iii) on the current list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(xxxi)       Notice Address; Jurisdiction of Organization.  On the date of this Agreement, Seller’s address for notices is as specified on Annex I.  Seller’s jurisdiction of organization is Delaware.  The location where Seller keeps its books and records, including all computer tapes and records relating to the Collateral and Purchased Items, is its notice address.  Seller may change its address for notices and for the location of its books and records by giving Buyer written notice of such change.

(xxxii)      Ownership.  Each Seller is and shall remain at all times a wholly owned subsidiary of Dividend Capital Total Realty Operating Partnership, LP.

ARTICLE 11.
NEGATIVE COVENANTS OF SELLER

On and as of the date hereof and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, Seller shall not without the prior written consent of Buyer:

(a)           take any action that would directly or indirectly impair or adversely affect Buyer’s title to the Purchased Assets (other than as contemplated by the Transaction Documents);

(b)           transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Purchased Assets (or any of them) to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to the Purchased Assets (or any of them) with any Person other than Buyer (unless such Purchased Asset has been repurchased) other than as contemplated by the Transaction Documents;

(c)           modify in any material respect any Servicing Agreements to which it is a party, without the consent of Buyer in its sole and absolute discretion;

(d)           create, incur or permit to exist any lien, encumbrance or security interest in or on any of the Purchased Assets, the other Collateral or Purchased Items, other than the security interest granted by Seller pursuant to Article 6 of this Agreement (unless such Purchased Asset has been repurchased);

(e)           create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following, hereinafter referred to as the “Permitted Liens”:

(i)            Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(ii)           Liens created pursuant to the Transaction Documents;

(iii)          Liens created pursuant to or in connection with Other Warehouse Facilities on the financial assets that are the subject of such Other Warehouse Facilities, solely to secure the obligations of Seller under such Other Warehouse Facilities; and

(iv)          Liens on the rights of Seller created pursuant to or in connection with subscription facilities under subscription agreements or other agreements related thereto, including Seller’s rights to call capital from its investors;

(f)            enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution), sell all or substantially all of its assets without the consent of Buyer in its sole and absolute discretion;

(g)           consent or assent to any amendment or supplement to, or termination of, any note, loan agreement, mortgage or guarantee relating to the Purchased Assets or other material agreement or instrument relating to the Purchased Assets other than in accordance with Article 28;

(h)           permit the organizational documents or organizational structure of DCTRT Repo Holdco LLC, TRT Lending LLC or DCTRT Securities Holdco LLC to be amended without (i) the prior written consent of Buyer, granted or withheld in its sole and absolute discretion, or (ii) the delivery to Buyer of a new non-consolidation opinion or an opinion that such amendments have no effect on the non-consolidation opinion delivered in connection with the execution of this Agreement;

(i)            admit any additional members or partners in Seller;

(j)            acquire or maintain any right or interest in any Purchased Asset or Underlying Mortgaged Property that is senior to or pari passu with the rights and interests of Buyer therein under this Agreement and the other Transaction Documents;

(k)           use any part of the proceeds of any Transaction hereunder for any purpose which violates, or would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System;

(l)            [intentionally omitted];

(m)          [intentionally omitted];

(n)           shall not, directly or indirectly, permit the ratio of Dividend Capital Total Realty Trust Inc.’s (i) Leverage (ii) to Net Assets, as each of such terms are defined from time to time in the organizational documents of Dividend Capital Total Realty Trust Inc., to exceed 3.00 to 1.00; or

(o)           enter into any Hedging Transaction with any entity that is not an Affiliated Hedging Counterparty or a Qualified Hedging Counterparty.

ARTICLE 12.
AFFIRMATIVE COVENANTS OF SELLER

(a)           Seller shall promptly notify Buyer of any material adverse change in its business operations and/or financial condition; provided, however, that nothing in this Article 12 shall relieve Seller of its obligations under this Agreement.

(b)           Seller shall provide Buyer with copies of such documents as Buyer may request evidencing the truthfulness of the representations set forth in Article 10.

(c)           Seller (1) shall defend the right, title and interest of Buyer in and to the Collateral and Purchased Items against, and take such other action as is necessary to remove, the Liens, security interests, claims and demands of all Persons (other than security interests by or through Buyer) and (2) shall, at Buyer’s reasonable request, take all action necessary to ensure that Buyer will have a first priority security interest in the Purchased Assets subject to any of the Transactions in the event such Transactions are recharacterized as secured financings.

(d)           Seller shall notify Buyer and the Depository of the occurrence of any Default or Event of Default with respect to Seller as soon as possible but in no event later than the second (2nd) Business Day after obtaining actual knowledge of such event.

(e)           Seller shall cause the special servicer rating of the special servicer with respect to all mortgage loans underlying Purchased Assets to be no lower than “average” by Standard & Poor’s Ratings Group to the extent Seller controls or is entitled to control the selection of the special servicer.  In the event the special servicer rating with respect to any Person acting as special servicer for any mortgage loans underlying Purchased Assets shall be below “average” by Standard & Poor’s Rating Group, or if an Act of Insolvency occurs with respect to Seller or a Guarantor, Buyer shall be entitled to transfer special servicing with respect to all Purchased Assets to an entity satisfactory to Buyer, to the extent Seller controls or is entitled to control the selection of the special servicer.

(f)            Seller shall promptly (and in any event not later than two (2) Business Days following receipt) deliver to Buyer (i) any notice of the occurrence of an event of default under or report received by Seller pursuant to the Purchased Asset Documents; (ii) any notice of transfer of servicing under the Purchased Asset Documents and (iii) any other information with respect to the Purchased Assets that may be requested by Buyer from time to time.

(g)           Seller will permit Buyer or its designated representative to inspect Seller’s records with respect to the Collateral and the Purchased Items and the conduct and operation of its business related thereto upon reasonable prior written notice from Buyer or its designated representative, at such reasonable times and with reasonable frequency, and to make copies of extracts of any and all thereof, subject to the terms of any confidentiality agreement between Buyer and Seller.  Buyer shall act in a commercially reasonable manner in requesting and conducting any inspection relating to the conduct and operation of Seller’s business.

(h)           If Seller shall at any time become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for a Purchased Asset, or otherwise in respect thereof, Seller shall accept the same as Buyer’s agent, hold the same in trust for Buyer and deliver the same forthwith to Buyer (or the Custodian, as appropriate) in the exact form received, duly endorsed by Seller to Buyer, if required, together with an undated bond power covering such certificate duly executed in blank to be held by Buyer hereunder as additional collateral security for the Transactions.  If any sums of money or property so paid or distributed in respect of the Purchased Assets shall be received by Seller, Seller shall, until such money or property is paid or delivered to Buyer, hold such money or property in trust for Buyer, segregated from other funds of Seller, as additional collateral security for the Transactions.

(i)            At any time from time to time upon the reasonable request of Buyer, at the sole expense of Seller, Seller will promptly and duly execute and deliver such further instruments and documents and take such further actions as Buyer may request for the purposes of obtaining or preserving the full benefits of this Agreement including the first priority security interest granted hereunder and of the rights and powers herein granted (including, among other things, filing such UCC financing statements as Buyer may request).  If any amount payable under or in connection with any of the Collateral or Purchased Items shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper shall be immediately delivered to Buyer, duly endorsed in a manner satisfactory to Buyer, to be itself held as a Purchased Item and/or Collateral, as applicable, pursuant to this Agreement, and the documents delivered in connection herewith.

(j)            Seller shall provide, or to cause to be provided, to Buyer the following financial and reporting information:

(i)            Within forty-five (45) days after the last day of each of the first three fiscal quarters in any fiscal year, consolidated unaudited financial statements of Guarantors presented fairly in accordance with GAAP including a statement of operations and a statement of changes in cash flows for such quarter and statement of net assets as of the end of such quarter, and certified as being true and correct by an officer’s certificate;

(ii)           Promptly after the end of each month, to the extent provided by the applicable servicer, with respect to Eligible Assets that are Eligible Loans, any and all certified financial statements and rent rolls received from an applicable Eligible Loan borrower;

(iii)          Within 90 days after the last day of its fiscal year, Guarantors’ consolidated audited financial statements, prepared by a nationally recognized independent certified public accounting firm and presented fairly in accordance with GAAP including a statement of operations and a statement of changes in cash flows for such quarter and statement of net assets as of the end of such quarter accompanied by an unqualified report of the nationally recognized independent certified public accounting firm that prepared them;

(iv)          Within 30 days of the earlier of (A) filing or (B) the last filing extension period, copies of Seller’s and Guarantors’ Federal Income Tax returns, if any;

(v)           Promptly after receipt of same, but, in any event, within 20 days after the last day of each calendar quarter in any fiscal year, any and all property level financial information with respect to the Purchased Assets that is in the possession of Seller including, without limitation, rent rolls and income statements for the immediately preceding quarter and, when available, for the preceding year;

(vi)          Within sixty (60) days after the last day of each calendar quarter in any fiscal year, an officer’s certificate from Seller addressed to Buyer certifying that, as of such calendar month, (x) Seller is in compliance with all of the terms, conditions and requirements of this Agreement, and (y) no Event of Default exists;

(vii)         Within fifteen (15) days after the last day of each month, with respect to Purchased Assets that are Eligible Loans, a servicing tape with respect to each such Purchased Asset conforming to CMSA standards, the contents of which shall be agreed upon between the parties;

(viii)        Within fifteen (15) days after the last day of each month, a surveillance summary of the Purchased Assets;

(ix)           With respect to each Eligible Asset that is a CMBS, Synthetic CMBS or a Junior Interest, as soon as available but in any event not later than ten (10) days after receipt thereof, (x) the related monthly securitization report, if any, and (y) within ten (10) days after the end of each month, a copy of the standard monthly exception report, if any, prepared by Seller in the ordinary course of its business in respect of the related Eligible Asset;

(x)            Within fifteen (15) days after each month end, a listing of any changes in all Hedging Transactions, Qualified Hedge Counterparties and the material terms of each Hedging Transaction; and

(xi)           Within fifteen (15) days after each month end, a monthly reporting package substantially in the form of Exhibit III attached hereto.

Quarterly, beginning December 31, 2006, Seller shall deliver to Buyer a certificate of a Responsible Officer of Seller (i) stating that, to the best of such Responsible Officer’s knowledge, Seller during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Transaction Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate (and, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action Seller has taken or proposes to take with respect thereto) and (ii) showing in detail the calculations supporting such Responsible Officer’s certification of Seller’s compliance with the applicable requirements of Article 11(m).  Buyer shall treat all documents, reports, financial statements, and other information provided to Buyer by Seller pursuant to this Agreement as confidential information, shall use such information only for the purpose of monitoring Seller’s compliance with this Agreement, and shall not disclose such information other than to (i) employees of Buyer solely for purposes of the monitoring and administration of this Agreement and (ii) professional personnel, such as accountants an attorneys, to the extent reasonably necessary for the monitoring and administration of this Agreement.

(k)           Seller shall make a representative available to Buyer every month for attendance at a telephone conference, the date of which to be mutually agreed upon by Buyer and Seller, regarding the status of each Purchased Asset, Seller’s compliance with the requirements of Articles 11 and 12, and any other matters relating to the Transaction Documents or Transactions that Seller wishes to discuss with Buyer.

(l)            Seller shall at all times comply in all material respects with all laws, ordinances, rules and regulations of any federal, state, municipal or other public authority having jurisdiction over Seller or any of its assets to the extent necessary to avoid a Material Adverse Effect, and Seller shall do or cause to be done all things necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business.

(m)          Seller shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions fairly in accordance with GAAP, and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(n)           Seller shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents.  Seller shall pay and discharge all taxes, levies, liens and other charges on its assets and, to the extent it is not specifically prohibited, on the Collateral that, in each case, in any manner would create any lien or charge upon the Collateral, other than any such taxes that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.

(o)           Seller shall advise Buyer in writing of the opening of any new chief executive office or the closing of any such office and of any change in Seller’s name or the places where the books and records pertaining to the Purchased Assets are held not less than fifteen (15) Business Days prior to taking any such action.

(p)           Seller will maintain records with respect to the Collateral and Purchased Items and the conduct and operation of its business with no less a degree of prudence than if the Collateral and Purchased Items were held by Seller for its own account and will furnish Buyer, upon reasonable request by Buyer or its designated representative, with reasonable information obtainable by Seller with respect to the Collateral and Purchased Items and the conduct and operation of its business.

(q)           Seller shall provide Buyer with reasonable access to operating statements, the occupancy status and other property level information with respect to the underlying real estate directly or indirectly securing or supporting such Purchased Assets that either is in Seller’s possession or is reasonably available to Seller, plus any such additional reports as Buyer may request, to the extent that Seller is entitled to obtain such reports pursuant to the related Purchased Asset Documents.

(r)            Seller shall enter into Hedging Transactions with respect to each of the Hedge-Required Assets to the extent necessary to hedge interest rate risk associated with the Purchase Price on such Hedge-Required Assets, in a manner reasonably acceptable to Buyer, to the extent that such Hedging Transactions will not give rise to non-qualifying REIT income under section 856 of the Code.

(s)           Seller shall take all such steps as Buyer deems necessary to perfect the security interest granted pursuant to Article 6 in the Hedging Transactions, shall take such action as shall be necessary or advisable to preserve and protect Seller’s interest under all such Hedging Transactions (including, without limitation, requiring the posting of any required Additional Eligible Collateral thereunder, and hereby authorizes Buyer to take any such action that Seller fails to take after demand therefor by Buyer.  Seller shall provide the Custodian with copies of all documentation relating to Hedging Transactions with Qualified Hedge Counterparties promptly after entering into same.  All Hedging Transactions, if any, entered into by Seller with Buyer or any of its Affiliates in respect of any Purchased Asset shall be terminated or Seller shall maintain the applicable Hedging Transaction so long as it remains Collateral for the benefit of the Buyer, in each case, contemporaneously with the repurchase of such Purchased Asset on the Repurchase Date therefor.

(t)            Seller shall at all times ensure that each borrower under an Accommodation Loan be at least 51% owned and controlled by DCTRT Repo Holdco LLC.

(u)           Seller shall at all times ensure that it and DCTRT Repo Holdco LLC comply with the special purpose entity provisions contained in the entities’ respective organizational documents.

ARTICLE 13.
EVENTS OF DEFAULT; REMEDIES

(a)           Each of the following events shall constitute an “Event of Default” under this Agreement:

(i)            Seller or a Guarantor shall fail to repurchase Purchased Assets upon the applicable Repurchase Date;

(ii)           Buyer shall fail to receive on any Remittance Date the accreted value of the Price Differential (less any amount of such Price Differential previously paid by Seller to Buyer) (including, without limitation, in the event the Income paid or distributed on or in respect of the Purchased Assets is insufficient to make such payment and Seller does not make such payment or cause such payment to be made) (except that such failure shall not be an Event of Default by Seller if sufficient Income, other than Principal Payments, is on deposit in the Cash Management Account and the Depository fails to remit such funds to Buyer);

(iii)          Seller or a Guarantor shall fail to cure any Margin Deficit, to the extent such Margin Deficit equals or exceeds the Minimum Transfer Amount, in accordance with Article 4 of this Agreement;

(iv)          Seller or a Guarantor shall fail to make any payment not otherwise addressed under this Article 13(a) owing to Buyer that has become due, whether by acceleration or otherwise under the terms of this Agreement, which failure is not remedied within three (3) Business Days of notice thereof;

(v)           Seller shall default in the observance or performance of any agreement contained in Article 11 of this Agreement, and such default shall not be cured within five (5) Business Days of notice by Buyer to Seller thereof;

(vi)          an Act of Insolvency occurs with respect to Seller or a Guarantor;

(vii)         Seller or a Guarantor shall admit to any Person its inability to, or its intention not to, perform any of its obligations hereunder;

(viii)        the Custodial Agreement, the Control Agreement, or any other Transaction Document or a replacement therefor acceptable to Buyer shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by Seller;

(ix)           Seller or a Guarantor shall be in default under (i) any Indebtedness of Seller or a Guarantor, as appropriate, which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, if the aggregate amount of the Indebtedness in respect of which such default or defaults shall have occurred is (A) if the Consolidated Tangible Net Worth of the Guarantor is less than $300,000,000, $250,000, (B) if the Consolidated Tangible Net Worth of the Guarantor is greater than or equal to $300,000,000 but less than $500,000,000, $500,000, (C) if the Consolidated Tangible Net Worth of the Guarantor is greater than or equal to $500,000,000 but less than $1,000,000,000, $1,000,000, or (D) if the Consolidated Tangible Net Worth of the Guarantor is greater than $1,000,000,000, $2,000,000; or (ii) any other material contract to which Seller or a Guarantor is a party which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract if the aggregate amount of such obligations is (A) if the Consolidated Tangible Net Worth of the Guarantor is less than $300,000,000, $250,000, (B) if the Consolidated Tangible Net Worth of the Guarantor is greater than or equal to $300,000,000 but less than $500,000,000, $500,000, (C) if the Consolidated Tangible Net Worth of the Guarantor is greater than or equal to $500,000,000 but less than $1,000,000,000, $1,000,000, or (D) if the Consolidated Tangible Net Worth of the Guarantor is greater than $1,000,000,000, $2,000,000;

(x)            (i) Seller or an ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that is not exempt from such Sections of ERISA and the Code, (ii) any material

“accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of Seller or any ERISA Affiliate, (iii) a Reportable Event (as referenced in Section 4043(b)(3) of ERISA) shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) Seller or any ERISA Affiliate shall, or in the reasonable opinion of Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

(xi)           either (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Buyer to be the owner free of any adverse claim of any of the Purchased Assets, and such condition is not cured by Seller within five (5) Business Days after notice thereof from Buyer to Seller, or (B) if a Transaction is recharacterized as a secured financing, and the Transaction Documents with respect to any Transaction shall for any reason cease to create and maintain a valid first priority security interest in favor of Buyer in any of the Purchased Assets;

(xii)          an “Event of Default,” “Termination Event,” “Potential Event of Default” or other default or breach, however denominated, occurs under any Hedging Transaction on the part of Seller, or the counterparty to Seller on any such Hedging Transaction with a Qualified Hedge Counterparty ceases to be a Qualified Hedge Counterparty, that is otherwise not cured within any applicable cure period thereunder or, if no cure period exists thereunder, which is not cured by Seller within five (5) Business Days after notice thereof from an Affiliated Hedge Counterparty or Qualified Hedge Counterparty to Seller;

(xiii)         any governmental, regulatory, or self-regulatory authority shall have taken any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of Seller or a Guarantor, which suspension has a Material Adverse Effect in the determination of Buyer and that is not cured by Seller or such Guarantor, as applicable, within five (5) Business Days after notice thereof from Buyer to Seller or such Guarantor, as applicable;

(xiv)        any condition shall exist that constitutes a Material Adverse Effect in Buyer’s sole discretion exercised in good faith that is not cured by Seller or a Guarantor, as applicable, within five (5) Business Days after notice thereof from Buyer to Seller or such Guarantor, as applicable;

(xv)         an Early Termination Event shall have been declared by Buyer and Seller shall have failed to repurchase all of the Purchased Assets within the period required by Article 9 hereof;

(xvi)        any representation made by Seller to Buyer shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated, without regard to any knowledge qualifier (other than the representations and warranties set forth in Article 10(b)(x), 10(b)(xxi) or 10(b)(xxii) or Exhibit VI (in the case of Exhibit VI, with respect to the affected Purchased Assets only) made by Seller, which shall not be considered an Event of Default if incorrect or untrue in any material respect, provided Seller terminates the related Transaction, as applicable, and repurchases the related Purchased Assets on an Early Repurchase Date no later than three (3) Business Days after receiving notice of such incorrect or untrue representation; unless Seller shall have made any such representation with knowledge that it was materially incorrect or untrue at the time made);

(xvii)       a final non-appealable judgment by any competent court in the United States of America shall have been rendered against Seller or a Guarantor, and such judgment remained undischarged or unpaid for a period of sixty (60) days, during which period execution of such judgment is not effectively stayed by bonding over or other means acceptable to Buyer for the payment of money in an amount greater than (A) if the Consolidated Tangible Net Worth of such party is less than $300,000,000, $250,000, (B) if the Consolidated Tangible Net Worth of such party is greater than or equal to $300,000,000 but less than $500,000,000, $500,000, (C) if the Consolidated Tangible Net Worth of such party is greater than or equal to $500,000,000 but less than $1,000,000,000, $1,000,000, or (D) if the Consolidated Tangible Net Worth of such party is greater than $1,000,000,000, $2,000,000;

(xviii)      if Seller shall breach or fail to perform any of the terms, covenants, obligations or conditions of this Agreement, other than as specifically otherwise referred to in this definition of “Event of Default”, and such breach or failure to perform is not remedied within the earlier of seven (7) days after (a) delivery of notice thereof to Seller by Buyer, or (b) actual knowledge on the part of Seller of such breach or failure to perform; and

(xix)         the Guarantee Agreement or a replacement therefor acceptable to Buyer shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by a Guarantor or Seller.

(b)           After the occurrence and during the continuance of an Event of Default, Seller hereby appoints Buyer as attorney-in-fact of Seller for the purpose of carrying out the provisions of this Agreement and taking any action and executing or endorsing any instruments that Buyer may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest.  If an Event of Default shall occur and be continuing with respect to Seller, the following rights and remedies shall be available to Buyer:

(i)            At the option of Buyer, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency with respect to Seller), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised being referred to hereinafter as the “Accelerated Repurchase Date”).

(ii)           If Buyer exercises or is deemed to have exercised the option referred to in Article 13(b)(i) of this Agreement:

(A)          Seller’s obligations hereunder to repurchase all Purchased Assets shall become immediately due and payable on and as of the Accelerated Repurchase Date; and

(B)           to the extent permitted by applicable law, the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the Accelerated Repurchase Date to but excluding the date of payment of the Repurchase Price (as so increased), (x) the Pricing Rate for such Transaction multiplied by (y) the Repurchase Price for such Transaction (decreased by (I) any amounts actually remitted to Buyer by the Depository or Seller from time to time pursuant to Article 5 of this Agreement and applied to such Repurchase Price, and (II) any amounts applied to the Repurchase Price pursuant to Article 13(b)(iii) of this Agreement); and

(C)           the Custodian shall, upon the request of Buyer, deliver to Buyer all instruments, certificates and other documents then held by the Custodian relating to the Purchased Assets.

(iii)          Upon the occurrence of an Event of Default with respect to Seller, Buyer may (A) immediately sell, at a public or private sale in a commercially reasonable manner and at such price or prices as Buyer may deem satisfactory any or all of the Purchased Assets, and/or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets in an amount equal to the Market Value of such Purchased Assets against the aggregate unpaid Repurchase Price for such Purchased Assets and any other amounts owing by Seller under the Transaction Documents.  The proceeds of any disposition of Purchased Assets effected pursuant to this Article 13(b)(iii) shall be applied, (u) first, to the costs and expenses incurred by Buyer in connection with Seller’s default; (v) second, to consequential damages, including, but not limited to, costs of cover and/or Hedging Transactions, if any; (w) third, to the Repurchase Price; (x) fourth, to the Exit Fee and any other outstanding obligation of Seller to Buyer or its Affiliates; (y) fifth, to the Breakage Costs; and (z) sixth, to return any excess to Seller.  Seller may bid in any public or private sale of the Purchased Assets.

(iv)          The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such  Purchased Assets may not be liquid.  In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale (other than to an Affiliate of Buyer) shall be deemed to have been made in a commercially reasonable manner.  Accordingly, Buyer may elect, in its sole discretion, the time and manner of liquidating any Purchased Assets, and nothing contained herein shall (A) obligate Buyer to liquidate any Purchased Assets on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Assets in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer.

(v)           Seller shall be liable to Buyer for (A) the amount of all actual out-of-pocket expenses, including reasonable legal fees and expenses, actually incurred by Buyer in connection with or as a consequence of an Event of Default with respect to Seller and (B) all costs incurred by Buyer in connection with Hedging Transactions in the event that Seller, from and after an Event of Default, takes any action to impede or otherwise affect Buyer’s remedies under this Agreement.

(vi)          Buyer shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign (where relevant), and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC of the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyer and Seller.  Without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of Seller’s obligations to Buyer under this Agreement, without prejudice to Buyer’s right to recover any deficiency.

(vii)         Buyer may exercise any or all of the remedies available to Buyer immediately upon the occurrence of an Event of Default with respect to Seller and at any time during the continuance thereof.  All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies that Buyer may have.

(viii)        Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process.  Seller also waives, to the extent permitted by law, any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Assets, or from any other election of remedies.  Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

ARTICLE 14.
SINGLE AGREEMENT

Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other.  Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

ARTICLE 15.
RECORDING OF COMMUNICATIONS

EACH OF BUYER AND SELLER SHALL HAVE THE RIGHT (BUT NOT THE OBLIGATION) FROM TIME TO TIME TO MAKE OR CAUSE TO BE MADE TAPE RECORDINGS OF COMMUNICATIONS BETWEEN ITS EMPLOYEES, IF ANY, AND THOSE OF THE OTHER PARTY WITH RESPECT TO TRANSACTIONS; PROVIDED, HOWEVER, THAT SUCH RIGHT TO RECORD COMMUNICATIONS SHALL BE LIMITED TO COMMUNICATIONS OF EMPLOYEES TAKING PLACE ON THE TRADING FLOOR OF THE APPLICABLE PARTY.  EACH OF BUYER AND SELLER HEREBY CONSENTS TO THE ADMISSIBILITY OF SUCH TAPE RECORDINGS IN ANY COURT, ARBITRATION, OR OTHER PROCEEDINGS, AND AGREES THAT A DULY AUTHENTICATED TRANSCRIPT OF SUCH A TAPE RECORDING SHALL BE DEEMED TO BE A WRITING CONCLUSIVELY EVIDENCING THE PARTIES’ AGREEMENT.

ARTICLE 16.
NOTICES AND OTHER COMMUNICATIONS

Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery or (d) by telecopier (with answerback acknowledged) provided that such telecopied notice must also be delivered by one of the means set forth in (a), (b) or (c) above, to the address specified in Annex I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Article.  A notice shall be deemed to have been given: (w) in the case of hand delivery, at the time of delivery, (x) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (y) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, or (z) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Article.  A party receiving a notice that does not comply with the technical requirements for notice under this Article may elect to waive any deficiencies and treat the notice as having been properly given.

ARTICLE 17.
ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions.  Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

ARTICLE 18.
NON-ASSIGNABILITY

(a)           Subject to Article 18(b) below, neither Seller nor Buyer may assign any of its rights or obligations under this Agreement without the prior written consent of the other party, not to be unreasonably withheld or delayed and any attempt by Seller or Buyer to assign any of its rights or obligations under this Agreement without the prior written consent of the other party shall be null and void.  Buyer may upon notice to Seller and without consent of Seller, sell to one or more banks, financial institutions or other entities (“Participants”) participating interests in any Transaction, its interest in the Purchased Assets, or any other interest of Buyer under this Agreement. provided, however, that, in all instances, (i) Buyer shall act as agent for all  participants in any dealings with Seller in connection with such Transactions, (ii) Buyer shall remain primarily liable for the performance of all obligations of Buyer hereunder as if Buyer had not sold a participation interest, (iii) Seller shall not be obligated to deal directly with any party other than Buyer in connection with such Transactions, or to pay or reimburse Buyer for any costs that would not have been incurred by Buyer had no participation interests in such Transactions been issued, and (iv) such participation shall not result in any costs or taxes to Seller.  Seller agrees to cooperate with Buyer in connection with any such assignment, transfer or sale of participating interest and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement in order to give effect to such assignment, transfer or sale.

(b)           Title to all Purchased Assets and Purchased Items shall pass to Buyer and Buyer shall have free and unrestricted use of all Purchased Assets, subject to its obligations under the Transaction Documents.  Nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Assets and Purchased Items or otherwise selling, pledging, repledging, transferring, hypothecating, or rehypothecating the Purchased Assets and Purchased Items, all on terms that Buyer may determine in its sole discretion; provided, however, that Buyer shall transfer the identical Purchased Assets to Seller on the applicable Repurchase Date free and clear of any pledge, lien, security interest, encumbrance, charge or other adverse claim on any of the Purchased Assets.  Nothing contained in this Agreement shall obligate Buyer to segregate any Purchased Assets or Purchased Items transferred to Buyer by Seller.

ARTICLE 19.
GOVERNING LAW

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

ARTICLE 20.
NO WAIVERS, ETC.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder.  No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto.  Without limitation on any of the foregoing, the failure to give a notice pursuant to Articles 4(a) or 4(b) hereof will not constitute a waiver of any right to do so at a later date.

ARTICLE 21.
USE OF EMPLOYEE PLAN ASSETS

(a)           If assets of an employee benefit plan subject to any provision of ERISA are intended to be used by either party hereto (the “Plan Party”) in a Transaction, the Plan Party shall so notify the other party prior to the Transaction.  The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other party may proceed in reliance thereon but shall not be required so to proceed.

(b)           Subject to the last sentence of subparagraph (a) of this Article, any such Transaction shall proceed only if Seller furnishes or has furnished to Buyer its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.

(c)           By entering into a Transaction, pursuant to this Article, Seller shall be deemed (i) to represent to Buyer that since the date of Seller’s latest such financial statements, there has been no material adverse change in Seller’s financial condition that Seller has not disclosed to Buyer, and (ii) to agree to provide Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as it is Seller in any outstanding Transaction involving a Plan Party.

ARTICLE 22.
INTENT

(a)           The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101(47) of Title 11 of the United States Code, as amended (except insofar as the type of Assets subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(b)           It is understood that either party’s right to liquidate Assets delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Article 13 hereof is a contractual right to liquidate such Transaction as described in Sections 555, 559 and 561 of Title 11 of the United States Code, as amended.

(c)           The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)           It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e)           It is understood that this Agreement constitutes a “master netting agreement” as defined in Section 101(38A) of Title 11 of the United States Code, as amended, and as used in Section 561 of Title 11 of the United States Code, as amended.

(f)            It is the intention of the parties that, for U.S. Federal, state and local income and franchise tax purposes, each Transaction constitute a financing, and that Seller be (except to the extent that Buyer shall have exercised its remedies following an Event of Default) the owner of the Purchased Assets for such purposes.  Unless prohibited by applicable law, Seller and Buyer agree to treat the Transactions as described in the preceding sentence on any and all filings with any U.S. Federal, state, or local taxing authority.

ARTICLE 23.
DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a)           in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b)           in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934

Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c)           in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

ARTICLE 24.
CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

(a)           Each party irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

(b)           To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c)           The parties hereby irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein.  The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Article 24 shall affect the right of Buyer to serve legal process in any other manner permitted by law or affect the right of Buyer to bring any action or proceeding against Seller or its property in the courts of other jurisdictions.

(d)           EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

ARTICLE 25.
NO RELIANCE

Each of Buyer and Seller hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(a)           It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents;

(b)           It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;

(c)           It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d)           It is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation; and

(e)           It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guarantee or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

ARTICLE 26.
INDEMNITY

Seller hereby agrees to indemnify Buyer, Buyer’s Affiliates and each of its officers, directors, employees and agents (“Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, taxes (including stamp, excise, sales or other taxes that may be payable or determined to be payable with respect to any of the Purchased Assets, Purchased Items or Collateral or in connection with any of the transactions contemplated by this Agreement and the documents delivered in connection herewith, other than income, withholding or other taxes imposed upon Buyer), fees, costs, expenses (including reasonable attorneys’ fees and disbursements) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) that may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, this Agreement or any Transactions hereunder or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing other than, in each case, any amounts that fall within the above definition but result from the gross negligence, bad faith, willful misconduct, or breach of this Agreement by any Indemnified Party.  Without limiting the generality of the foregoing, Seller agrees to hold Buyer harmless from and indemnify Buyer against all Indemnified Amounts with respect to all Purchased Assets relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act.  In any suit, proceeding or action brought by Buyer in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, Seller will save, indemnify and hold Buyer harmless from and against all expense (including reasonable attorneys’ fees), loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller.  Seller also agrees to reimburse Buyer as and when billed by Buyer for all Buyer’s reasonable costs and out-of-pocket expenses incurred in connection with Buyer’s due diligence reviews with respect to the Purchased Assets (including, without limitation, those incurred pursuant to Article 27 and Article 3 (including, without limitation, all Pre-Purchase Legal Expenses, even if the underlying prospective Transaction for which they were incurred does not take place for any reason) and the enforcement or the preservation of Buyer’s rights under this Agreement, any Transaction Documents or Transaction contemplated hereby, including without limitation the fees and disbursements of its counsel.  Seller hereby acknowledges that, the obligation of Seller hereunder is a recourse obligation of Seller.

ARTICLE 27.
DUE DILIGENCE

Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller agrees that upon reasonable prior notice to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Purchased Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of Seller, any other servicer or subservicer and/or the Custodian.  Seller agrees to reimburse Buyer for any and all out-of-pocket costs and expenses incurred by Buyer with respect to due diligence on the Purchased Assets during the term of this Agreement, which shall be paid by Seller to Buyer within (10) days after receipt of an invoice therefor.  Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Purchased Asset Files and the Purchased Assets.  Without limiting the generality of the foregoing, Seller acknowledges that Buyer may enter into Transactions with Seller based solely upon the information provided by Seller to Buyer and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets.

Buyer may underwrite such Purchased Assets itself or engage a third party underwriter to perform such underwriting.  Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of Seller.  Seller further agrees that Seller shall reimburse Buyer for any and all reasonable attorneys’ fees, costs and expenses incurred by Buyer in connection with diligence on Eligible Assets and Purchased Assets.  With respect to Purchased Assets that Buyer determines to be “performing” Purchased Assets, in its sole and absolute discretion, Seller shall have no  liability for costs and expenses related to the ongoing surveillance of such performing Purchased Assets.  Notwithstanding the foregoing any due diligence costs paid to third parties, including, without limitation, FIRREA appraisals, environmental reports or other third party underwriting reports, or any travel expenses, shall be paid by Seller to Buyer within 10 days after receipt of an invoice therefor.

ARTICLE 28.
SERVICING

(a)           Notwithstanding the purchase and sale of the Purchased Assets hereby, Seller shall cause the Purchased Assets that are Eligible Loans, other than the Titan Loan, to be serviced by Servicer (such Purchased Assets, “Serviced Assets”) for the benefit of Buyer and, if Buyer shall exercise its rights to pledge or hypothecate the Serviced Assets prior to the Repurchase Date pursuant to Article 8, for the benefit of Buyer’s assigns.  Notwithstanding the foregoing, the Titan Loan shall be serviced by the Servicer set forth in the Accommodation Loan Servicing Agreement.  To the extent that Seller has any right to do so, Seller shall service or cause Servicer to service the Serviced Assets at Seller’s sole cost and for the benefit of Buyer in accordance with Accepted Servicing Practices approved by Buyer in the exercise of its reasonable business judgment and maintained by other prudent mortgage or mezzanine lenders with respect to mortgage and/or mezzanine loans similar to the Serviced Assets, provided, however, that the obligations of Seller to service any of the Serviced Assets shall cease, at Buyer’s option and subject to the terms of the Purchased Assets, upon the earliest of (i) an Event of Default, or (ii) the delivery by Buyer to Seller of at least five (5) days prior written notice of the decision by Buyer to transfer the servicing rights of any or all of the Serviced Assets to either Servicer or another third party servicer selected by Buyer.  In either case, Seller shall take all actions necessary to effectuate the underlying servicing transfer as expeditiously as possible.  Notwithstanding the foregoing, neither Seller nor Servicer shall take any action or effect any modification or amendment to any Purchased Asset (other than de minimis changes) without first having given prior notice thereof to Buyer in each such instance and receiving the prior written consent of Buyer; provided, however, that Seller shall deliver, promptly after execution, written notice to Buyer of any such de minimis modifications or amendments.

(b)           Seller agrees that Buyer is the owner of all servicing records, including but not limited to any and all servicing agreements and pooling and servicing agreements (including, without limitation any “Interim Servicing Agreement” with Servicer) (collectively, the “Servicing Agreements”), files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Assets (the “Servicing Records”) so long as the Purchased Assets are subject to this Agreement.  Seller grants Buyer a security interest in all servicing fees and rights relating to the Purchased Assets and all Servicing Records to secure the obligation of Seller or its designee to service in conformity with this Article and any other obligation of Seller to Buyer.  Seller covenants to safeguard such Servicing Records and to deliver them promptly to Buyer or its designee (including the Custodian) at Buyer’s request.

(c)           Upon the occurrence and during the continuance of an Event of Default, Buyer may, in its sole discretion, (i) sell its right to the Serviced Assets on a servicing released basis or (ii) terminate Seller, Servicer or any sub-servicer of the Purchased Assets with or without cause, in each case without payment of any termination fee.

(d)           To the extent that Seller controls the identity of a servicer of an Eligible Loan, Seller shall not employ sub-servicers to service the Purchased Assets without the prior written approval of Buyer.  If the Purchased Assets are serviced by a sub-servicer, Seller shall irrevocably assign all rights, title and interest (if any) in the Servicing Agreements in the Purchased Assets to Buyer.

(e)           Seller shall cause Servicer or any sub-servicers engaged by Seller to execute a letter agreement with Buyer acknowledging Buyer’s security interest and agreeing that it shall deposit all Income with respect to the Purchased Assets in the Cash Management Account, and so long as a Purchased Asset is subject to a Transaction, following notice from Buyer to Seller of an Event of Default under this Agreement, Servicer shall take no action under this Agreement with regard to such Purchased Asset other than as specifically directed by Buyer.

ARTICLE 29.
MISCELLANEOUS

(a)           All rights, remedies and powers of Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Buyer whether under law, equity or agreement.  In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Buyer shall have all rights and remedies of a secured party under the UCC.

(b)           The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

(c)           The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(d)           Without limiting the rights and remedies of Buyer under the Transaction Documents, Seller shall pay Buyer’s reasonable actual out-of-pocket costs and expenses, including reasonable fees and expenses of accountants, attorneys and advisors, incurred in connection with the preparation, negotiation, execution and consummation of, and any amendment, supplement or modification to, the Transaction Documents and the Transactions thereunder, whether or not such Transaction Document (or amendment thereto) or Transaction is ultimately consummated.  Seller agrees to pay Buyer on demand all costs and expenses (including reasonable expenses for legal services of every kind) of any subsequent enforcement of any of the provisions hereof, or of the performance by Buyer of any obligations of Seller in respect of the Purchased Assets, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral or Purchased Items and for the custody, care or preservation of the Collateral or Purchased Items (including insurance costs) and defending or asserting rights and claims of Buyer in respect thereof, by litigation or otherwise.  In addition, Seller agrees to pay Buyer on demand all reasonable costs and expenses (including reasonable expenses for legal services) incurred in connection with the maintenance of the Cash Management Account and registering the Collateral and Purchased Items in the name of Buyer or its nominee.  All such expenses shall be recourse obligations of Seller to Buyer under this Agreement.

(e)           In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of such rights, Seller hereby grants to Buyer and its Affiliates a right of offset, to secure repayment of all amounts owing to Buyer or its Affiliates by Seller under the Transaction Documents, upon any and all monies, securities, collateral or other property of Seller and the proceeds therefrom, now or hereafter held or received by Buyer or its Affiliates or any entity under the control of Buyer or its Affiliates and its respective successors and assigns (including, without limitation, branches and agencies of Buyer, wherever located), for the account of Seller, whether for safekeeping, custody, pledge, transmission, collection, or otherwise, and also upon any and all deposits (general or specified) and credits of Seller at any time existing.  Buyer and its Affiliates are hereby authorized at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without notice to Seller, to offset, appropriate, apply and enforce such right of offset against any and all items hereinabove referred to against any amounts owing to Buyer or its Affiliates by Seller under the Transaction Documents, irrespective of whether Buyer or its Affiliates shall have made any demand hereunder and although such amounts, or any of them, shall be contingent or unmatured and regardless of any other collateral securing such amounts.  Seller shall be deemed directly indebted to Buyer and its Affiliates in the full amount of all amounts owing to Buyer and its Affiliates by Seller under the Transaction Documents, and Buyer and its Affiliates shall be entitled to exercise the rights of offset provided for above.  ANY AND ALL RIGHTS TO REQUIRE BUYER OR ITS AFFILIATES TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL OR PURCHASED ITEMS THAT SECURE THE AMOUNTS OWING TO BUYER OR ITS AFFILIATES BY SELLER UNDER THE TRANSACTION DOCUMENTS, PRIOR TO EXERCISING THEIR RIGHT OF OFFSET WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF SELLER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY SELLER.

(f)            Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(g)           This Agreement contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(h)           The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights.  Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(i)            Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(j)            Wherever pursuant to this Agreement, Buyer exercises any right given to it to consent or not consent, or to approve or disapprove, or any arrangement or term is to be satisfactory to, Buyer in its sole discretion, Buyer shall decide to consent or not consent, or to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory, in its sole and absolute discretion and such decision by Buyer shall be final and conclusive.

(k)           Each Affiliated Hedge Counterparty is an intended third party beneficiary of this Agreement and the parties hereto agree that this Agreement shall not be amended or otherwise modified without the written consent of each Affiliated Hedge Counterparty, such consent not to be unreasonably withheld.

[REMAINDER OF PAGE LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as a deed as of the day first written above.

BUYER:

JPMORGAN CHASE BANK, N.A., a national banking association

By:
Name:
Title:

SELLER:

DCTRT SECURITIES HOLDCO LLC, a Delaware limited liability company

By:	Dividend Capital Total Realty Operating
Partnership, LP, a Delaware limited
partnership, its sole member

By: Dividend Capital Total Realty Trust
Inc., a Maryland corporation, its general
partner

By:
Name:
Title:

2

SELLER:

TRT LENDING LLC, a Delaware limited liability company

By:	DCTRT Securities Holdco LLC, a
Delaware limited liability company, its sole
member

By:	Dividend Capital Total Realty
Operating Partnership, LP, a Delaware
limited partnership, its sole member

By:	Dividend Capital Total Realty Trust
Inc., a Maryland corporation, its
general partner

By:
Name:
Title:

3

Acknowledged and agreed:

GUARANTOR

DIVIDEND CAPITAL TOTAL REALTY TRUST INC., a Maryland corporation

By:
Name:
Title:

4

GUARANTOR

DIVIDEND CAPITAL TOTAL REALTY
OPERATING PARTNERSHIP, LP, a
Delaware limited partnership

By:	Dividend Capital Total Realty Trust
Inc., a Maryland corporation, its general
partner

By:
Name:
Title:

5

ANNEXES, EXHIBITS AND SCHEDULES

ANNEX I	Names and Addresses for Communications between Parties

SCHEDULE I	Advance Rates and Applicable Pricing Rates

EXHIBIT I	Form of Confirmation

EXHIBIT II	Authorized Representatives of Seller

EXHIBIT III	Monthly Reporting Package

EXHIBIT IV	Form of Custodial Delivery

EXHIBIT V	Form of Power of Attorney

EXHIBIT VI	Representations and Warranties Regarding Individual Purchased Assets

EXHIBIT VII	Asset Information

EXHIBIT VIII	Advance Procedure

EXHIBIT IX	Form of Redirection Letter

EXHIBIT X	Form of Bailee Letter

EXHIBIT XI	Form of Guarantee

EXHIBIT XII	Form of Margin Deficit Notice

EXHIBIT XIII	UCC Filing Jurisdictions

EXHIBIT XIV	Form of Opinion(s)

EXHIBIT XV	Additional Eligible Collateral

EXHIBIT XVI	Form of Servicer Notice

EXHIBIT XVII	Form of Release Letter

EXHIBIT XVIII	[Intentionally omitted.]

EXHIBIT XIX	Covenant Compliance Certificate

ANNEX I
Names and Addresses for Communications Between Parties

Buyer:

JPMORGAN CHASE BANK, N.A.
270 Park Avenue, 7th Floor
New York, New York 10017-2014
Attention:              Mr. Jeffrey Waller
Telephone:            (212) 834-9987
Telecopy:              (212) 834-6565

With copies to:

JPMORGAN CHASE BANK, N.A.
270 Park Avenue, 10th Floor
New York, New York 10017-2014
Attention:              Kunal K. Singh
Telephone:            (212) 834-5467
Telecopy:              (212) 834-6593

and

Cadwalader Wickersham & Taft LLP
227 West Trade Street
Charlotte, North Carolina 28202
Attention:              Stuart N. Goldstein, Esq.
Telephone:            (704) 348-5258
Telecopy:              (704) 348-5200

Sellers:

DCTRT Securities Holdco LLC and TRT Lending LLC
c/o Dividend Capital Total Realty Operating Partnership, LP
518 Seventeenth Street, 17th Floor
Denver, Colorado 80202
Attn: John Biallas
Phone: (303) 228-2200
Fax: (303) 228-2201

With copies to:

Brown Raysman Millstein Felder & Steiner
900 Third Avenue
New York, NY 10022-4728
Attention:              Mary Sue Butch, Esq.
Telephone:            (212) 895-2101
Telecopy:              (212) 895-2900

SCHEDULE I

Advance Rates and Applicable Spreads

CMBS (Fixed/Floating)

Rating	Advance Rate	Pricing (L+)
AAA	97	5
AA	97	7.5
A	95	15
A-	95	20
BBB+	92	35
BBB	92	35
BBB-	90	50
BB+	85	65
BB	85	75
BB-	80	85
B+	75	95
B	75	95
B-	70	95
NR	35	180

CRE CDO(1)

Rating	Advance Rate	Pricing (L+)
A+	93	20
A	92	25
A-	91	30
BBB+	90	45
BBB	85	45
BBB-	80	65
BB+	75	85
BB	70	95
BB-	65	105

Synthetic CMBS(2)

Rating	Advance Rate	Pricing (L+)
AAA	99.375	NAP
AA	98.5	NAP
A	97.5	NAP
BBB+	94	NAP
BBB	94	NAP
BBB-	90	NAP
BB+	85	NAP

Accommodation Loans (Stabilized Whole Loans)

Loan-to-Value (3) (4)	Advance Rate	Pricing (L+)
Less than 80%	90	55
Less than 80%	75	45

Senior Mortgage Loans (Bridge/Transitional)(4)

Loan-to-Value (3)	Advance Rate	Pricing (L+)
Less than 80%	75	150
Less than 80%	60	120

Junior Interests

Loan-to-Value (3)	Advance Rate	Pricing (L+)
56%-60%	60	65
56%-60%	85	80
61%-65%	60	65
61%-65%	85	90
66%-70%	60	65
66%-70%	80	115
71%-75%	60	65
71%-75%	75	140
76%-80%	60	100
76%-80%	70	150
81%-85%	60	170
81%-85%	65	170
86%-90%	60	195
86%-90%	50	195

(1) JPMorgan Loan-to-Value.

Mezzanine Loans

Loan-to-Value (3)	Advance Rate	Applicable Spread (in basis points)
56%-60%	60	70
56%-60%	85	90
61%-65%	60	70
61%-65%	85	100
66%-70%	60	70
66%-70%	75	130
71%-75%	60	70
71%-75%	70	155
76%-80%	60	110
76%-80%	65	170
81%-85%	60	190
86%-90%	60	215
86%-90%	50	215

(1)          With respect to CRECDO paper issued by Seller, Seller will only be able to repo securities rated BBB- or higher

(2)          Synthetic CMBS advance rates represent the amount of financing the Purchaser is willing to provide for “long” positions in Credit Default Swaps referencing eligible CMBS obligations (i.e., selling protection).

(3)          JPMorgan Loan-to-Value determined by Buyer in its sole discretion based on the lesser of the related acquisition price or the appraised value set forth in an appraisal obtained by Buyer.

(4)          Bridge/Transitional Loans do not include any loans secured substantially by land only.  The Advance Rate and Applicable Spread for any loans secured substantially by land only will be determined by Buyer in its sole and absolute discretion.

EXHIBIT I

CONFIRMATION STATEMENT
JPMORGAN CHASE BANK, N.A.

Ladies and Gentlemen:

JPMorgan Chase Bank, N.A., is pleased to deliver our written CONFIRMATION of our agreement to enter into the Transaction pursuant to which JPMorgan Chase Bank, N.A. shall purchase from you the Purchased Assets identified on the attached Schedule 1 pursuant to the Master Repurchase Agreement, dated as of October 26, 2006 (the “Agreement”), between JPMorgan Chase Bank, N.A. (the “Buyer”) and [SELLER] (the “Seller”) on the following terms.  Capitalized terms used herein without definition have the meanings given in the Agreement.

Purchase Date:	, 200

Purchased Assets:	As identified on attached Schedule 1

Aggregate Principal Amount of Purchased Assets:	As identified on attached Schedule 1

Repurchase Date:

Purchase Price:	$

Pricing Rate:	one month LIBOR plus %

Advance Rate:

Governing Agreements:	As identified on attached Schedule 1

Name and address for communications:	Buyer:	JPMorgan Chase Bank, N.A. 270 Park Avenue, 7th Floor
New York, New York 10017-2014
		Attention:	Mr. Jeffrey Waller
		Telephone:	(212) 834-9987
		Telecopy:	(212) 834-6565
	With a copy to	JPMorgan Chase Bank, N.A. 270 Park Avenue, 10th Floor
New York, New York 10017-2014
		Attention:	Mr. Kunal K. Singh
		Telephone:	(212) 834-5467
		Telecopy:	(212) 834-6593
	Seller:	[SELLER]
518 Seventeenth Street, 17th Floor Denver, Colorado 80202 Attention: [ ] Telephone: [ ] Telecopy: [ ]

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

AGREED AND ACKNOWLEDGED:

[SELLER]

By:
Name:
Title:

Schedule 1 to Confirmation Statement

Purchased Assets:

Aggregate Principal Amount:

EXHIBIT II

AUTHORIZED REPRESENTATIVES OF SELLERS

Name	Specimen Signature
Marc J. Warren
James R. Giuliano III
John E. Biallas
Karen B. Kulvin
Troy J. Bloom

EXHIBIT III

MONTHLY REPORTING PACKAGE

[SAMPLE TO BE ATTACHED]

•                                          Monthly Reporting Package shall include, inter alia, the following:

•                                          Listing of all Eligible Assets reflecting payment status.

•                                          Listing of all interest rate hedging positions outlining compliance with interest rate hedging requirements.

•                                          Any and all financial statements and rent rolls, to the extent that the Eligible Asset borrower is obligated to provide same.

•                                          Servicing tape with respect to each Eligible Asset conforming to CMSA standards.

EXHIBIT IV

FORM OF CUSTODIAL DELIVERY

On this         of              , 200  , [SELLER], a Delaware limited liability company, as Seller (“Seller”) under that certain Master Repurchase Agreement, dated as of October 26, 2006 (the “Repurchase Agreement”) between JPMorgan Chase Bank, N.A. (“Buyer”) and Seller, does hereby deliver to LaSalle Bank National Association (“Custodian”), as custodian under that certain Custodial Agreement, dated as of October 26, 2006 (the “Custodial Agreement”), among Buyer, Custodian and Seller, the Purchased Asset Files with respect to the Purchased Assets to be purchased by Buyer pursuant to the Repurchase Agreement, which Purchased Assets are listed on the Purchased Asset Schedule attached hereto and which Purchased Assets shall be subject to the terms of the Custodial Agreement on the date hereof.

With respect to the Purchased Asset Files delivered hereby, for the purposes of issuing the Trust Receipt, the Custodian shall review the Purchased Asset Files to ascertain delivery of the documents listed in Section 2(a) of the Custodial Agreement.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Custodial Agreement.

IN WITNESS WHEREOF, Seller has caused its name to be signed hereto by its officer thereunto duly authorized as of the day and year first above written.

[SELLER]

By:
Name:
Title:

Purchased Asset Schedule to Custodial Delivery

Purchased Assets

EXHIBIT V

FORM OF POWER OF ATTORNEY

“Know All Men by These Presents, that [SELLER], a Delaware limited liability company (“Seller”), does hereby appoint JPMorgan Chase Bank, N.A. (“Buyer”), its attorney in fact to act in Seller’s name, place and stead in any way that Seller could do with respect to (i) the completion of the endorsements of the Mortgage Notes and the Mezzanine Notes and the Assignments of Mortgages, (ii) the recordation of the Assignments of Mortgages and (iii) the enforcement of Seller’s rights under the Purchased Assets purchased by Buyer pursuant to the Master Repurchase Agreement dated as of October 26, 2006 (the “Repurchase Agreement”), among Buyer and Seller, and to take such other steps as may be necessary or desirable to enforce Buyer’s rights against such Purchased Assets, the related Purchased Asset Files and the Servicing Records to the extent that Seller is permitted by law to act through an agent.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OR SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

IN WITNESS WHEREOF Seller has caused this Power of Attorney to be executed as a deed this      day of       , 200  .

[SELLER]

By:
Name:
Title:

EXHIBIT VI

REPRESENTATIONS AND WARRANTIES
REGARDING EACH INDIVIDUAL PURCHASED ASSET
THAT IS A WHOLE MORTGAGE LOAN, AN ACCOMMODATION LOAN, A-NOTE OR
SENIOR PARTICIPATION INTEREST

(a)           As applicable, each Purchased Asset is either a whole loan and not a participation interest in a whole loan, a senior participation interest in a whole loan, or an A-note interest in a whole loan.  The sale of the Purchased Assets to Buyer or its designee does not require Seller to obtain any governmental or regulatory approval or consent that has not been obtained.

(b)           No Purchased Asset is 30 days or more delinquent in payment of principal and interest (without giving effect to any applicable grace period) and no Purchased Asset has been 30 days or more (without giving effect to any applicable grace period in the related Mortgage Note) past due.

(c)           Except with respect to the ARD Loans, which provide that the rate at which interest accrues thereon increases after the Anticipated Repayment Date, the Purchased Assets (exclusive of any default interest, late charges or prepayment premiums) are fixed rate mortgage loans or floating rate mortgage loans with terms to maturity, at origination or as of the most recent modification, as set forth in the Purchased Asset Schedule.

(d)           The information pertaining to each Purchased Asset set forth on the Purchased Asset Schedule is true and correct in all material respects as of the Purchase Date.

(e)           At the time of the assignment of the Purchased Assets to Buyer, Seller had good and marketable title to and was the sole owner and holder of, each Purchased Asset, free and clear of any pledge, lien, encumbrance or security interest and such assignment validly and effectively transfers and conveys all legal and beneficial ownership of the Purchased Assets to Buyer free and clear of any pledge, lien, encumbrance or security interest, subject to the rights and obligations of Seller pursuant to the Agreement.

(f)            In respect of each Purchased Asset, (A) the related Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico and (B) the Mortgagor is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

(g)           Each Purchased Asset is secured by (or in the case of a Participation, the Underlying Mortgage Loan is secured by) a Mortgage that establishes and creates a valid and subsisting first priority lien on the related underlying real estate directly or indirectly securing or supporting such Purchased

Asset, or leasehold interest therein, comprising real estate (the “Mortgaged Property”), free and clear of any liens, claims, encumbrances, participation interests, pledges, charges or security interests subject only to Permitted Encumbrances.  Such Mortgage, together with any separate security agreement, UCC Financing Statement or similar agreement, if any, establishes and creates a first priority security interest in favor of Seller in all personal property owned by the Mortgagor that is used in, and is reasonably necessary to, the operation of the related Mortgaged Property and, to the extent a security interest may be created therein and perfected by the filing of a UCC Financing Statement under the Uniform Commercial Code as in effect in the relevant jurisdiction, the proceeds arising from the Mortgaged Property and other collateral securing such Purchased Asset, subject only to Permitted Encumbrances.  There exists with respect to such Mortgaged Property an assignment of leases and rents provision, either as part of the related Mortgage or as a separate document or instrument, which establishes and creates a first priority security interest in and to leases and rents arising in respect of the related Mortgaged Property subject only to Permitted Encumbrances.  No person other than the related Mortgagor and the mortgagee owns any interest in any payments due under the related leases.  The related Mortgage or such assignment of leases and rents provision provides for the appointment of a receiver for rents or allows the holder of the related Mortgage to enter into possession of the related Mortgaged Property to collect rent or provides for rents to be paid directly to the holder of the related Mortgage in the event of a default beyond applicable notice and grace periods, if any, under the related Purchased Asset Documents.  As of the origination date, there are no mechanics’ or other similar liens or claims that have been filed for work, labor or materials affecting the related Mortgaged Property that are or may be prior or equal to the lien of the Mortgage, except those that are insured against pursuant to the applicable Title Insurance Policy (as defined below). As of the Purchase Date, there are no mechanics’ or other similar liens or claims that have been filed for work, labor or materials affecting the related Mortgaged Property that are or may be prior or equal in priority to the lien of the Mortgage, except those that are insured against pursuant to the applicable Title Policy (as defined below).  No (a) Mortgaged Property secures any mortgage loan not represented on the Purchased Asset Schedule, (b) Purchased Asset is cross-defaulted with any other mortgage loan, other than a Mortgage Loan listed on the Purchased Asset Schedule, or (c) Purchased Asset is secured by property that is not a Mortgaged Property.

(h)           The related Mortgagor under each Purchased Asset has good and indefeasible fee simple or, with respect to those Purchased Assets described in clause (21) hereof, leasehold title to the related Mortgaged Property comprising real estate subject to any Permitted Encumbrances.

(i)            Seller has received an American Land Title Association (ALTA) lender’s title insurance policy or a comparable form of lender’s title insurance policy (or escrow instructions binding on the Title Insurer (as defined below) and irrevocably obligating the Title Insurer to issue such title insurance policy, a title policy commitment or pro-forma “marked up” at the closing of the related

Purchased Asset and countersigned by the Title Insurer or its authorized agent) as adopted in the applicable jurisdiction (the “Title Policy”), which was issued by a nationally recognized title insurance company (the “Title Insurer”) qualified to do business in the jurisdiction where the applicable Mortgaged Property is located, covering the portion of each Mortgaged Property comprised of real estate and insuring that the related Mortgage is a valid first lien in the original principal amount of the related Purchased Asset on the Mortgagor’s fee simple interest (or, if applicable, leasehold interest) in such Mortgaged Property comprised of real estate subject only to Permitted Encumbrances.  Such Title Policy was issued in connection with the origination of the related Purchased Asset. No claims have been made under such Title Policy.  Such Title Policy is in full force and effect and all premiums thereon have been paid and will provide that the insured includes the owner of the Purchased Asset and its successors and/or assigns. No holder of the related Mortgage has done, by act or omission, anything that would, and Seller has no actual knowledge of any other circumstance that would, impair the coverage under such Title Policy.

(j)            The related Assignment of Mortgage and the related assignment of the Assignment of Leases and Rents executed in connection with each Mortgage, if any, have been recorded in the applicable jurisdiction (or, if not recorded, have been submitted for recording or are in recordable form) and constitute the legal, valid and binding assignment of such Mortgage and the related assignment of leases and rents from Seller to Buyer.  The endorsement of the related Mortgage Note by Seller constitutes the legal, valid, binding and enforceable (except as such enforcement may be limited by anti-deficiency laws or bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law)) assignment of such Mortgage Note, and together with such Assignment of Mortgage and the related assignment of assignment of leases and rents, legally and validly conveys all right, title and interest in such Purchased Asset and (except in the case of an A Note or a Participation) the Purchased Asset Documents to Buyer.

(k)           The Purchased Asset Documents for each Purchased Asset (or in the case of a Participation, the Underlying Mortgage Loan) provide that such Purchased Asset (or Underlying Mortgage Loan) is non-recourse except that the related Mortgagor and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from at least the following acts of the related Mortgagor and/or its principals: (i) fraud or material misrepresentation, (ii) misapplication or misappropriation of rents, insurance proceeds or condemnation awards, (iii) any act of actual waste, and (iv) any breach of the environmental covenants contained in the related Purchased Asset Documents.

(l)            The Purchased Asset Documents for each Purchased Asset contain enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non judicial foreclosure, and there is no exemption available to the related Mortgagor that would interfere with such right of foreclosure except (i) any statutory right of redemption or (ii) any limitation arising under anti deficiency laws or by bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(m)          Each of the related Mortgage Notes and Mortgages are the legal, valid and binding obligations of the related Mortgagor named on the Purchased Asset Schedule and each of the other related Purchased Asset Documents is the legal, valid and binding obligation of the parties thereto (subject to any non recourse provisions therein), enforceable in accordance with its terms, except as such enforcement may be limited by anti deficiency laws or bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), and except that certain provisions of such Purchased Asset Documents are or may be unenforceable in whole or in part under applicable state or federal laws, but the inclusion of such provisions does not render any of the Purchased Asset Documents invalid as a whole, and such Purchased Asset Documents taken as a whole are enforceable to the extent necessary and customary for the practical realization of the principal rights and benefits afforded thereby.

(n)           The terms of the Purchased Assets or the related Purchased Asset Documents, (including, in the case of a Participation, the documents evidencing the Underlying Mortgage Loan) have not been altered, impaired, modified or waived in any material respect, except prior to the Purchase Date by written instrument duly submitted for recordation, to the extent required, and as specifically set forth by a document in the related Purchased Asset File.

(o)           With respect to each Mortgage that is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with applicable law, and no fees or expenses are or will become payable to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor other than de minimis fees paid in connection with the release of the related Mortgaged Property or related security for such Purchased Asset following payment of such Purchased Asset in full.

(p)           No Purchased Asset has been satisfied (other than by principal payments that have been made), canceled, subordinated, released or rescinded, in whole or in part, and the related Mortgagor has not been released, in whole or in part, from its obligations under any related Purchased Asset Document.

(q)           Except with respect to the enforceability of any provisions requiring the payment of default interest, late fees, additional interest, prepayment premiums or yield maintenance charges, neither the Purchased Asset nor any of the related Purchased Asset Documents is subject to any right of rescission, set-off, abatement, diminution, valid counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of any such Purchased Asset Documents, or the exercise (in compliance with procedures permitted under applicable law) of any right thereunder, render any Purchased Asset Documents subject to any right of rescission, set-off, abatement, diminution, valid counterclaim or defense, including the defense of usury (subject to anti-deficiency or one form of action laws and to bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law)), and no such right of rescission, set-off, abatement, diminution, valid counterclaim or defense has been asserted with respect thereto.  None of the Purchased Asset Documents provides for a release of a portion of the Mortgaged Property from the lien of the Mortgage except upon payment or defeasance in full of all obligations under the Mortgage, provided that, notwithstanding the foregoing, certain of the Purchased Assets may allow partial release (a) upon payment or defeasance of an allocated loan amount which may be formula based, but in no event less than 125% of the allocated loan amount, or (b) in the event the portion of the Mortgaged Property being released was not given any material value in connection with the underwriting or appraisal of the related Purchased Asset.

(r)            As of the Purchase Date, there is no payment default, giving effect to any applicable notice and/or grace period, and there is no other material default under any of the related Purchased Asset Documents, giving effect to any applicable notice and/or grace period; no such material default or breach has been waived by Seller or on its behalf or, by Seller’s predecessors in interest with respect to the Purchased Assets; and no event has occurred that, with the passing of time or giving of notice would constitute a material default or breach under the related Purchased Asset Documents.  No Purchased Asset has been accelerated and no foreclosure or power of sale proceeding has been initiated in respect of the related Mortgage.  Seller has not waived any material claims against the related Mortgagor under any non-recourse exceptions contained in the Mortgage Note.

(s)           The principal amount of the Purchased Asset stated on the Purchased Asset Schedule has been fully disbursed as of the Purchase Date (except for certain amounts that were fully disbursed by the mortgagee, but escrowed pursuant to the terms of the related Purchased Asset Documents) and there are no future advances required to be made by the mortgagee under any of the related Purchased Asset Documents.  Any requirements under the related

Purchased Asset Documents regarding the completion of any on-site or off-site improvements and to disbursements of any escrow funds therefor have been or are being complied with or such escrow funds are still being held.  The value of the Mortgaged Property relative to the value reflected in the most recent appraisal thereof is not materially impaired by any improvements that have not been completed.  Seller has not, nor, have any of its agents or predecessors in interest with respect to the Purchased Assets, in respect of such Purchased Asset, directly or indirectly, advanced funds or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor other than (a) interest accruing on such Purchased Asset from the date of such disbursement of such Purchased Asset to the date which preceded by thirty (30) days the first payment date under the related Mortgage Note and (b) application and commitment fees, escrow funds, points and reimbursements for fees and expenses, incurred in connection with the origination and funding of the Purchased Asset.

(t)            No Purchased Asset has capitalized interest included in its principal balance, or provides for any shared appreciation rights or other equity participation therein and no contingent or additional interest contingent on cash flow or, except for ARD Loans, negative amortization accrues or is due thereon.

(u)           Each Purchased Asset identified in the Purchased Asset Schedule as an ARD Loan substantially fully amortizes over its stated term, which term is at least 60 months after the related Anticipated Repayment Date.  Each ARD Loan has an Anticipated Repayment Date not less than seven years following the origination of such Purchased Asset.  If the related Mortgagor elects not to prepay its ARD Loan in full on or prior to the Anticipated Repayment Date pursuant to the existing terms of the Purchased Asset or a unilateral option (as defined in Treasury Regulations under Article 1001 of the Code) in the Purchased Asset exercisable during the term of the Mortgage Loan, (i) the Purchased Asset’s interest rate will step up to an interest rate per annum as specified in the related Purchased Asset Documents; provided, however, that payment of such Excess Interest shall be deferred until the principal of such ARD Loan has been paid in full; (ii) all or a substantial portion of the Excess Cash Flow collected after the Anticipated Repayment Date shall be applied towards the prepayment of such ARD Loan and once the principal balance of an ARD Loan has been reduced to zero all Excess Cash Flow will be applied to the payment of accrued Excess Interest; and (iii) if the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee on the basis of a debt service coverage test, the subject debt service coverage ratio shall be calculated without taking account of any increase in the related Mortgage Interest Rate on such Purchased Asset’s Anticipated Repayment Date.  No ARD Loan provides that the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee solely because of the passage of the related Anticipated Repayment Date.

(v)           Each Purchased Asset identified in the Purchased Asset Schedule as an ARD Loan with a hard lockbox requires that tenants at the related

Mortgaged Property shall (and each Purchased Asset identified in the Purchased Asset Schedule as an ARD Loan with a springing lockbox requires that tenants at the related Mortgaged Property shall, upon the occurrence of a specified trigger event, including, but not limited to, the occurrence of the related Anticipated Repayment Date) make rent payments into a lockbox controlled by the holder of the Purchased Asset and to which the holder of the Purchased Asset has a first perfected security interest; provided however, with respect to each ARD Loan that is secured by a multi-family property with a hard lockbox, or with respect to each ARD Loan that is secured by a multi-family property with a springing lockbox, upon the occurrence of a specified trigger event, including, but not limited to, the occurrence of the related Anticipated Repayment Date, tenants either pay rents to a lockbox controlled by the holder of the Mortgage Loan or deposit rents with the property manager who will then deposit the rents into a lockbox controlled by the holder of the Purchased Asset.

(w)          The terms of the Purchased Asset Documents evidencing such Purchased Asset comply in all material respects with all applicable local, state and federal laws, and regulations and Seller has complied with all material requirements pertaining to the origination, funding and servicing of the Purchased Assets, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a Material Adverse Effect on the Purchased Asset.

(x)            The related Mortgaged Property is, in all material respects, in compliance with, and is used and occupied in accordance with, all restrictive covenants of record applicable to such Mortgaged Property and applicable zoning laws and all inspections, licenses, permits and certificates of occupancy required by law, ordinance or regulation to be made or issued with regard to the Mortgaged Property have been obtained and are in full force and effect, except to the extent (a) any material non-compliance with applicable zoning laws is insured by an ALTA lender’s title insurance policy (or binding commitment therefor), or the equivalent as adopted in the applicable jurisdiction, or a law and ordinance insurance policy, or (b) the failure to obtain or maintain such inspections, licenses, permits or certificates of occupancy does not materially impair or materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Purchased Asset or the rights of a holder of the related Purchased Asset.

(y)           All (a) taxes, water charges, sewer rents, assessments or other similar outstanding governmental charges and governmental assessments that became due and owing prior to the Purchase Date in respect of the related Mortgaged Property (excluding any related personal property), and that if left unpaid, would be, or might become, a lien on such Mortgaged Property having priority over the related Mortgage and (b) insurance premiums or ground rents that became due and owing prior to the Purchase Date in respect of the related Mortgaged Property (excluding any related personal property), have been paid, or if any such items are disputed, an escrow of funds in an amount sufficient

(together with escrow payments required to be made prior to delinquency) to cover such taxes and assessments and any late charges due in connection therewith has been established.  As of the date of origination, the related Mortgaged Property consisted of one or more separate and complete tax parcels.  For purposes of this representation and warranty, the items identified herein shall not be considered due and owing until the date on which interest or penalties would be first payable thereon.

(z)            None of the improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Purchased Asset lies outside the boundaries and building restriction lines of such Mortgaged Property, except to the extent that they are legally nonconforming as contemplated by the representation in clause (48) below, and no improvements on adjoining properties encroach upon such Mortgaged Property, with the exception in each case of (a) immaterial encroachments that do not materially adversely affect the security intended to be provided by the related Mortgage or the use, enjoyment, value or marketability of such Mortgaged Property or (b) encroachments affirmatively covered by the related Title Policy.  With respect to each Purchased Asset, the property legally described in the survey, if any, obtained for the related Mortgaged Property for purposes of the origination thereof is the same as the property legally described in the Mortgage.

(aa)         As of the date of the applicable engineering report (which was performed within 12 months prior to the Purchase Date) related to the Mortgaged Property and, as of the Purchase Date, the related Mortgaged Property is either (i) in good repair, free and clear of any damage that would materially adversely affect the value of such Mortgaged Property as security for such Purchased Asset or the use and operation of the Mortgaged Property as it was being used or operated as of the origination date or (ii) escrows in an amount consistent with the standard utilized by Seller with respect to similar loans it holds for its own account have been established, which escrows will in all events be not less than 100% of the estimated cost of the required repairs.  The Mortgaged Property has not been damaged by fire, wind or other casualty or physical condition (including, without limitation, any soil erosion or subsidence or geological condition), which damage has not either been fully repaired or fully insured, or for which escrows in an amount consistent with the standard utilized by Seller with respect to loans it holds for its own account have not been established.

(bb)         There are no proceedings pending or threatened, for the partial or total condemnation of the relevant Mortgaged Property.

(cc)         The Purchased Assets that are identified as being secured in whole or in part by a leasehold estate (a “Ground Lease”) (except with respect to any Purchased Asset also secured by the related fee interest in the Mortgaged Property), satisfy the following conditions:

I.                                         such Ground Lease or a memorandum thereof has been or will be duly recorded; such Ground Lease, or other agreement received by the originator of the Purchased Asset from the ground lessor, provides that the interest of the lessee thereunder may be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns, in a manner that would materially and adversely affect the security provided by the Mortgage; as of the date of origination of the Purchased Asset (or in the case of a Participation, the Underlying Mortgage Loan), there was no material change of record in the terms of such Ground Lease with the exception of written instruments that are part of the related Purchased Asset File and there has been no material change in the terms of such Ground Lease since the recordation of the related Purchased Asset, with the exception of written instruments that are part of the related Purchased Asset File;

II.                                     such Ground Lease is not subject to any liens or encumbrances superior to, or of equal priority with, the related Mortgage, other than the related fee interest and Permitted Encumbrances and such Ground Lease is, and shall remain, prior to any mortgage or other lien upon the related fee interest unless a nondisturbance agreement is obtained from the holder of any mortgage on the fee interest that is assignable to or for the benefit of the related lessee and the related mortgagee;

III.                                 such Ground Lease provides that upon foreclosure of the related Mortgage or assignment of the Mortgagor’s interest in such Ground Lease in lieu thereof, the mortgagee under such Mortgage is entitled to become the owner of such interest upon notice to, but without the consent of, the lessor thereunder and, in the event that such mortgagee becomes the owner of such interest, such interest is further assignable by such mortgagee and its successors and assigns upon notice to such lessor, but without a need to obtain the consent of such lessor;

IV.                                 such Ground Lease is in full force and effect and no default of tenant or ground lessor was in existence at origination, or is currently in existence under such Ground Lease, nor at origination was, or is there any condition that, but for the passage of time or the giving of notice, would result in a default under the terms of such Ground Lease; either such Ground Lease or a separate agreement contains the ground lessor’s covenant that it shall not amend, modify, cancel or terminate such Ground Lease without the prior written consent of the mortgagee under such Mortgage and any amendment, modification, cancellation or termination of the Ground Lease without the prior written consent of the related mortgagee, or its successors or assigns is not binding on such mortgagee, or its successor or assigns;

V.                                     such Ground Lease or other agreement requires the lessor thereunder to give written notice of any material default by the lessee to the mortgagee under the related Mortgage, provided that such mortgagee has provided the lessor with notice of its lien in accordance with the provisions of such Ground Lease; and such Ground Lease or other agreement provides that no such notice of default and no termination of the Ground Lease in connection with such notice of default shall be effective against such mortgagee unless such notice of default has been given to such mortgagee and any related Ground Lease contains the ground lessor’s covenant that it will give to the related mortgagee, or its successors or assigns, any notices it sends to the Mortgagor;

VI.                                 either (i) the related ground lessor has subordinated its interest in the related Mortgaged Property to the interest of the holder of the Purchased Asset (or in the case of a Participation, the Underlying Mortgage Loan) or (ii) such Ground Lease or other agreement provides that (A) the mortgagee under the related Mortgage is permitted a reasonable opportunity to cure any default under such Ground Lease that is curable, including reasonable time to gain possession of the interest of the lessee under the Ground Lease, after the receipt of notice of any such default before the lessor thereunder may terminate such Ground Lease; (B) in the case of any such default that is not curable by such mortgagee, or in the event of the bankruptcy or insolvency of the lessee under such Ground Lease, such mortgagee has the right, following termination of the existing Ground Lease or rejection thereof by a bankruptcy trustee or similar party, to enter into a new ground lease with the lessor on substantially the same terms as the existing Ground Lease; and (C) all rights of the Mortgagor under such Ground Lease may be exercised by or on behalf of such mortgagee under the related Mortgage upon foreclosure or assignment in lieu of foreclosure;

VII.                             such Ground Lease has an original term (or an original term plus one or more optional renewal terms that under all circumstances may be exercised, and will be enforceable, by the mortgagee or its assignee) that extends not less than 20 years beyond the stated maturity date of the related Purchased Asset (or in the case of a Participation, of the Underlying Mortgage Loan);

VIII.                         under the terms of such Ground Lease and the related Mortgage, taken together, any related insurance proceeds will be applied either to the repair or restoration of all or part of the related

Mortgaged Property, with the mortgagee under such Mortgage or a financially responsible institution acting as trustee appointed by it, or consented to by it, or by the lessor having the right to hold and disburse such proceeds as the repair or restoration progresses (except in such cases where a provision entitling another party to hold and disburse such proceeds would not be viewed as commercially unreasonable by a prudent institutional lender), or to the payment in whole or in part of the outstanding principal balance of such Purchased Asset together with any accrued and unpaid interest thereon; and

IX.                                such Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by Seller; such Ground Lease contains a covenant (or applicable laws provide) that the lessor thereunder is not permitted, in the absence of an uncured default, to disturb the possession, interest or quiet enjoyment of any lessee in the relevant portion of such Mortgaged Property subject to such Ground Lease for any reason, or in any manner, which would materially adversely affect the security provided by the related Mortgage.

(dd)                          An Environmental Site Assessment relating to each Mortgaged Property and prepared no earlier than 12 months prior to the Purchase Date was obtained and reviewed by Seller in connection with the origination of such Purchased Asset and a copy is included in the Purchased Asset File.

(ee)                            There are no adverse circumstances or conditions with respect to or affecting the Mortgaged Property that would constitute or result in a material violation of any applicable federal, state or local environmental laws, rules and regulations (collectively, “Environmental Laws”), other than with respect to a Mortgaged Property (i) for which environmental insurance is maintained, or (ii) that would require (x) any expenditure less than or equal to 5% of  the outstanding principal balance of the Mortgage Loan to achieve or maintain compliance in all material respects with any Environmental Laws or (y) any expenditure greater than 5% of the outstanding principal balance of such Purchased Asset to achieve or maintain compliance in all material respects with any Environmental Laws for which, in connection with this clause (y), adequate sums, but in no event less than 125% of the estimated cost as set forth in the Environmental Site Assessment, were reserved in connection with the origination of the Purchased Asset and for which the related Mortgagor has covenanted to perform, or (iii) as to which the related Mortgagor or one of its affiliates is currently taking or required to take such actions, if any, with respect to such conditions or circumstances as have been recommended by the Environmental Site Assessment or required by the applicable Governmental Authority, or (iv) as to which another responsible party not related to the Mortgagor with assets reasonably estimated by Seller at the time of origination to be sufficient to effect all necessary or required remediation identified in a notice or other action from the applicable Governmental Authority is currently taking or required to take such actions, if any, with respect to such regulatory authority’s order or directive, or (v) as to which the conditions or circumstances identified in the Environmental Site Assessment were investigated further and based upon such additional investigation, an environmental consultant recommended no further investigation or remediation, or (vi) as to which a party with financial resources reasonably estimated to be adequate to cure the condition or circumstance that would give rise to such material violation provided a guarantee or indemnity to the related Mortgagor or to the mortgagee to cover the costs of any required investigation, testing, monitoring or remediation, or (vii) as to which the related Mortgagor or other responsible party obtained a “No Further Action” letter or other evidence reasonably acceptable to a prudent commercial mortgage lender that applicable federal, state, or local Governmental Authorities had no current intention of taking any action, and are not requiring any action, in respect of such condition or circumstance, or (viii) that would not require substantial cleanup, remedial action or other extraordinary response under any Environmental Laws reasonably estimated to cost in excess of 5% of the outstanding principal balance of such Purchased Asset;

(ff)                                Except for any hazardous materials being handled in accordance with applicable Environmental Laws, (A) there exists either environmental insurance with respect to such Mortgaged Property or (B) an amount in an escrow account pledged as security for such Purchased Asset under the relevant Purchased Asset Documents equal to no less than 125% of the amount estimated in such Environmental Site Assessment as sufficient to pay the cost of such remediation or other action in accordance with such Environmental Site Assessment and (i) such Mortgaged Property is not being used for the treatment or disposal of hazardous materials; (ii) no hazardous materials are being used or stored or generated for off-site disposal or otherwise present at such Mortgaged Property other than hazardous materials of such types and in such quantities as are customarily used or stored or generated for off-site disposal or otherwise present in or at properties of the relevant property type; and (iii) such Mortgaged Property is not subject to any environmental hazard (including, without limitation, any situation involving hazardous materials) that under the Environmental Laws would have to be eliminated before the sale of, or that could otherwise reasonably be expected to adversely affect in more than a de minimis manner the value or marketability of, such Mortgaged Property.

(gg)                          The related Mortgage or other Purchased Asset Documents contain covenants on the part of the related Mortgagor requiring its compliance with any present or future federal, state and local Environmental Laws and regulations in connection with the Mortgaged Property.  The related Mortgagor (or an affiliate thereof) has agreed to indemnify, defend and hold Seller, and its successors and assigns (or in the case of a Participation, the lender of record), harmless from and against any and all losses, liabilities, damages, penalties, fines, expenses and claims of whatever kind or nature (including attorneys’ fees and costs) imposed upon or incurred by or asserted against any such party resulting from a breach of the environmental representations, warranties or covenants given by the related Mortgagor in connection with such Purchased Asset.

(hh)                          For each of the Purchased Assets that is covered by environmental insurance, each environmental insurance policy is in an amount equal to 125% of the outstanding principal balance of the related Purchased Asset and has a term ending no sooner than the date that is five years after the maturity date (or, in the case of an ARD Loan, the final maturity date) of the related Purchased Asset.  All environmental assessments or updates that were in the possession of Seller and that relate to a Mortgaged Property as being insured by an environmental insurance policy have been delivered to or disclosed to the environmental insurance carrier issuing such policy prior to the issuance of such policy.

(ii)                                  As of the date of origination of the related Purchased Asset, and, as of the Purchase Date, the Mortgaged Property is covered by insurance policies providing the coverage described below and the Purchased Asset Documents permit the mortgagee to require the coverage described below.  All premiums with respect to the insurance policies insuring each Mortgaged Property have been paid in a timely manner or escrowed to the extent required by the Purchased Asset Documents, and Seller has not received any notice of cancellation or termination.  The relevant Purchased Asset File contains the insurance policy required for such Purchased Asset or a certificate of insurance for such insurance policy.  Each Mortgage requires that the related Mortgaged Property and all improvements thereon be covered by insurance policies providing (a) coverage in the amount of the lesser of full replacement cost of such Mortgaged Property and the outstanding principal balance of the related Purchased Asset (subject to customary deductibles) for fire and extended perils included within the classification “All Risk of Physical Loss” in an amount sufficient to prevent the Mortgagor from being deemed a co-insurer and to provide coverage on a full replacement cost basis of such Mortgaged Property (in some cases exclusive of foundations and footings) with an agreed amount endorsement to avoid application of any coinsurance provision; such policies contain a standard mortgagee clause naming mortgagee and its successor in interest as additional insureds or loss payee, as applicable; (b) business interruption or rental loss insurance in an amount at least equal to (i) 12 months of operations or (ii) in some cases all rents and other amounts customarily insured under this type of insurance of the Mortgaged Property; (c) flood insurance (if any portion of the improvements on the Mortgaged Property is located in an area identified by the Federal Emergency Management Agency (“FEMA”), with respect to certain Purchased Assets and the Secretary of Housing and Urban Development with respect to other Mortgage Loans, as having special flood hazards) in an amount not less than amounts prescribed by FEMA; (d) workers’ compensation, if required by law; (e) comprehensive general liability insurance in an amount equal to not less than $1,000,000; all such insurance policies contain clauses providing they are not terminable and may not be terminated without thirty (30) days prior written notice to the mortgagee (except where applicable law requires a shorter period or except for nonpayment of premiums, in which case not less than ten

(10) days prior written notice to the mortgagee is required).  In addition, each Mortgage permits the related mortgagee to make premium payments to prevent the cancellation thereof and shall entitle such mortgagee to reimbursement therefor.  Any insurance proceeds in respect of a casualty, loss or taking will be applied either to the repair or restoration of all or part of the related Mortgaged Property or the payment of the outstanding principal balance of the related Purchased Asset together with any accrued interest thereon.  The related Mortgaged Property is insured by an insurance policy, issued by an insurer meeting the requirements of such Purchased Asset (or in the case of a Participation, of the Underlying Mortgage Loan) and having a claims-paying or financial strength rating of at least A:X from A.M. Best Company or “A” (or the equivalent) from Standard & Poor’s Rating Services, Fitch, Inc. or Moody’s Investor Services, Inc.  An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake.  In such instance, the PML was based on a return period of not less than 100 years, an exposure period of 50 years and a 10% probability of exceedence.  If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least A:X by A.M. Best Company or “A” (or the equivalent) from Standard & Poor’s Rating Services, Fitch, Inc. or Moody’s Investor Services, Inc.  The insurer issuing each of the foregoing insurance policies is qualified to write insurance in the jurisdiction where the related Mortgaged Property is located.

(jj)                                  All amounts required to be deposited by each Mortgagor at origination under the related Purchased Asset Documents have been deposited at origination and there are no deficiencies with regard thereto.

(kk)                            Whether or not a Purchased Asset was originated by Seller, with respect to each Purchased Asset originated by Seller and each Purchased Asset originated by any Person other than Seller, as of the date of origination of the related Purchased Asset, and, with respect to each Purchased Asset originated by Seller and any subsequent holder of the Purchased Asset, as of the Purchase Date, there are no actions, suits, arbitrations or governmental investigations or proceedings by or before any court or other Governmental Authority or agency now pending against or affecting the Mortgagor under any Purchased Asset or any of the Mortgaged Properties that, if determined against such Mortgagor or such Mortgaged Property, would materially and adversely affect the value of such Mortgaged Property, the security intended to be provided with respect to the related Purchased Asset, or the ability of such Mortgagor and/or the current use of such Mortgaged Property to generate net cash flow to pay principal, interest and other amounts due under the related Purchased Asset; and there are no such actions, suits or proceedings threatened against such Mortgagor.

(ll)                                  Each Purchased Asset complied at origination, in all material respects, with all of the terms, conditions and requirements of Seller’s underwriting standards applicable to such Purchased Asset and since origination, the Purchased Asset has been serviced in all material respects in a legal manner in conformance with Seller’s servicing standards.

(mm)                      The originator of the Purchased Asset or Seller has inspected or caused to be inspected each related Mortgaged Property within the 12 months prior to the Purchase Date.

(nn)                          The Purchased Asset Documents require the Mortgagor to provide the holder of the Purchased Asset with at least annual operating statements, financial statements and except for Purchased Assets for which the related Mortgaged Property is leased to a single tenant, rent rolls.

(oo)                          All escrow deposits and payments required by the terms of each Purchased Asset are in the possession, or under the control of Seller (or in the case of a Participation, the servicer of the related Mortgage Loan), and all amounts required to be deposited by the applicable Mortgagor under the related Purchased Asset Documents have been deposited, and there are no deficiencies with regard thereto (subject to any applicable notice and cure period).  All of Seller’s interest in such escrows and deposits will be conveyed by Seller to Buyer or Servicer, on Buyer’s behalf, hereunder.

(pp)                          Each Mortgagor with respect to a Purchased Asset (and, for each Accommodation Loan, each Mortgagee thereunder) is an entity whose organizational documents or related Purchased Asset Documents provide that it is, and at least so long as the Purchased Asset is outstanding will continue to be, a Single Purpose Entity.  For this purpose, “Single Purpose Entity” shall mean a Person, other than an individual, whose organizational documents provide that it shall engage solely in the business of owning and operating the Mortgaged Property and that does not engage in any business unrelated to such property and the financing thereof, does not have any assets other than those related to its interest in the Mortgaged Property or the financing thereof or any indebtedness other than as permitted by the related Mortgage or other Purchased Asset Documents, and the organizational documents of which require that it have its own separate books and records and its own accounts, in each case that are separate and apart from the books and records and accounts of any other Person, except as permitted by the related Mortgage or other Purchased Asset Documents.

(qq)                          The gross proceeds of each Purchased Asset to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Purchased Asset and either: (a) such Purchased Asset is secured by an interest in real property having a fair market value (i) at the date the Purchased Asset was originated at least equal to 80% of the original principal balance of the Purchased Asset or (ii) at the Purchase Date at least equal to 80% of the original principal balance of the Purchased Asset on such date; provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Purchased Asset and (B) a proportionate amount of any lien that is in parity with the Purchased Asset (unless such other lien secures a Purchased Asset that is cross-collateralized with such Purchased Asset, in which event the computation described in sub-clauses (a)(i) and (a)(ii) of this clause (32) shall be made on a pro rata basis in accordance with the fair market values of the Mortgaged Properties securing such cross-collateralized Purchased Asset); or (b) substantially all the proceeds of such Purchased Asset were used to acquire, improve or protect the real property that served as the only security for such Purchased Asset (other than a recourse feature or other third party credit enhancement within the meaning of Treasury Regulations Article 1.860G-2(a)(1)(ii)).  If the Purchased Asset was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Article 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Purchased Asset or (y) satisfies the provisions of either sub-clause (a)(i) above (substituting the date on the last such modification for the date the Purchased Asset was originated) or sub-clause (a)(ii), including the proviso thereto.  The Purchased Asset is a “qualified mortgage” within the meaning of Article 860G(a)(3) of the Code (but without regard to the rule in Treasury Regulations Article 1.860G-2(f)(2)).  Any prepayment premium and yield maintenance charges applicable to the Purchased Asset constitute “customary prepayment penalties” within the meaning of Treasury Regulations Article 1.860G-1(b)(2).

(rr)                                Each of the Purchased Assets contain a “due on sale” clause, which provides for the acceleration of the payment of the unpaid principal balance of the Purchased Asset (or in the case of an A Note or a Participation, of the related Mortgage Loan) if, without the prior written consent of the holder of the Purchased Asset (or in the case of an A Note or a Participation, of the holder of title to the Underlying Mortgage Loan), the property subject to the Mortgage, or any controlling interest therein, is directly or indirectly transferred or sold (except that it may provide for transfers by devise, descent or operation of law upon the death of a member, manager, general partner or shareholder of a Mortgagor and that it may provide for assignments subject to the Purchased Asset holder’s approval of transferee, transfers to affiliates, transfers to family members for estate planning purposes, transfers among existing members, partners or shareholders in Mortgagors or transfers of passive interests so long as the key principals or general partner retains control).  The Purchased Asset Documents contain a “due on encumbrance” clause, which provides for the acceleration of the payment of the unpaid principal balance of the Purchased Asset if the property subject to the Mortgage or any controlling interest in the Mortgagor is further pledged or encumbered, unless the prior written consent of the holder of the Purchased Asset is obtained (except that it may provide for assignments subject to the Purchased Asset holder’s approval of transferee, transfers to affiliates or transfers of passive interests so long as the key principals or general partner retains control).  The Mortgage requires the Mortgagor to pay all reasonable fees and expenses associated with securing the consent or approval of the holder of the Mortgage for a waiver of a “due on sale” or “due on encumbrance” clause or a defeasance provision.  As of the Purchase Date, Seller holds no preferred equity interest in any Mortgagor and Seller holds no mezzanine debt related to such Mortgaged Property.

(ss)                            Each Purchased Asset containing provisions for defeasance of mortgage collateral requires either (a) the prior written consent of, and compliance with the conditions set by, the holder of the Purchased Asset to any defeasance, or (b)(i) the replacement collateral consist of U.S. “government securities,” within the meaning of Treasury Regulations Article 1.860 G-2(a)(8)(i), in an amount sufficient to make all scheduled payments under the Mortgage Note when due (up to the maturity date for the related Purchased Asset, the Anticipated Repayment Date for ARD Loans or the date on which the Mortgagor may prepay the related Purchased Asset without payment of any prepayment penalty); (ii) the loan may be assumed by a Single Purpose Entity approved by the holder of the Purchased Asset; (iii) counsel provide an opinion that the trustee has a perfected security interest in such collateral prior to any other claim or interest; and (iv) such other documents and certifications as the mortgagee may reasonably require, which may include, without limitation, (A) a certification that the purpose of the defeasance is to facilitate the disposition of the mortgaged real property or any other customary commercial transaction and not to be part of an arrangement to collateralize a REMIC offering with obligations that are not real estate mortgages and (B) a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note when due.  Each Purchased Asset containing provisions for defeasance provides that, in addition to any cost associated with defeasance, the related Mortgagor shall pay, as of the date the mortgage collateral is defeased, all scheduled and accrued interest and principal due as well as an amount sufficient to defease in full the Purchased Asset.  In addition, if the related Purchased Asset permits defeasance, then the Mortgage Loan documents provide that the related Mortgagor shall (x) pay all reasonable fees associated with the defeasance of the Purchased Asset and all other reasonable expenses associated with the defeasance, or (y) provide all opinions required under the related Purchased Asset Documents, including a REMIC opinion, and any applicable rating agency letters confirming that no downgrade or qualification shall occur as a result of the defeasance.

(tt)                                In the event that a Purchased Asset is secured by more than one Mortgaged Property, then, in connection with a release of less than all of such Mortgaged Properties, a Mortgaged Property may not be released as collateral for the related Purchased Asset unless, in connection with such release, an amount equal to not less than 125% of the Allocated Loan Amount for such Mortgaged Property is prepaid or, in the case of a defeasance, an amount equal to 125% of the Allocated Loan Amount is defeased through the deposit of replacement collateral (as contemplated in clause (34) hereof) sufficient to make all scheduled payments with respect to such defeased amount, or such release is otherwise in accordance with the terms of the Purchased Asset Documents.

(uu)                          Each Mortgaged Property is owned in fee by the related Mortgagor, with the exception of (i) Mortgaged Properties that are secured in whole or in a part by a Ground Lease and (ii) out-parcels, and is used and occupied for commercial or multifamily residential purposes in accordance with applicable law.

(vv)                          Any material non-conformity with applicable zoning laws constitutes a legal non-conforming use or structure that, in the event of casualty or destruction, may be restored or repaired to the full extent of the use or structure at the time of such casualty, or for which law and ordinance insurance coverage has been obtained in amounts consistent with the standards utilized by Seller.

(ww)                      Neither Seller nor any affiliate thereof has any obligation to make any capital contributions to the related Mortgagor under the Purchased Asset.  The Purchased Asset was not originated for the sole purpose of financing the construction of incomplete improvements on the related Mortgaged Property.

(xx)                              If the related Mortgage or other Purchased Asset Documents provide for a grace period for delinquent monthly payments, such grace period is no longer than ten (10) days from the applicable payment date.

(yy)                          The following statements are true with respect to the related Mortgaged Property: (a) the Mortgaged Property is located on or adjacent to a dedicated road or has access to an irrevocable easement permitting ingress and egress and (b) the Mortgaged Property is served by public or private utilities, water and sewer (or septic facilities) and otherwise appropriate for the use in which the Mortgaged Property is currently being utilized.

(zz)                              None of the Purchased Asset Documents contain any provision that expressly excuses the related borrower from obtaining and maintaining insurance coverage for acts of terrorism and, in circumstances where terrorism insurance is not expressly required, the mortgagee is not prohibited from requesting that the related borrower maintain such insurance, in each case, to the extent such insurance coverage is generally available for like properties in such jurisdictions at commercially reasonable rates. Each Mortgaged Property is insured by an “all-risk” casualty insurance policy that does not contain an express exclusion for (or, alternatively, is covered by a separate policy that insures against property damage resulting from) acts of terrorism.

(aaa)                      An appraisal of the related Mortgaged Property was conducted in connection with the origination of such Purchased Asset (or in the case of a Participation, the date of origination of the Underlying Mortgage Loan), and such appraisal satisfied the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, in either case as in effect on the date such Purchased Asset (or in the case of a Participation, the Underlying Mortgage Loan) was originated.

Defined Terms

As used in this Exhibit:

The term “Allocated Loan Amount” shall mean, for each Mortgaged Property, the portion of principal of the related Purchased Asset allocated to such Mortgaged Property for certain purposes (including determining the release prices of properties, if permitted) under such Purchased Asset as set forth in the related loan documents.  There can be no assurance, and it is unlikely, that the Allocated Loan Amounts represent the current values of individual Mortgaged Properties, the price at which an individual Mortgaged Property could be sold in the future to a willing buyer or the replacement cost of the Mortgaged Properties.

The term “Anticipated Repayment Date” shall mean, with respect to any Purchased Asset that is indicated on the Purchased Asset Schedule as having a Revised Rate, the date upon which such Purchased Asset commences accruing interest at such Revised Rate.

The term “Assignment of Leases” shall have the meaning specified in paragraph 10 of this Exhibit VI.

The term “Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related property is located to reflect the assignment and pledge of the Mortgage, subject to the terms, covenants and provisions of this Agreement.

The term “ARD Loan” shall mean any Purchased Asset that provides that if the unamortized principal balance thereof is not repaid on its Anticipated Repayment Date, such Purchased Asset will accrue Excess Interest at the rate specified in the related Mortgage Note and the Mortgagor is required to apply excess monthly cash flow generated by the related Mortgaged Property to the repayment of the outstanding principal balance on such Purchased Asset.

The term “Due Date” shall mean the day of the month set forth in the related Mortgage Note on which each monthly payment of interest and/or principal thereon is scheduled to be first due.

The term “Environmental Site Assessment” shall mean a Phase I environmental report meeting the requirements of the American Society for Testing and Materials, and, if in accordance with customary industry standards a reasonable lender would require it, a Phase II environmental report, each prepared by a licensed third party professional experienced in environmental matters.

The term “Excess Cash Flow” shall mean the cash flow from the Mortgaged Property securing an ARD Loan after payments of interest (at the Mortgage Interest Rate) and principal (based on the amortization schedule), and (a) required payments for the tax and insurance fund and ground lease escrows fund, (b) required payments for the monthly debt service escrows, if any, (c) payments to any other required escrow funds and (d) payment of operating expenses pursuant to the terms of an annual budget approved by the servicer and discretionary (lender approved) capital expenditures.

The term “Excess Interest” shall mean any accrued and deferred interest on an ARD Loan in accordance with the following terms.  Commencing on the respective Anticipated Repayment Date each ARD Loan (pursuant to its existing terms or a unilateral option, as defined in Treasury Regulations under Article 1001 of the Code, in the Purchased Assets exercisable during the term of the Purchased Asset) generally will bear interest at a fixed rate (the “Revised Rate”) per annum equal to the Mortgage Interest Rate plus a percentage specified in the related Mortgage Loan Documents.  Until the principal balance of each such Purchased Asset has been reduced to zero (pursuant to its existing terms or a unilateral option, as defined in Treasury Regulations under Article 1001 of the Code, in the Purchased Assets exercisable during the term of the Mortgage Loan), such Purchased Asset will only be required to pay interest at the Mortgage Interest Rate and the interest accrued at the excess of the related Revised Rate over the related Mortgage Interest Rate will be deferred (such accrued and deferred interest and interest thereon, if any, is “Excess Interest”).

The term “Mortgage Interest Rate” shall mean the fixed rate, or the formula applicable to determine the floating rate, of interest per annum that each Purchased Asset bears as of the Purchase Date.

The term “Permitted Encumbrances” shall mean:

I.                                         the lien of current real property taxes, water charges, sewer rents and assessments not yet delinquent or accruing interest or penalties;

II.                                     covenants, conditions and restrictions, rights of way, easements and other matters of public record acceptable to mortgage lending institutions generally and referred to in the related mortgagee’s title insurance policy;

III.                                 other matters to which like properties are commonly subject and which are acceptable to mortgage lending institutions generally, and

IV.                                 the rights of tenants, as tenants only, whether under ground leases or space leases at the Mortgaged Property that together do not materially and adversely affect the related Mortgagor’s ability to timely make payments on the related Purchased Asset, which do not materially interfere with the benefits of the security intended to be provided by the related Mortgage or the use, for the use currently being made, the operation as currently being operated, enjoyment, value or marketability of such Mortgaged Property, provided, however, that, for the avoidance of doubt, Permitted Encumbrances shall exclude all pari passu, second, junior and subordinated mortgages but shall not exclude mortgages that secure Purchased Assets that are cross-collateralized with other Purchased Assets.

The term “Revised Rate” shall mean, with respect to those Purchased Assets on the Purchased Asset Schedule indicated as having a revised rate, the increased interest rate after the Anticipated Repayment Date (in the absence of a default) for each applicable Purchased Asset, as calculated and as set forth in the related Purchased Asset.

REPRESENTATIONS AND WARRANTIES
REGARDING EACH INDIVIDUAL PURCHASED ASSET
THAT IS A JUNIOR INTEREST
IN A PERFORMING COMMERCIAL
MORTGAGE LOAN SECURED BY A FIRST LIEN ON
A MULTIFAMILY OR COMMERCIAL PROPERTY

(a)                                  The representations and warranties set forth in this Exhibit VI regarding the senior mortgage loan from which the Purchased Asset is derived shall be deemed incorporated herein in respect of such senior mortgage loan, provided, however, that, in the event that such senior mortgage loan was not originated by Seller or an Affiliate of Seller, Seller shall be deemed to be making the representations set forth in this Exhibit VI with respect to such senior mortgage loan to the best of Seller’s knowledge.

(b)                                 The information set forth in the Purchased Asset Schedule is complete, true and correct in all material respects.

(c)                                  There exists no material default, breach, violation or event of acceleration (and no event that, with the passage of time or the giving of notice, or both, would constitute any of the foregoing) under the documents evidencing or securing the Purchased Asset, in any such case to the extent the same materially and adversely affects the value of the Purchased Asset and the related underlying real property.

(d)                                 Except with respect to the enforceability of any provisions requiring the payment of default interest, late fees, additional interest, prepayment premiums or yield maintenance charges, neither the Purchased Asset nor any of the related Purchased Asset Documents is subject to any right of rescission, set-off, abatement, diminution, valid counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of any such Purchased Asset Documents, or the exercise (in compliance with procedures permitted under applicable law) of any right thereunder, render any Purchased Asset Documents subject to any right of rescission, set-off, abatement, diminution, valid counterclaim or defense, including the defense of usury (subject to anti-deficiency or one form of action laws and to bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law)), and no such right of rescission, set-off, abatement, diminution, valid counterclaim or defense has been asserted with respect thereto.

(e)                                  The Purchased Asset Documents have been duly and properly executed by the originator of the Purchased Asset, and each is the legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).  The Purchased Asset is not usurious.

(f)                                    The terms of the related Purchased Asset Documents have not been impaired, waived, altered or modified in any material respect (other than by a written instrument that is included in the related Purchased Asset File).

(g)                                 The assignment of the Purchased Asset constitutes the legal, valid and binding assignment of such Purchased Asset from Seller to or for the benefit of Buyer enforceable in accordance  with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(h)                                 All representations and warranties in the Purchased Asset Documents and in the underlying documents for the performing commercial mortgage loan secured by a first lien on a multifamily or commercial property to which such Purchased Asset relates are true and correct in all material respects.

(i)                                     The servicing and collection practices used by Seller for the Purchased Asset have complied with applicable law in all material respects and are consistent with those employed by prudent servicers of comparable Purchased Assets.

(j)                                     Seller is not a debtor in any state or federal bankruptcy or insolvency proceeding.

(k)                                  As of the Purchase Date, there is no payment default, giving effect to any applicable notice and/or grace period, and there is no other material default under any of the related Purchased Asset Documents, giving effect to any applicable notice and/or grace period; no such material default or breach has been waived by Seller or on its behalf or by Seller’s predecessors in interest with respect to the Purchased Assets; and no event has occurred that, with the passing of time or giving of notice would constitute a material default or breach; provided, however, that the representations and warranties set forth in this sentence do not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of any subject matter otherwise covered by any other representation or warranty made by Seller in this Exhibit VI.  No Purchased Asset has been accelerated and no foreclosure or power of sale proceeding has been initiated in respect of the related Mortgage.  Seller has not waived any material claims against the related Mortgagor under any non-recourse exceptions contained in the Mortgage Note.

(l)                                     No Purchased Asset has been satisfied, canceled, subordinated (except to the senior mortgage loan from which the Purchased Asset is derived), released or rescinded, in whole or in part, and the related Mortgagor has not been released, in whole or in part, from its obligations under any related Purchased Asset Document.

REPRESENTATIONS AND WARRANTIES
REGARDING EACH INDIVIDUAL PURCHASED ASSET
THAT IS A CMBS OR (WHERE APPLICABLE) SYNTHETIC CMBS

(a)           The CMBS consists of pass-through certificates representing beneficial ownership interests in one or more REMICs consisting of one or more first lien mortgage loans secured by commercial and/or multifamily properties.

(b)           Immediately prior to the sale, transfer and assignment to Buyer thereof, Seller had good and marketable title to, and was the sole owner and holder of, such CMBS or Synthetic CMBS, and Seller is transferring such CMBS or Synthetic CMBS free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature encumbering such CMBS or Synthetic CMBS.

(c)           Seller has full right, power and authority to sell and assign such CMBS or Synthetic CMBS and such CMBS or Synthetic CMBS has not been cancelled, satisfied or rescinded in whole or part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof.

(d)           Other than consents and approvals obtained as of the related Purchase Date or those already granted in the related documents governing such CMBS or Synthetic CMBS, no consent or approval by any Person is required in connection with Buyer’s acquisition of such CMBS or Synthetic CMBS, for Buyer’s exercise of any rights or remedies in respect of such CMBS or Synthetic CMBS or for Buyer’s sale or other disposition of such CMBS or Synthetic CMBS.  No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies.

(e)           Upon consummation of the purchase contemplated to occur in respect of such CMBS or Synthetic CMBS on the Purchase Date therefor, Seller will have validly and effectively conveyed to Buyer all legal and beneficial interest in and to such CMBS or Synthetic CMBS free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature.

(f)            The CMBS is a physical security in registered form, or is in book-entry form and held through the facilities of (a) The Depository Trust Corporation in New York, New York, or (b) another clearing organization or book-entry system reasonably acceptable to Buyer.

(g)           With respect to any CMBS that is a physical security, Seller has delivered to Buyer or its designee such physical security, along with any and all certificates and assignments necessary to transfer such security under the issuing documents of such CMBS.

(h)           With respect to any CMBS registered with DTC or another clearing organization, Seller has delivered to Buyer or its designee evidence of re-registration to the securities intermediary in Buyer’s name on behalf of Buyer.

(i)            All information contained in the related Purchased Asset File (or as otherwise provided to Buyer) in respect of such CMBS or Synthetic CMBS is accurate and complete in all material respects.

(j)            As of the date of its issuance, such CMBS complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the issuance thereof including, without limitation, any registration requirements of the Securities Act of 1933, as amended.

(k)           Except as included in the Purchased Asset File, there is no document that by its terms modifies or affects the rights and obligations of the holder of such CMBS or Synthetic CMBS, the terms of the related pooling and servicing agreement or any other agreement relating to the CMBS or Synthetic CMBS, and, since issuance, there has been no material change or waiver to any term or provision of any such document, instrument or agreement.

(l)            There is no (i) monetary default, breach or violation of any pooling and servicing agreement or other document governing or pertaining to such CMBS or Synthetic CMBS, (ii) material non-monetary default, breach or violation of any such agreement or other document or other document governing or pertaining to such CMBS or Synthetic CMBS, or (iii) event that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration under such documents and agreements.

(m)          No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority over Seller is required for any transfer or assignment of such CMBS or Synthetic CMBS.

(n)           Except as included in the Purchased Asset File, (i) no interest shortfalls have occurred and no realized losses have been applied to any CMBS or otherwise incurred with respect to any mortgage loan related to such CMBS nor any class of CMBS issued under the same governing documents as any CMBS, and (ii) Seller has no knowledge of any circumstances that could have a Material Adverse Effect on the CMBS or Synthetic CMBS.

(o)           With respect to CMBS backed by a single mortgaged asset, there are no circumstances or conditions with respect to the CMBS, the Underlying Mortgaged Property or the related Mortgagor’s credit standing that can reasonably be expected to have a Material Adverse Effect on the CMBS.

(p)           Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such CMBS or Synthetic CMBS is or may become obligated.

(q)           There is no material inaccuracy in any servicer report or trustee report delivered to it (and, in turn, delivered pursuant to the terms of this Agreement) in connection with such CMBS.

(r)            No servicer of the CMBS has made any advances, directly or indirectly, with respect to the CMBS or to any mortgage loan relating to such CMBS.

REPRESENTATIONS AND WARRANTIES
REGARDING EACH INDIVIDUAL PURCHASED ASSET
THAT IS A CRE CDO

(a)           Immediately prior to the sale, transfer and assignment to Buyer thereof, Seller had good and marketable title to, and was the sole owner and holder of, such CRE CDO, and Seller is transferring such CRE CDO free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature encumbering such CRE CDO.

(b)           Seller has full right, power and authority to sell and assign such CRE CDO and such CRE CDO has not been cancelled, satisfied or rescinded in whole or part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof.

(c)           Other than consents and approvals obtained as of the related Purchase Date or those already granted in the related documents governing such CRE CDO, no consent or approval by any Person is required in connection with Buyer’s acquisition of such CRE CDO, for Buyer’s exercise of any rights or remedies in respect of such CRE CDO or for Buyer’s sale or other disposition of such CRE CDO.  No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies.

(d)           Upon consummation of the purchase contemplated to occur in respect of such CRE CDO on the Purchase Date therefor, Seller will have validly and effectively conveyed to Buyer all legal and beneficial interest in and to such CRE CDO free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature, subject to the rights and obligations of Seller pursuant to the Agreement.

(e)           The CRE CDO is a physical security in registered form, or is in book-entry form and held through the facilities of (a) The Depository Trust Corporation in New York, New York, or (b) another clearing organization or book-entry system reasonably acceptable to Buyer.

(f)            With respect to any CRE CDO that is a physical security, Seller has delivered to Buyer or its designee such physical security, along with any and all certificates and assignments necessary to transfer such security under the issuing documents of such CRE CDO.

(g)           With respect to any CRE CDO registered with DTC or another clearing organization, Seller has delivered to Buyer or its designee evidence of re-registration to the securities intermediary in Buyer’s name on behalf of Buyer.

(h)           All information contained in the related Purchased Asset File (or as otherwise provided to Buyer) in respect of such CRE CDO is accurate and complete in all material respects.

(i)            To the knowledge of Seller, as of the date of its issuance, such CRE CDO complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the issuance thereof including, without limitation, any registration requirements of the Securities Act of 1933, as amended.

(j)            Except as included in the Purchased Asset File, there is no document that by its terms modifies or affects the rights and obligations of the holder of such CRE CDO, the terms of the related pooling and servicing agreement or any other agreement relating to the CRE CDO, and, since issuance, there has been no material change or waiver to any term or provision of any such document, instrument or agreement.

(k)           There is no (i) monetary default, breach or violation exists with respect to any pooling and servicing agreement, indenture, or other document governing or pertaining to such CRE CDO, (ii) material non-monetary default, breach or violation exists with respect to any such agreement, indenture, or other document governing or pertaining to such CRE CDO, or (iii) event that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration under such documents and agreements.

(l)            No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority over Seller is required for any transfer or assignment of such CRE CDO.

(m)          Except as included in the Purchased Asset File, (i) no interest shortfalls have occurred and no realized losses have been applied to any CRE CDO or otherwise incurred with respect to any mortgage loan related to such CRE CDO nor any class of CRE CDO issued under the same governing documents as any CRE CDO, and (ii) Seller has no knowledge of any circumstances that could have a Material Adverse Effect on the CRE CDO.

(n)           Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such CRE CDO is or may become obligated.

(o)           There is no material inaccuracy in any servicer report or trustee report delivered to it (and, in turn, delivered pursuant to the terms of this Agreement) in connection with such CRE CDO.

(p)           No fraudulent acts were committed by Seller in connection with its acquisition of such CRE CDO.

(q)           No servicer of the CRE CDO has made any advances, directly or indirectly, with respect to the CRE CDO or to any mortgage loan relating to such CRE CDO.

EXHIBIT VII

ASSET INFORMATION

Loan ID #:

Borrower Name:

Borrower Address:

Borrower City:

Borrower State:

Borrower Zip Code:

Recourse?

Guaranteed?

Related Borrower Name(s):

Original Principal Balance:

Note Date:

Loan Date:

Loan Type (e.g. fixed/arm):

Current Principal Balance:

Current Interest Rate (per annum):

Paid to date:

Annual P&I:

Next Payment due date:

Index (complete whether fixed or arm):

Gross Spread/Margin (complete whether fixed or arm):

Life Cap:

Life Floor:

Periodic Cap:

Periodic Floor:

Rounding Factor:

Lookback (in days):

Interest Calculation Method (e.g., Actual/360):

Interest rate adjustment frequency:

P&I payment frequency:

First P&I payment due:

First interest rate adjustment date:

First payment adjustment date:

Next interest rate adjustment date:

Next payment adjustment date:

Conversion Date:

Converted Interest Rate Index:

Converted Interest Rate Spread:

Maturity date:

Loan term:

Amortization term:

Hyper-Amortization Flag:

Hyper-Amortization Term:

Hyper-Amortization Rate Increase:

Balloon Amount:

Balloon LTV:

Prepayment Penalty Flag:

Prepayment Penalty Text:

Lockout Period:

Lien Position:

Fee/Leasehold:

Ground Lease Expiration Date:

CTL (Yes/No):

CTL Rating (Moody’s):

CTL Rating (Duff):

CTL Rating (S&P):

CTL Rating (Fitch):

Lease Guarantor:

CTL Lease Type (NNN, NN, Bondable):

Property Name:

Property Address:

Property City:

Property Zip Code:

Property Type (General):

Property Type (Specific):

Cross-collateralized (Yes/No)*

Property Size:

Year built:

Year renovated:

Actual Average Occupancy:

Occupancy Rent Roll Date:

Underwritten Average Occupancy:

Largest Tenant:

Largest Tenant SF:

Largest Tenant Lease Expiration:

2nd Largest Tenant:

2nd Largest Tenant SF:

2nd Largest Tenant Lease Expiration:

3rd Largest Tenant:

3rd Largest Tenant SF:

3rd Largest Tenant Lease Expiration:

Underwritten Average Rental Rate/ADR:

Underwritten Vacancy/Credit Loss:

Underwritten Other Income:

Underwritten Total Revenues:

Underwritten Replacement Reserves:

*  If yes, give property information on each property covered and in aggregate as appropriate. Loan ID’s should be denoted with a suffix letter to signify loans/collateral.

Underwritten Management Fees:

Underwritten Franchise Fees:

Underwritten Total Expenses:

Underwritten Leasing Commissions:

Underwritten Tenant Improvement Costs:

Underwritten NOI:

Underwritten NCF:

Underwritten Debt Service Constant:

Underwritten DSCR at NOI:

Underwritten DSCR at NCF:

Underwritten NOI Period End Date:

Hotel Franchise:

Hotel Franchise Expiration Date:

Appraiser Name:

Appraised Value:

Appraisal Date:

Appraisal Cap Rate:

Appraisal Discount Rate:

Underwritten LTV:

Environmental Report Preparer:

Environmental Report Date:

Environmental Report Issues:

Architectural and Engineering Report Preparer:

Architectural and Engineering Report Date:

Deferred Maintenance Amount:

Ongoing Replacement Reserve Requirement per A&E Report:

Immediate Repairs Escrow % (e.g. 125%):

Replacement Reserve Annual Deposit:

Replacement Reserve Balance:

Tenant Improvement/Leasing Commission Annual Deposits:

Tenant Improvement/Leasing Commission Balance:

Taxes paid through date:

Monthly Tax Escrow:

Tax Escrow Balance:

Insurance paid through date:

Monthly Insurance Escrow:

Insurance Escrow Balance:

Reserve/Escrow Balance as of Date:

Probable Maximum Loss %:

Covered by Earthquake Insurance (Yes/No):

Number of times 30 days late in last 12 months:

Number of times 60 days late in last 12 months:

Number of times 90 days late in last 12 months:

Servicing Fee:

Notes:

EXHIBIT VIII

ADVANCE PROCEDURES

(a)           Submission of Preliminary Underwriting Materials for Accommodation Loans.

(A)          Seller shall deliver to Buyer within forty-five (45) days of the Purchase Date a preliminary underwriting package that includes a summary memorandum outlining the proposed transaction, including potential transaction benefits and all material Underwriting Issues then known to Seller and any other characteristics of the proposed transaction that a reasonable buyer would consider material.  Based on the information provided, Buyer shall notify Seller of its preliminary assessment as to whether it would be willing to purchase such asset assuming Seller subsequently complies with all terms and conditions in the Transaction Documents; provided, however that such notice shall not be binding on Buyer and any determination to purchase the proposed asset shall be made in the Buyer’s sole discretion.

(b)           Submission of Incomplete Preliminary Due Diligence Package.

(A)          If Seller desires Buyer to evaluate an incomplete Preliminary Due Diligence Package for any proposed Eligible Asset (which Seller and  Buyer acknowledge may fail to include an appraisal, an environmental report, an engineering report and/or the debt, security and other documents comprising the such Eligible Loan), Seller may submit such incomplete Preliminary Due Diligence Package to Buyer together with Seller’s written estimate of the Market Value of the proposed Eligible Asset.  Upon Buyer’s receipt of such incomplete Preliminary Due Diligence Package and written estimate, Buyer shall endeavor to evaluate same and within ten (10) Business Days of such receipt, shall use commercially reasonable efforts to notify Seller by facsimile or e-mail (which notification shall not be binding upon Buyer and may not be relied upon by Seller or any other Person) of the results of Buyer’s evaluation of the incomplete Preliminary Due Diligence Package, including a notification that Buyer was unable to evaluate the incomplete Preliminary Due Diligence Package, if applicable.

(c)           Submission of Preliminary Due Diligence Package.

(A)          Seller may, from time to time, submit to Buyer a Preliminary Due Diligence Package for Buyer’s review and approval in order to enter into a Transaction with respect to any Eligible Asset that Seller proposes to be included as a Purchased Asset under the Agreement, including any Requested Exception Report; provided that Buyer shall not be under any obligation to enter into any Transaction.

(B)           Upon Buyer’s receipt of a complete Preliminary Due Diligence Package, Buyer, within ten (10) Business Days, shall have the right to request, in Buyer’s sole and absolute discretion, additional diligence materials and deliveries that Buyer shall specify on a Supplemental Due Diligence List.  Upon Buyer’s receipt of all of the Diligence Materials or Buyer’s waiver thereof, Buyer shall promptly, but in any event within ten (10) Business Days and only following receipt of internal credit approval, shall either (i) notify Seller of the Purchase Price and the Market Value for the Eligible Asset or (ii) deny, in Buyer’s sole and absolute discretion, Seller’s request for a Transaction.  Buyer’s failure to respond to Seller within ten (10) Business Days following receipt of all Diligence Materials or Buyer’s written waiver thereof shall be deemed to be a denial of Seller’s request for an Advance, unless Buyer and Seller have agreed otherwise in writing.  Nothing in this Exhibit VIII or elsewhere in this Agreement shall, or be deemed to, prohibit Buyer from determining in its sole discretion the adequacy, correctness and appropriateness of, or from disapproving, any and all financial and other underwriting data required to be supplied by Seller under this Agreement.

(d)           Final Approval of an Eligible Asset.  Upon Buyer’s notification to Seller of the Purchase Price and the Market Value for any Eligible Loan, Seller shall, if Seller desires to enter into a Transaction with respect to such New Asset, satisfy the conditions set forth below (in addition to satisfying the conditions precedent with respect to each Transaction, as set forth in Article 3(b) of this Agreement) as a condition precedent to Buyer’s approval of such Eligible Asset as a Purchased Item, all in a manner, and pursuant to documentation, satisfactory in all respects to Buyer (and its counsel) in its sole, but good faith, discretion:

(A)          Delivery of Purchased Asset Documents.  Seller shall deliver to Buyer: (i) with respect to a New Asset that is a Pre-Existing Asset, each of the Purchased Asset Documents, except Purchased Asset Documents that Seller expressly and specifically disclosed in Seller’s Preliminary Due Diligence Package were not in Seller’s possession; and (ii) with respect to New Asset that is an Originated Asset, each of the Purchased Asset Documents.

(B)           Environmental and Engineering.  Buyer shall have received a “Phase 1” (and, if requested by Buyer, “Phase 2”) environmental report, an asbestos survey, if applicable, and an engineering report, each in form satisfactory to Buyer in its sole discretion, by an engineer or environmental consultant approved by Buyer in its sole discretion.

(C)           Appraisal.  Buyer shall have received either an appraisal approved by Buyer (or a Draft Appraisal), each by an MAI appraiser.  If Buyer receives only a Draft Appraisal prior to entering into a Transaction, Seller shall deliver an appraisal approved by Buyer by an MAI appraiser on or before thirty (30) days after the Purchase Date.

(D)          Insurance.  Buyer shall have received certificates or other evidence of insurance demonstrating insurance coverage in respect of the underlying real estate directly or indirectly securing or supporting such Purchased Asset of types, in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in the Purchased Asset Documents.  Such certificates or other evidence shall indicate that Seller (or, as to Subordinate Eligible Assets, the lead lender on the whole loan in which Seller is a participant or holder of a note or has an equity interest in the Mortgagor, as applicable), will be named as an additional insured as its interest may appear and shall contain a loss payee endorsement in favor of such additional insured with respect to the policies required to be maintained under the Purchased Asset Documents.

(E)           Survey.  Buyer shall have received all surveys of the underlying real estate directly or indirectly securing or supporting such Purchased Asset that are in Seller’s possession.

(F)           Lien Search Reports.  Buyer or Buyer’s counsel shall have received, as requested by Buyer, satisfactory reports of UCC, tax lien, judgment and litigation searches and title updates conducted by search firms and/or title companies acceptable to Buyer with respect to the Eligible Loan, underlying real estate directly or indirectly securing or supporting such Eligible Loan, Seller and Mortgagor, such searches to be conducted in each location Buyer shall designate.

(G)           Title Insurance Policy.

(1)                                  With respect to a Senior Mortgage Loan, Seller shall have delivered to Buyer (1) an unconditional commitment to issue a Title Policy in favor of Buyer and Buyer’s successors and/or assigns with respect to Buyer’s interest in the related real property and insuring the assignment of the Eligible Asset to Buyer, with an amount of insurance that shall be not less than the maximum principal amount of the Eligible Asset (taking into account the proposed Advance) or (2) an endorsement or confirmatory letter from the title insurance company that issued the existing title insurance policy, in favor of Buyer and Buyer’s successors and/or assigns, that amends the existing title insurance policy by stating that the amount of the insurance is not less than the maximum principal amount of the Eligible Asset (taking into account the proposed Advance).

(2)                                  Seller shall have delivered to Buyer a copy of an unconditional commitment to issue a Title Policy or an existing title insurance policy with respect to any Subordinate Eligible Asset that is evidenced by a Mortgage Note, in an amount not less than the amount of such Mortgage Note and all superior notes or (2) with respect to any Subordinate Eligible Asset that is not evidenced by a Mortgage Note, in an amount not less than the amount of the related indebtedness and all superior notes or participations.

(3)                                  With respect to any CMBS or Synthetic CMBS, or CRE CDO, Seller shall have delivered to Buyer such evidence as Buyer on a case-by-case basis, in its good faith discretion, shall require of the ownership of the real property underlying such item of Collateral including, without limitation, a copy of a Title Policy dated a date, and issued by a title insurer, in each case acceptable to Buyer in its reasonable discretion, showing that title is vested in the related Mortgagor or in an entity in whom such Mortgagor holds a beneficial interest.

(H)          Assignment Documents.  Seller shall have executed and delivered to Buyer, in form and substance reasonably satisfactory to Buyer and its counsel, all applicable assignment documents assigning to Buyer the proposed Eligible Asset (and in any Hedging Transactions held by Seller with respect thereto) that shall be subject to no liens except as expressly permitted by Buyer.  Each of the assignment documents shall contain such representations and warranties in writing concerning the proposed Eligible Asset and such other terms as shall be satisfactory to Buyer in its sole discretion.

(I)            Opinions of Counsel.  Buyer shall have received an opinion to Seller and its successors and assigns from counsel to the underlying obligor on the underlying loan transaction, as applicable, as to enforceability of the loan documents governing such transaction and such other matters as Buyer shall require (including, without limitation, opinions as to due formation, authority, choice of law and perfection of security interests).

(J)            Additional Real Estate Matters.  To the extent obtained by Seller from the Mortgagor or the underlying obligor relating to any Eligible Asset at the origination of the Eligible Asset, Seller shall have delivered to Buyer such other real estate related certificates and documentation as may have been requested by Buyer, such as (i) certificates of occupancy and letters certifying that the property is in compliance with all applicable zoning laws, each issued by the appropriate Governmental Authority and (ii) abstracts of all leases in effect at the real property relating to such Eligible Asset.

(K)          Subordinate Eligible Assets.  In the case of Subordinate Eligible Assets, in addition to the delivery of the items in clauses (g), (h) and (i), Buyer shall have received all documentation specified in clauses (a) through (f) and (j) as if the underlying mortgage loan were the direct New Asset but solely to the extent Seller possesses such documentation or has access to such documentation because it was provided to the related lead lender and made available to Seller and, in addition, all documents evidencing the Subordinate Eligible Asset, including, but not limited to, an original Mortgage Note, participation certificate, if applicable, and the related participation and/or intercreditor agreement.

(L)           Other Documents.  Buyer shall have received such other documents as Buyer or its counsel shall reasonably deem necessary.

Seller shall deliver the items set forth in clauses (a) through (l) above to Buyer and its counsel from time to time promptly upon receipt of same by Seller or its counsel.

(e)           Eligible Asset Approval or Disapproval.  Within five (5) Business Days following the date upon which Seller has tendered performance of the conditions enumerated in clauses (a) through (l) of subsection III above, or has delivered such items or documents fully executed, if applicable, in final form, and provided that Buyer and/or Buyer’s counsel, in the sole discretion of Buyer, has had sufficient time to perform a diligence review of such materials,  Buyer shall either (i) if the documents with respect to the proposed Eligible Asset are not satisfactory in form and substance to Buyer, notify Seller in writing that Buyer has not approved the proposed Eligible Asset as a Purchased Asset or (ii) notify Seller in writing that Buyer has approved the proposed Eligible Asset as a Purchased Asset.  Buyer’s failure to respond to Seller within such five (5) Business Day period shall be deemed to be a denial of Seller’s request that Buyer approve the proposed Eligible Loan, unless Buyer and Seller have agreed otherwise in writing.

EXHIBIT IX

FORM OF RE-DIRECTION LETTER

[Letterhead of [    ]]

                    , 20

[Borrower Name]
[Address]

Re:          [                                ] (the “Asset”)

To Whom It May Concern:

[SELLER] (the “Seller”) has transferred its interest in the Asset to JPMorgan Chase Bank, N.A. (the “Buyer”) in accordance with that certain Master Repurchase Agreement between Seller and Buyer dated as of October 26, 2006.  All notices, demands and requests to be given to the lender under the documents evidencing, securing and/or governing the Asset shall be sent to the following addresses (until such addresses for notice are changed in accordance with the Asset documents):

JPMORGAN CHASE BANK, N.A.

270 Park Avenue, 7th Floor

New York, New York 10017-2014

Attention:                                         Mr. Jeffrey Waller

Telephone:                                    (212) 834-9987

Telecopy:                                           (212) 834-6565

with a copy to:

JPMORGAN CHASE BANK, N.A.

270 Park Avenue, 10th Floor

New York, New York 10017-2014

Attention:  Mr. Kunal K. Singh

Telephone:                                    (212) 834-5467

Telecopy:                                           (212) 834-6593

with a copy to:

[SELLER]
c/o Dividend Capital Total Realty Operating Partnership LP

518 Seventeenth Street, 17th Floor

Denver, Colorado 80202

Attention: [    ]

Telephone: [    ]

Telecopy: [    ]

All payments to be made in connection with the Asset shall be made by wire transfer in accordance with the following instructions:

[    ]

ABA 071000505

BNF:  [                                     ]

Account #:  724178.1

Account name:  JPMorgan Chase Bank, N.A., as secured party, for the Cash Management Account

Attn:

Please feel free to call [    ] at [    ] should you have any questions or concerns.  Thank you.

[SELLER]

By:
Name:
Title:

EXHIBIT X

FORM OF BAILEE LETTER

                                      , 20

Re:          Bailee Agreement (the “Bailee Agreement”) in connection with the pledge by [SELLER] (the “Seller”) to JPMorgan Chase Bank, N.A. (the “Buyer”)

Ladies and Gentlemen:

In consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Buyer and [    ] (the “Bailee”) hereby agree as follows:

(a)           Seller shall deliver to the Bailee in connection with any Purchased Assets delivered to the Bailee hereunder an Identification Certificate in the form of Attachment 1 attached hereto to which shall be attached a Purchased Asset Schedule identifying which Purchased Assets are being delivered to the Bailee hereunder.  Such Purchased Asset Schedule shall contain the following fields of information:  (a) the loan identifying number; (b) the Purchased Asset obligor’s name; (c) the street address, city, state and zip code for the applicable real property; (d) the original balance; and (e) the current principal balance if different from the original balance.

(b)           On or prior to the date indicated on the Custodial Identification Certificate delivered by Seller (the “Funding Date”), Seller shall have delivered to the Bailee, as bailee for hire, the original documents set forth on Schedule A attached hereto (collectively, the “Purchased Asset File”) for each of the Purchased Assets (each a “Purchased Asset” and collectively, the “Purchased Assets”) listed in Exhibit A to Attachment 1 attached hereto (the “Purchased Asset Schedule”).

(c)           The Bailee shall issue and deliver to Buyer and LASALLE BANK NATIONAL ASSOCIATION (the “Custodian”) on or prior to the Funding Date by facsimile (a) in the name of Buyer, an initial trust receipt and certification in the form of Attachment 2 attached hereto (the “Bailee’s Trust Receipt and Certification”) which Bailee’s Trust Receipt and Certification shall state that the Bailee has received the documents comprising the Purchased Asset File as set forth in the Custodial Identification Certificate (as defined in that certain Custodial Agreement dated as of October 26, 2006, among Seller, Buyer and Custodian (as defined in Article 5 below), in addition to such other documents required to be delivered to Buyer and/or Custodian pursuant to the Master Repurchase Agreement dated as of October 26, 2006, between Seller and Buyer (the “Repurchase Agreement”).

(d)           On the applicable Funding Date, in the event that Buyer fails to purchase from Seller the Purchased Assets identified in the related Custodial Identification Certificate, Buyer shall deliver by facsimile to the Bailee at [    ] to the attention of [    ], an authorization (the “Facsimile Authorization”) to release the Purchased Asset Files with respect to the Purchased Assets identified therein to Seller.  Upon receipt of such Facsimile Authorization, the Bailee shall release the Purchased Asset Files to Seller in accordance with Seller’s instructions.

(e)           Following the Funding Date, the Bailee shall forward the Purchased Asset Files to the Custodian at Document Custody Services, 7420 S. Kyrene Road, Suite 111, Tempe, AZ 85283 by insured overnight courier for receipt by the Custodian no later than 1:00 p.m. on the third Business Day following the applicable Funding Date (the “Delivery Date”).

(f)            From and after the applicable Funding Date until the time of receipt of the Facsimile Authorization or the applicable Delivery Date, as applicable, the Bailee (a) shall maintain continuous custody and control of the related Purchased Asset Files as bailee for Buyer and (b) is holding the related Purchased Assets as sole and exclusive bailee for Buyer unless and until otherwise instructed in writing by Buyer.

(g)           Seller agrees to indemnify and hold the Bailee and its partners, directors, officers, agents and employees harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorney’s fees, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of this Bailee Agreement or any action taken or not taken by it or them hereunder unless such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (other than special, indirect, punitive or consequential damages, which shall in no event be paid by the Bailee) were imposed on, incurred by or asserted against the Bailee because of the breach by the Bailee of its obligations hereunder, which breach was caused by negligence, lack of good faith or willful misconduct on the part of the Bailee or any of its partners, directors, officers, agents or employees.  The foregoing indemnification shall survive any resignation or removal of the Bailee or the termination or assignment of this Bailee Agreement.

(h)           In the event that the Bailee fails to produce a Mortgage Note, assignment of collateral or any other document related to a Purchased Asset that was in its possession within ten (10) business days after required or requested by Seller or Buyer (a “Delivery Failure”), the Bailee shall indemnify Seller or Buyer in accordance with the succeeding paragraph of this Article 8.

(i)            Seller agrees to indemnify and hold Buyer and its respective affiliates and designees harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorney’s fees, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of a Custodial Delivery Failure or the Bailee’s negligence, lack of good faith or willful misconduct.  The foregoing indemnification shall survive any termination or assignment of this Bailee Agreement.

(j)            Seller hereby represents, warrants and covenants that the Bailee is not an affiliate of or otherwise controlled by Seller.  Notwithstanding the foregoing, the parties hereby acknowledge that the Bailee hereunder may act as Counsel to Seller in connection with a proposed transaction and [    ], if acting as Bailee, has represented Seller in connection with negotiation, execution and delivery of the Repurchase Agreement.

(k)           In connection with a pledge of the Purchased Assets as collateral for an obligation of Buyer, Buyer may pledge its interest in the corresponding Purchased Asset Files held by the Bailee for the benefit of Buyer from time to time by delivering written notice to the Bailee that Buyer has pledged its interest in the identified Purchased Assets and Purchased Asset Files, together with the identity of the party to whom the Purchased Assets have been pledged (such party, the “Pledgee”).  Upon receipt of such notice from Buyer, the Bailee shall mark its records to reflect the pledge of the Purchased Assets by Buyer to the Pledgee.  The Bailee’s records shall reflect the pledge of the Purchased Assets by Buyer to the Pledgee until such time as the Bailee receives written instructions from Buyer that the Purchased Assets are no longer pledged by Buyer to the Pledgee, at which time the Bailee shall change its records to reflect the release of the pledge of the Purchased Assets and that the Bailee is holding the Purchased Assets as custodian for, and for the benefit of, Buyer.

(l)            The agreement set forth in this Bailee Agreement may not be modified, amended or altered, except by written instrument, executed by all of the parties hereto.

(m)          This Bailee Agreement may not be assigned by Seller or the Bailee without the prior written consent of Buyer.

(n)           For the purpose of facilitating the execution of this Bailee Agreement as herein provided and for other purposes, this Bailee Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute and be one and the same instrument.

(o)           This Bailee Agreement shall be construed in accordance with the laws of the State of New York, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

(p)           Capitalized terms used herein and defined herein shall have the meanings ascribed to them in the Repurchase Agreement.

[signatures begin on next page]

Very truly yours,

[SELLER]

By:
Name:
Title:

ACCEPTED AND AGREED:

[BAILEE]

By:
Name:

ACCEPTED AND AGREED:

JPMORGAN CHASE BANK, N.A.,

Buyer

By:
Name:
Title:

Schedule A

[List of Purchased Asset Documents]

Attachment 1

IDENTIFICATION CERTIFICATE

On this         day of                 , 200_, [SELLER] (the “Seller”), under that certain Bailee Agreement of even date herewith (the “Bailee Agreement”), among Seller, [    ] (the “Bailee”), and JPMORGAN CHASE BANK, N.A., as Buyer, does hereby instruct the Bailee to hold, in its capacity as Bailee, the Purchased Asset Files with respect to the Purchased Assets listed on Exhibit A hereto, which Purchased Assets shall be subject to the terms of the Bailee Agreement as of the date hereof.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Bailee Agreement.

IN WITNESS WHEREOF, Seller has caused this Identification Certificate to be executed and delivered by its duly authorized officer as of the day and year first above written.

[SELLER]

By:
Name:
Title:

Exhibit A to Attachment 1

PURCHASED ASSET SCHEDULE

Attachment 2

FORM OF BAILEE’S TRUST RECEIPT AND CERTIFICATION

                           , 200

JPMORGAN CHASE BANK, N.A.

270 Park Avenue, 7th Floor

New York, New York 10017-2014

Attention:                                         Mr. Jeffrey Waller

Telephone:                                    (212) 834-9987

Telecopy:                                           (212) 834-6565

Re:                               Bailee Agreement, dated as of                                , 200_ (the “Bailee Agreement”) among [SELLER] (the “Seller”), JPMorgan Chase Bank, N.A. (the “Buyer”) and [   ] (the “Bailee”)

Ladies and Gentlemen:

In accordance with the provisions of Paragraph 3 of the above-referenced Bailee Agreement, the undersigned, as the Bailee, hereby certifies that as to each Purchased Asset described in the Purchased Asset Schedule (Exhibit A to Attachment 1), a copy of which is attached hereto, it has reviewed the Purchased Asset File and has determined that (i) all documents listed in Schedule A attached to the Bailee Agreement are in its possession and (ii) such documents have been reviewed by it and appear regular on their face and relate to such Purchased Asset, and (iii) based on its examination, the foregoing documents on their face satisfy the requirements set forth in Paragraph 2 of the Bailee Agreement.

The Bailee hereby confirms that it is holding each such Purchased Asset File as agent and bailee for the exclusive use and benefit of Buyer pursuant to the terms of the Bailee Agreement.

All initially capitalized terms used herein shall have the meanings ascribed to them in the above-referenced Bailee Agreement.

[ ], BAILEE

By:
Name:
Title:

EXHIBIT XI

FORM OF GUARANTEE AGREEMENT

GUARANTEE AGREEMENT

GUARANTEE AGREEMENT, dated as of October 26, 2006 (as amended, restated, supplemented, or otherwise modified from time to time, this “Guarantee”), made by DIVIDEND CAPITAL TOTAL REALTY TRUST, INC, a Maryland corporation having its principal place of business at 518 Seventeenth Street, 17th Floor, Denver, Colorado 80202 (“Guarantor”), in favor of the Buyer referred to below.

RECITALS

Pursuant to that certain Master Repurchase Agreement, dated as of October 26, 2006 (as amended, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), among JPMorgan Chase Bank, N.A. (as “Buyer”), DCTRT Securities Holdco LLC and TRT Lending LLC (each a “Seller” and collectively, the “Sellers”), Seller has agreed to sell, from time to time, to Buyer certain Senior Mortgage Loans, Accommodation Loans, Junior Interests, Mezzanine Loans, CMBS, Synthetic CMBS, and CRE CDO, each as defined in the Repurchase Agreement (collectively, the “Purchased Assets”), upon the terms and subject to the conditions as set forth therein.  Pursuant to the terms of that certain Custodial Agreement dated as of October 26, 2006 by and between LASALLE BANK NATIONAL ASSOCIATION (the “Custodian”), Buyer, and Seller (the “Custodial Agreement”), Custodian is required to take possession of the Purchased Assets, along with certain other documents specified in the Custodial Agreement, as the Custodian of Buyer and any future purchaser, on several delivery dates, in accordance with the terms and conditions of the Custodial Agreement.  The Repurchase Agreement, the Custodial Agreement, this Guarantee and any other agreements executed in connection with the Repurchase Agreement and the Custodial Agreement shall be referred to herein as the “Governing Agreements”.

It is a condition precedent to the purchasing by Buyer of the Purchased Assets pursuant to the Repurchase Agreement that Guarantor shall have executed and delivered this Guarantee with respect to the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following: (a) all payment obligations owing by Seller to Buyer under or in connection with the Repurchase Agreement and any other Governing Agreements; (b) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; (c) all expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by Buyer in the enforcement of any of the foregoing or any obligation of Guarantor hereunder; and (d) any other obligations of Seller with respect to Buyer under each of the Governing Agreements (collectively, the “Obligations”).

NOW, THEREFORE, in consideration of the foregoing premises, to induce Buyer to enter into the Repurchase Documents and to enter into the transactions contemplated thereunder, Guarantor hereby agree with Buyer, as follows:

1.                                       Defined Terms.  Unless otherwise defined herein, terms which are defined in the Repurchase Agreement and used herein are so used as so defined.

2.                                       Guarantee.  (a)  Guarantor hereby unconditionally and irrevocably guarantees to Buyer the prompt and complete payment and performance of the Obligations by Seller when due (whether at the stated maturity, by acceleration or otherwise), as the case may be, and agrees to indemnify and hold harmless Buyer from any and all claims, damages, losses, liabilities, costs and expenses that may be incurred by or asserted or awarded against Buyer, in each case relating to or arising out of the Obligations, as the case may be.

(b)                                 Guarantor further agrees to pay any and all reasonable expenses (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by Buyer in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, Guarantor under this Guarantee.  This Guarantee shall remain in full force and effect until the later of (i) the date upon which the Obligations are paid in full and (ii) the termination of the Repurchase Agreement, notwithstanding that from time to time prior thereto Seller may be free from any Obligations.

(c)                                  No payment or payments made by Seller or any other Person or received or collected by Buyer from Seller or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor hereunder which shall, notwithstanding any such payment or payments, remain liable for the amount of the Obligations until the Obligations are paid in full.

(d)                                 Guarantor agrees that whenever, at any time, or from time to time, Guarantor shall make any payment to Buyer on account of Guarantor’s liability hereunder, such Guarantor will notify Buyer in writing that such payment is made under this Guarantee for such purpose.

3.                                       Subrogation.  Upon making any payment hereunder, Guarantor shall be subrogated to the rights of Buyer against Seller and any collateral for any Obligations with respect to such payment; provided that Guarantor shall not seek to enforce any right or receive any payment by way of subrogation until all amounts due and payable by Seller to Buyer under the Repurchase Documents or any related documents have been paid in full; and further provided that such subrogation rights shall be subordinate in all respects to all amounts owing to Buyer under the Repurchase Documents.

4.                                       Amendments, etc. with Respect to the Obligations.  Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against such Guarantor, and without notice to or further assent by such Guarantor, any demand for payment of any of the Obligations made by Buyer may be rescinded by Buyer and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Buyer, and any Repurchase Document and any other document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as Buyer may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by Buyer for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.  Buyer shall have no obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto.  When making any demand hereunder against Guarantor, Buyer may, but shall be under no obligation to, make a similar demand on Seller or any other guarantor, and any failure by Buyer to make any such demand or to collect any payments from Seller or any such other guarantor or any release of Seller or such other guarantor shall not relieve Guarantor of its Obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Buyer against Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

5.                                       Guarantee Absolute and Unconditional.  (a)  Guarantor hereby agrees that its obligations under this Guarantee constitute a guarantee of payment when due and not of collection.  Guarantor waive any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by Buyer upon this Guarantee or acceptance of this Guarantee; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee; and all dealings between Seller or Guarantor, on the one hand, and Buyer, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.  Guarantor waives promptness, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Seller or the Guarantee with respect to the Obligations.  This Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity, regularity or enforceability of any agreement, any of the Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Buyer, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by Seller against Buyer, (iii) any requirement that Buyer exhaust any right to take any action against Seller or any other Person prior to or contemporaneously with proceeding to exercise any right against Guarantor under this Guarantee or (iv) any other circumstance whatsoever (with or without notice to or knowledge of Seller or Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of Seller for the Obligations or of Guarantor under this Guarantee, in bankruptcy or in any other instance.  When pursuing its rights and remedies hereunder against Guarantor, Buyer may, but shall be under no obligation, to pursue such rights and remedies that Buyer may have against Seller or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by Buyer to pursue such other rights or remedies or to collect any payments from Seller or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Seller or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Buyer against Guarantor.  This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each  Guarantor and its respective successors and assigns thereof, and shall inure to the benefit of Buyer, and its respective successors, endorsees, transferees and assigns, until all the Obligations and the obligations of Guarantor under this Guarantee shall have been satisfied by payment in full, notwithstanding that from time to time during the term of the Repurchase Documents Seller may be free from any Obligations.

(b)                                 Without limiting the generality of the foregoing, Guarantor hereby agrees, acknowledges, and represents and warrants to Buyer as follows:

(i)                                     Guarantor hereby waives any defense arising by reason of, and any and all right to assert against Buyer any claim or defense based upon, an election of remedies by Buyer which in any manner impairs, affects, reduces, releases, destroys and/or extinguishes such Guarantor’s subrogation rights, rights to proceed against Seller, or any other guarantor for reimbursement or contribution, and/or any other rights of such Guarantor to proceed against Seller against any other guarantor, or against any other person or security.

(ii)                                  Guarantor is presently informed of the financial condition of Seller and of all other circumstances which diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations.  Guarantor hereby covenants that it will make its own investigation and will continue to keep itself informed about Seller’s financial condition, the status of other guarantors, if any, of all other circumstances which bear upon the risk of nonpayment and that it will continue to rely upon sources other than Buyer for such information and will not rely upon Buyer for any such information.  Absent a written request for such information by Guarantor to Buyer, Guarantor hereby waives the right, if any, to require Buyer to disclose to Guarantor any information which Buyer may now or hereafter acquire concerning such condition or circumstances including, but not limited to, the release of or revocation by any other guarantor.

(iii)                               Guarantor has independently reviewed the Repurchase Documents and related agreements and has made an independent determination as to the validity and enforceability thereof, and in executing and delivering this Guarantee to Buyer, such Guarantor is not in any manner relying upon the validity, and/or enforceability, and/or attachment, and/or perfection of any liens or security interests of any kind or nature granted by Seller or any other guarantor to Buyer, now or at any time and from time to time in the future.

6.                                       Reinstatement.  This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by Buyer upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Seller or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Seller or any substantial part of Seller’s property, or otherwise, all as though such payments had not been made.

7.                                       Payments.  Guarantor hereby agrees that the Obligations will be paid to Buyer without set-off or counterclaim in U.S. Dollars at the address specified in writing by Buyer.

8.             Representations and Warranties.  Guarantor represents and warrants that:

(a)           Guarantor has the legal capacity and the legal right to execute and deliver this Guarantee and to perform Guarantor’s obligations hereunder;

(b)           no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or governmental authority and no consent of any other Person (including, without limitation, any creditor of Guarantor) is required in connection with the execution, delivery, performance, validity or enforceability of this Guarantee;

(c)           this Guarantee has been duly executed and delivered by Guarantor and constitutes a legal, valid and binding obligation of Guarantor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in proceedings in equity or at law);

(d)           the execution, delivery and performance of this Guarantee will not violate any law, treaty, rule or regulation or determination of an arbitrator, a court or other governmental authority, applicable to or binding upon Guarantor or any of its property or to which Guarantor or any of its property is subject (“Requirement of Law”), or any provision of any security issued by Guarantor or of any agreement, instrument or other undertaking to which Guarantor is a party or by which it or any of its property is bound (“Contractual Obligation”), and will not result in or require the creation or imposition of any lien on any of the properties or revenues of Guarantor pursuant to any Requirement of Law or Contractual Obligation of Guarantor;

(e)           no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Guarantor, threatened by or against Guarantor or against any of Guarantor’s properties or revenues with respect to this Guarantee or any of the transactions contemplated hereby; and

(f)            except as disclosed in writing to Buyer prior to the date hereof, Guarantor has filed or caused to be filed all tax returns which, to the knowledge of Guarantor, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against him or any of Guarantor’s property and all other taxes, fees or other charges imposed on him or any of Guarantor’s property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings); no tax lien has been filed, and, to the knowledge of Guarantor, no claim is being asserted, with respect to any such tax, fee or other charge.

Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by such Guarantor on the date of each Transaction under the Repurchase Agreement, on and as of such date of the Transaction, as though made hereunder on and as of such date.

9.             Severability.  Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.           Paragraph Headings.  The paragraph headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

11.           No Waiver; Cumulative Remedies.  Buyer shall not by any act (except by a written instrument pursuant to paragraph 13 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or event of default or in any breach of any of the terms and conditions hereof.  No failure to exercise, nor any delay in exercising, on the part of Buyer, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by Buyer of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Buyer would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

12.           Waivers and Amendments; Successors and Assigns; Governing Law.  None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by Guarantor and Buyer, provided that, subject to any limitations set forth in the Repurchase Agreement, any provision of this Guarantee may be waived by Buyer in a letter or agreement executed by Buyer or by telex or facsimile transmission from Buyer.  This Guarantee shall be binding upon the heirs, personal representatives, successors and assigns of Guarantor and shall inure to the benefit of Buyer, and their respective successors and assigns.  THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

13.           Notices.  Notices by Buyer to any Guarantor may be given by mail, or by telecopy transmission, addressed to such Guarantor at the address or transmission number set forth under its signature below and shall be effective (a) in the case of mail, five days after deposit in the postal system, first class certified mail and postage pre-paid, (b) one Business Day following timely delivery to a nationally recognized overnight courier service for next Business Day delivery and (c) in the case of telecopy transmissions, when sent, transmission electronically confirmed.

14.           SUBMISSION TO JURISDICTION; WAIVERS.  GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A)          SUBMITS FOR GUARANTOR AND GUARANTOR’S PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTEE AND THE OTHER LOAN DOCUMENTS TO WHICH GUARANTOR IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE

SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(B)           CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT GUARANTOR MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(C)           AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO GUARANTOR AT GUARANTOR’S ADDRESS SET FORTH UNDER GUARANTOR’S SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH BUYER SHALL HAVE BEEN NOTIFIED; AND

(D)          AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

15.           Integration.  This Guarantee represents the agreement of Guarantor with respect to the subject matter hereof and there are no promises or representations by Buyer relative to the subject matter hereof not reflected herein.

16.           Acknowledgments.  Guarantor hereby acknowledges that:

(a)           Guarantor has been advised by counsel in the negotiation, execution and delivery of this Guarantee and the related documents;

(b)           Buyer has no fiduciary relationship to Guarantor, and the relationship between Buyer and Guarantor is solely that of surety and creditor; and

(c)           no joint venture exists between or among any of Buyer, Guarantor and Seller.

17.           WAIVERS OF JURY TRIAL.  GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTEE OR ANY RELATED DOCUMENT AND FOR ANY COUNTERCLAIM HEREIN OR THEREIN.

[SIGNATURES COMMENCE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned has caused this Guarantee Agreement to be duly executed and delivered as of the date first above written.

DIVIDEND CAPITAL TOTAL REALTY TRUST, INC, a Maryland corporation

By:
Name:
Title:

Address for Notices: 518 Seventeenth Street, 17th Floor, Denver, Colorado 80202

Telephone: [ ]
Telecopy: [ ]
Attention: [ ]

EXHIBIT XII

FORM OF MARGIN DEFICIT NOTICE

[DATE]/[TIME]

VIA ELECTRONIC TRANSMISSION

[SELLER]
Attention:

Re:          Master Repurchase Agreement, dated as of October 26, 2006 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase Agreement) by and among JPMorgan Chase Bank, N.A. (“Buyer”), DCTRT Securities Holdco LLC a Delaware limited liability company and TRT Lending LLC (each, a “Seller”).

Pursuant to Article 4(a) of the Master Repurchase Agreement, Buyer hereby notifies Seller of the existence of a Margin Deficit as of the date hereof as follows:

[Repurchase Price for specific Purchased Asset:	$
Asset Value of such Purchased Asset:	$
MARGIN DEFICIT:	$	]
[Aggregate Repurchase Price of all Purchased Assets:	$
Maximum Amount:	$

MARGIN DEFICIT:	$	]

SELLER IS REQUIRED TO CURE THE MARGIN DEFICIT SPECIFIED ABOVE IN ACCORDANCE WITH THE MASTER REPURCHASE AGREEMENT AND WITHIN THE TIME PERIOD SPECIFIED ARTICLE 4(a) THEREOF.

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

EXHIBIT XIII

UCC FILING JURISDICTIONS

1.  Delaware

2.  Maryland

EXHIBIT XIV

FORM OF OPINION(S)

[See Tab [   ]].

EXHIBIT XV

ADDITIONAL ELIGIBLE COLLATERAL

	ADDITIONAL ELIGIBLE COLLATERAL	REMAINING MATURITY FROM THE VALUATION DATE	VALUATION PERCENTAGE
(1)	US-CASH	Not applicable	100%

(2)	US-TBILL, US-TNOTE, US-TBOND, US-TIPS	Less than 1 year	99%
		Between 1 and 5 years	98%
		Between 5 and 10 years	97%
		Between 10 and 30 years	95%

(3)	US-STRIP	All maturities	90%

(4)	US-GNMA, US-FNMA, US- FHLMC, US-NCAD, US- NCADN	Less than 1 year	99%
		Between 1 and 5 years	97%
		Between 5 and 10 years	96%
		Between 10 and 30 years	94%

(5)	US-GNMAMBS, US- FNMAMBS, US-FHLMCMBS	Not applicable	94%

Definitions. As used in this Exhibit XV, the following definitions are specified below:

US-CASH - United States of America Dollar (USD) Cash.  The lawful currency of the United States of America.

US-TBILL - US Treasury Bills.  Negotiable debt obligations issued pursuant to USC Title 31, Chapter 31, Section 3104 by the Department of the Treasury backed by the credit of the United States of America, having a maturity at issuance of no greater than 1 year.

US-TNOTE - US Treasury Notes.  Negotiable debt obligations issued pursuant to USC Title 31, Chapter 31, Section 3103 by the Department of the Treasury backed by the credit of the United States of America, having a maturity at issuance of at least 1 year but less than 10 years.

US-TBOND - US Treasury Bonds.  Negotiable debt obligations issued pursuant to USC Title 31, Chapter 31, Section 3102 by the Department of the Treasury backed by the credit of the United States of America.

US-TIPS - US Treasury Inflation Protected Issues (TIPS).  Securities issued by the Department of the Treasury backed by the credit of the United States of America where the principal is changed based on changes of the consumer price index.

US-STRIP - US Treasury Strips.  Securities issued by the Department of the Treasury backed by the credit of the United States of America that represent either interest components or principal components stripped from underlying US treasury obligations under the program of the Department of the Treasury called “Separate Trading of Registered Interest and Principal Securities”.

US-GNMA - Callable Agency Debt of the Government National Mortgage Association (“GNMA”).  Fixed-rate, callable, non-amortizing U.S. Dollar denominated debt securities; in book entry form issued by GNMA the full and timely payment of principal and interest of which is guaranteed by the U.S. Government.

US-FNMA - Callable Agency Debt of the  Federal National Mortgage Association (“FNMA”).  Fixed-rate, callable, non-amortizing U.S. Dollar denominated senior debt securities in book entry form issued by FNMA.

US-FHLMC - Callable Agency Debt of the Federal Home Loan Mortgage Corporation (“FHLMC”).  Fixed-rate, callable, non-amortizing U.S. Dollar denominated senior debt securities in book entry form issued by FHLMC.

US-NCAD - Non-Callable Agency Debt of Various Issuers.  Fixed-rate, non-callable, non-amortizing U.S. Dollar denominated senior debt securities of fixed maturity in book entry form issued by GNMA, FNMA or FHLMC.

US-NCADN - Non-Callable Agency Discount Notes of Various Issuers.  Non-callable U.S. Dollar denominated discount notes sold at a discount from their principal amount payable at maturity with an original maturity of 360 days or less in book entry form and issued by GNMA, FNMA or FHLMC.

US-GNMAMBS - Government National Mortgage Association Certificates - Mortgage Backed Securities.  Single-class fully modified pass-through certificates (GNMA Certificates) in book-entry form backed by single-family residential mortgage loans, the full and timely payment of principal and interest of which is guaranteed by the Government National Mortgage Association (excluding REMIC) or other multi-class pass-through certificates, collateralized mortgage obligations, pass-through certificates backed by adjustable rate mortgages, securities paying interest or principal only and derivatives and similar derivatives securities).

US-FNMAMBS - Federal National Mortgage Association Certificates - Mortgage Backed Securities.  Single-class fully modified pass-through certificates (FNMA Certificates) in book-entry form backed by single-family residential mortgage loans, the full and timely payment of principal and interest of which is guaranteed by the Federal National Mortgage Association (excluding REMIC) or other multi-class pass-through certificates, collateralized mortgage obligations, pass-through certificates backed by adjustable rate mortgages, securities paying interest or principal only and derivatives and similar derivatives securities).

US-FHLMCMBS - Federal Home Loan Mortgage Corporation Certificates - Mortgage Backed Securities.  Single-class mortgage participation certificates (FHLMC Certificates) in book-entry form backed by single-family residential mortgage loans, the full and timely payment of principal and interest of which is guaranteed by the Federal Home Loan Mortgage Corporation (excluding REMIC) or other multi-class pass-through certificates, collateralized mortgage obligations, pass through certificates backed by adjustable rate mortgages, securities paying interest or principal only and derivatives and similar derivatives securities).

EXHIBIT XVI

FORM OF SERVICER NOTICE

[DATE]

[SERVICER], as Special Servicer
[ADDRESS]
Attention:

Re:          Master Repurchase Agreement, dated as of October 26, 2006 by and between JPMorgan Chase Bank, N.A. (“Buyer”), DCTRT Securities Holdco LLC and TRT Lending LLC (each, a “Seller”) (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”); (capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase Agreement).

Ladies and Gentlemen:

[SERVICER] (the “Servicer”) is servicing certain mortgage assets for Seller pursuant to one or more Servicing Agreements between Servicer and Seller (the “Purchased Assets”).  Pursuant to the Master Repurchase Agreement, Servicer is hereby notified that Seller has granted a security interest to Buyer in the Purchased Assets which are serviced by Servicer.

Servicer shall segregate all amounts collected on account of the Purchased Assets sold to Buyer under the Master Repurchase Agreement, hold them in trust for the sole and exclusive benefit of Buyer, and remit such collections to the following account which has been established at LASALLE BANK NATIONAL ASSOCIATION, ABA# 071000505, Account # 724178.1, (the “Cash Management Account”).  Servicer acknowledges that the Cash Management Account is held for the benefit of Buyer pursuant to the Control Agreement, dated as of October 26, 2006, by and between Seller, Buyer and LASALLE BANK NATIONAL ASSOCIATION.  Upon receipt of a notice of Event of Default from Buyer, Servicer shall follow the instructions of Buyer with respect to the Purchased Assets, and shall deliver to Buyer any information with respect to the Purchased Assets reasonably requested by Buyer.

Servicer hereby agrees that, notwithstanding any provision to the contrary in any Servicing Agreement which exists between Servicer and Seller in respect of any Purchased Asset, (i) Servicer is servicing the Purchased Assets for the joint benefit of Seller and Buyer, (ii)  Buyer is expressly intended to be a third-party beneficiary under each Servicing Agreement and (iii) Buyer may, at any time after the occurrence of an Event of Default, terminate any such Servicing Agreement immediately upon the delivery of written notice thereof to Servicer and/or in any event transfer servicing to Buyer’s designee, at no cost or expense to Buyer, it being agreed that Seller will pay any and all fees required to terminate any Servicing Agreement and to effectuate the transfer of servicing to the designee of Buyer.

Notwithstanding any contrary information or direction which may be delivered to Servicer by Seller, Servicer may conclusively rely on any information, direction or notice of an Event of Default delivered by Buyer, and Seller shall indemnify and hold Servicer harmless for any and all claims asserted against Servicer for any actions taken in good faith by Servicer in connection with the delivery of such information or notice of Event of Default.

No provision of this letter may be amended, countermanded or otherwise modified without the prior written consent of Buyer.  Buyer is an intended third party beneficiary of this letter.

Please acknowledge receipt and your agreement to the terms of this instruction letter by signing in the signature block below and forwarding an executed copy to Buyer promptly upon receipt.  Any notices to Buyer should be delivered to the following address: 270 Park Avenue, 7th Floor, New York, NY 10017-2014  Attn: Jeffrey Waller, Telephone: (212) 834-9987, Fax:  (212) 834-6565.

Very truly yours,

[SERVICER]

By:
Name:
Title:

ACKNOWLEDGED AND AGREED TO:

[SELLER]

By:
Name:
Title:

EXHIBIT XVII

FORM OF RELEASE LETTER

[Date]

JPMorgan Chase Bank, N.A.
270 Park Avenue, 7th Floor
New York, New York 100017-2014

Attention:              Mr. Jeffrey Waller

Re:          Master Repurchase Agreement, dated as of October 26, 2006 by and between JPMorgan Chase Bank, N.A. (“Buyer”), DCTRT Securities Holdco LLC and TRT Lending LLC (each, a “Seller”) (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”); (capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase Agreement).

Ladies and Gentlemen:

With respect to the Purchased Assets described in the attached Schedule A (the “Purchased Assets”) (a) we hereby certify to you that the Purchased Assets are not subject to a lien of any third party and (b) we hereby release all right, interest or claim of any kind with respect to such Purchased Assets, such release to be effective automatically without further action by any party upon payment by Buyer of the amount of the Purchase Price contemplated under the Master Repurchase Agreement (calculated in accordance with the terms thereof) in accordance with the wiring instructions set forth in the Master Repurchase Agreement.

Very truly yours,

[SERVICER]

By:
Name:
Title:

Schedule A

[List of Purchased Asset Documents]

EXHIBIT XVIII

[Intentionally omitted.]

EXHIBIT XIX

FORM OF COVENANT COMPLIANCE CERTIFICATE

[    ] [  ], 200[  ]

JPMorgan Chase Bank, N.A.
270 Park Avenue, 7th Floor
New York, New York 10017-2014
Attention:  Kunal K. Singh

This Compliance Certificate is furnished pursuant to that certain Master Repurchase Agreement, dated as of October 26, 2006 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”) by and among JPMorgan Chase Bank, N.A., (“Buyer”) and DCTRT Securities Holdco LLC and TRT Lending LLC (each, a “Seller”).  Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the respective meanings ascribed thereto in the Master Repurchase Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.     I am a duly elected Responsible Officer of the Seller.

2.     All of the financial statements, calculations and other information set forth in this Compliance Certificate, including, without limitation, in any exhibit or other attachment hereto, are true, complete and correct as of the date hereof.

3.     I have reviewed the terms of the Master Repurchase Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and financial condition of the Seller during the accounting period covered by the financial statements attached (or most recently delivered to Buyer if none are attached).

4.     Attached as Exhibit 1 hereto are the calculations demonstrating that, after giving effect to any pending Transactions requested to be entered into, no Margin Deficit shall then exist.

5.     To the best of my knowledge, as of the date hereof, and since the date of the certificate most recently delivered pursuant to Article 12(j), Seller has observed or performed all of its covenants and other agreements in all material respects, and satisfied in all material respects, every condition, contained in the Master Repurchase Agreement and the related documents to be observed, performed or satisfied by it.

6.     The examinations described in Paragraph 3 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of

Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate (including after giving effect to any pending Transactions requested to be entered into), except as set forth below.

7.     To the best of my knowledge, as of the date hereof, the representations and warranties made by Seller in Article 10 of the Master Repurchase Agreement are true, correct and complete in all material respects with the same force and effect as if made on and as of the date hereof.

8.     To the best of my knowledge, no condition or event that constitutes a “Termination Event”, “Event of Default”, “Potential Event of Default” or any similar event by Seller, however denominated, has occurred or is continuing under any Hedging Transaction.

9.     Attached as Exhibit 2 hereto is a description of all interests of Affiliates of each Seller in any Underlying Mortgaged Property (including without limitation, any lien, encumbrance or other debt or equity position or other interest in the Underlying Mortgaged Property that is senior or junior to, or pari passu with, a Mortgage Asset in right of payment or priority).

10.   Attached as Exhibit 3 hereto are the financial statements required to be delivered pursuant to Article 12 of the Master Repurchase Agreement (or, if none are required to be delivered as of the date of this Compliance Certificate, the financial statements most recently delivered pursuant to Article 12 of the Master Repurchase Agreement), which financial statements, to the best of my knowledge after due inquiry, fairly and accurately present in all material respects, the financial condition and operations of the Seller as of the date or with respect to the period therein specified, determined in accordance with the requirements set forth in Article 12.

11.   Attached as Exhibit 4 hereto are the calculations demonstrating compliance with the financial covenants set forth in Article 11 of the Master Repurchase Agreement.

To the best of my knowledge, the Seller has, during the period since the delivery of the immediately preceding Compliance Certificate, observed or performed all of its covenants and other agreements in all material respects, and satisfied in all material respects every condition, contained in the Master Repurchase Agreement and the related documents to be observed, performed or satisfied by it, and I have no knowledge of the occurrence during such period, or present existence, of any condition or event which constitutes an Event of Default or Default (including after giving effect to any pending Transactions requested to be entered into), except as set forth below.

Described below are the exceptions, if any, to paragraph 10, listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Parent or any Seller has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the financial statements, updates, reports, materials, calculations and other information set forth in any exhibit or other attachment hereto, or otherwise covered by this Compliance Certificate, are made and delivered this [  ] day of [    ], 200[  ].

Name:
Title:

EXHIBIT XX

Control Agreement

[See Tab [  ]].

EXHIBIT XXI

Form of Custodial Agreement

[See Tab [  ]].